   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1998



                                                      REGISTRATION NO. 333-61041

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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                               ------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                            STEEL HEDDLE GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                          (STATE OR OTHER JURISDICTION
                       OF INCORPORATION OR ORGANIZATION)

                                      3552
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)
                                   57-1067030
                                (I.R.S. EMPLOYER
                             IDENTIFICATION NUMBER)

                              1801 RUTHERFORD ROAD
                              GREENVILLE, SC 29607
                           TELEPHONE: (864) 244-4110
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------

                                JERRY B. MILLER
                              1801 RUTHERFORD ROAD
                              GREENVILLE, SC 29607
                            TELEPHONE: (864)244-4110
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                    Copy to:

                              JACK M. FEDER, ESQ.
                                KIRKLAND & ELLIS
                             655 15TH STREET, N.W.
                             WASHINGTON, D.C. 20005
                           TELEPHONE: (202) 879-5100
                               ------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________

                               ------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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PROSPECTUS       SUBJECT TO COMPLETION DATED SEPTEMBER 30, 1998

                                  $29,250,000
                                                                            LOGO
                            STEEL HEDDLE GROUP, INC.

             OFFER TO EXCHANGE ITS 13 3/4% SERIES B SENIOR DISCOUNT
                   DEBENTURES DUE 2009 FOR ANY AND ALL OF ITS
        OUTSTANDING 13 3/4% SERIES A SENIOR DISCOUNT DEBENTURES DUE 2009

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                     ON            , 1998, UNLESS EXTENDED

   Steel Heddle Group, Inc., a Delaware corporation ("SH Group"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 13 3/4% Series B Senior Discount Debentures due 2009 (the "New Debentures"), registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 13 3/4% Series A Senior Discount Debentures due 2009 (the "Old Debentures"), of which $29,250,000 principal amount at maturity is outstanding on the date hereof. The form and terms of the New Debentures are the same as the form and terms of the Old Debentures (which they replace) except that the New Debentures will bear a Series B designation and will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions relating to an increase in the interest rate which were included in the terms of the Old Debentures in certain circumstances relating to the timing of the Exchange Offer. The New Debentures will evidence the same debt as the Old Debentures (which they replace) and will be issued under and be entitled to the benefits of the Indenture (the "Indenture") dated as of May 26, 1998 among SH Group and United States Trust Company of New York, as trustee, governing the Old Debentures. See "The Exchange Offer" and "Description of Debentures."

   The New Debentures will mature on June 1, 2009. The New Debentures will accrete at a rate of 13 3/4%, compounded semi-annually, to an aggregate principal amount at maturity of $29.25 million on June 1, 2003. Cash interest will not accrue on the New Debentures prior to June 1, 2003. Commencing on December 1, 2003, cash interest on the New Debentures will be payable, at a rate of 13 3/4% per annum, semi-annually in arrears on each June 1, and December 1. See "Description of Debentures."

   The New Debentures will be redeemable at the option of SH Group, in whole or in part, at any time on or after June 1, 2003 in cash at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon to the date of redemption. In addition, at any time prior to June 1, 2001, SH Group may, at its option, on any one or more occasions, redeem up to 35% of the aggregate principal amount at maturity of the New Debentures originally issued at a redemption price equal to 113.750% of the Accreted Value (as defined herein) thereof, with the Net Cash Proceeds (as defined herein) received by SH Group of one or more Equity Offerings (as defined herein); provided that, in each case, at least 65% of the aggregate principal amount at maturity of the New Debentures originally issued will remain outstanding immediately following each such redemption. Upon the occurrence of a Change of Control (as defined herein), each holder of New Debentures will have the right to require SH Group to repurchase the New Debentures at a price in cash equal to 101% of the Accreted Value thereof in the case of any such purchase prior to June 1, 2003 or 101% of the aggregate principal amount at maturity thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase in the case of any such purchase on or after June 1, 2003. See "Description of Debentures."


   The New Debentures will be senior obligations of SH Group. The New Debentures will rank pari passu in right of payment to all future senior indebtedness of SH Group and will rank senior in right of payment to all subordinated indebtedness of SH Group. The New Debentures will be effectively subordinated to all liabilities of SH Group's subsidiaries. As of June 27, 1998, SH Group had outstanding $15.2 million of Indebtedness (as defined herein) consisting solely of the Old Debentures, which would rank pari passu with the New Debentures, and SH Group's subsidiaries had $165.5 million of liabilities outstanding, including Indebtedness under the Old Notes (as defined herein) and the New Credit Agreement and including trade payables and other accrued liabilities.


   Concurrently with the Exchange Offer, Steel Heddle Mfg. Co. (the "Company"), the wholly-owned subsidiary of SH Group, is offering to exchange pursuant to a separate prospectus $100.0 million aggregate principal amount of its Series B 10 5/8% Senior Subordinated Notes due 2008 (the "New Notes") for each $1,000 principal amount of its outstanding Series A 10 5/8% Senior Subordinated Notes due 2008 ("Old Notes" and together with the New Notes, the "Notes").

   SH Group will accept for exchange any and all Old Debentures validly tendered
and not withdrawn prior to 5:00 p.m., New York City time, on        , 1998,
unless extended by SH Group in its sole discretion (the "Expiration Date"). Tenders of Old Debentures may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Old Debentures were issued on May 26, 1998 to the Initial Purchaser (as defined herein) in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act. The Initial Purchaser subsequently placed the Old Debentures with qualified institutional buyers in reliance upon Rule 144A under the Securities Act. Accordingly, the Old Debentures may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Debentures are being offered hereunder in order to satisfy the obligations of SH Group under the Registration Rights Agreement (as defined herein) entered into by SH Group in connection with the original transfer of the Old Debentures to the Initial Purchaser. See "The Exchange Offer."

   The proceeds from the issuance and sale of the Old Debentures and the Common Equity Contribution (as defined herein), together with the net proceeds of the issuance of the Old Debentures and borrowings under the New Credit Agreement (as defined herein) by the Company were used by SH Group to (i) pay the aggregate purchase price payable to certain affiliates of Butler Capital Corporation and certain other stockholders (collectively, the "Sellers") for the acquisition (the "Acquisition") of the capital stock of SH Holdings Corp. ("Old Holdings"),
(ii) repay existing indebtedness of Old Holdings and (iii) pay related fees and expenses. See "Acquisition Transactions."

   Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, SH Group believes the New Debentures issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of SH Group within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Debentures are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of New Debentures. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "The Exchange Offer--Resale of the New Debentures." Each broker-dealer (a "Participating Broker-Dealer") that receives New Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Debentures received in exchange for Old Debentures where such Old Debentures were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. SH Group has agreed that, for a period of one year after the thirtieth business day following the Expiration Date (or such shorter period as will terminate when all of the Old Debentures offered hereby for exchange have been sold), it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

   Holders of Old Debentures not tendered and accepted in the Exchange Offer will continue to hold such Old Debentures and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. SH Group will pay all the expenses incurred by it incident to the Exchange Offer. See "The Exchange Offer."

   There has not previously been any public market for the Old Debentures or the New Debentures. SH Group does not intend to list the New Debentures on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Debentures will develop. See "Risk Factors -- Lack of a Public Market for the Debentures." Moreover, to the extent that Old Debentures are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Debentures could be adversely affected.

   SEE "RISK FACTORS," BEGINNING ON PAGE        , FOR A DISCUSSION OF CERTAIN
FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD DEBENTURES IN THE EXCHANGE OFFER.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is           , 1998.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             AVAILABLE INFORMATION

     SH Group has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Debentures being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Regional Offices of the Commission at 75 Park Place, New York, New York 10007 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including SH Group.

     As a result of the filing of the Exchange Offer Registration Statement with the Commission, SH Group will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. The obligation of SH Group to file periodic reports and other information with the Commission will be suspended if the New Debentures are held of record by fewer than 300 holders as of the beginning of any fiscal year of SH Group other than the fiscal year in which the Exchange Offer Registration Statement is declared effective. SH Group will nevertheless be required to continue to file reports with the Commission if the New Debentures are listed on a national securities exchange. In the event SH Group ceases to be subject to the informational requirements of the Exchange Act, SH Group will be required under the Indenture to continue to file with the Commission the annual and quarterly reports, information, documents or other reports, including, without limitation, reports on Forms 10-K, 10-Q and 8-K, which would be required pursuant to the informational requirements of the Exchange Act. Under the Indenture, SH Group shall file with the Trustee annual, quarterly and other reports within fifteen days after it files such reports with the Commission. Further, to the extent that annual, quarterly or other financial reports are furnished by SH Group to shareholders generally it will mail such reports to holders of New Debentures. SH Group will furnish annual and quarterly financial reports to shareholders of SH Group and will mail such reports to holders of New Debentures pursuant to the Indenture, thus holders of New Debentures will receive financial reports every quarter. Annual reports delivered to the Trustee and the holders of New Debentures will contain financial information that has been examined and reported upon, with an opinion expressed by an independent public or certified public accountant. SH Group will also furnish such other reports as may be required by law.

     The New Debentures will be available initially only in book-entry form. SH Group expects that the New Debentures issued pursuant to the Exchange Offer will be issued in the form of Global Debentures (as defined herein) that will be deposited with, or on behalf of, DTC and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in such Debentures will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. Beneficial interests in the New Debentures issued pursuant to Regulation S may be held only through Euroclear (as defined herein) or CEDEL (as defined herein). See "Description of Debentures-Book-Entry; Delivery; Form and Transfer."

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS


     This Prospectus including the "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections, contains forward-looking statements that can be identified by the use of forward-looking terminology, such as "may," "intend," "will," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. In particular, any statement, express or implied, concerning future operating results or the ability to generate revenues, income or cash flow to service the New Debentures are forward-looking statements. Although SH Group believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. All forward-looking statements are expressly qualified by such cautionary statements.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY DEBENTURES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

     The terms "SH(R)", "Duralite(R)", "Draw-O(R)" and "Jet Eye(R)" are trademarks of the Company. All other trademarks, service marks or trade names referred to in this Prospectus are the property of their respective owners.

     Market data used throughout this Prospectus were obtained from internal Company surveys, industry publications or other publicly available information. Although the SH Group believes that such sources are reliable, the accuracy and completeness of such information is not guaranteed and has not been independently verified.

                      [This page intentionally left blank]

                                    SUMMARY

     The following is a summary of certain information contained herein and is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the consolidated financial statements and notes thereto, included elsewhere in this Prospectus. Unless the context indicates otherwise, all references to the "Company" or "Steel Heddle" shall mean Steel Heddle Mfg. Co. and its consolidated subsidiaries. References to the Company's "fiscal year" are to the 52-week or 53-week period ending on the Saturday closest to December 31 of each year.

                                  THE COMPANY


     The Company, founded in 1898, is one of the world's leading manufacturers of precision textile loom accessories. The Company designs, manufactures and markets virtually all of the loom accessories necessary to operate a commercial weaving loom, including heddles, dropwires, harness frames, reeds and shuttles and bobbins, which are used to hold or guide individual yarns during the weaving process. Textile loom accessories are highly engineered and often customized products which require a high degree of precision to ensure a uniform weave and to achieve desired fabric patterns while being able to withstand the stresses of modern, high-speed weaving looms. While technology and performance specifications vary, all commercial weaving looms require these accessories. Because loom manufacturers do not produce these accessories, all woven fabric producers must purchase textile loom accessories from third-party suppliers. In addition to textile loom accessories, the Company manufactures precision rolled, heat treated, bare and tinned flat wire used in the electronics, automotive, solar power and other industries.



     The Company has achieved operating income margins exceeding 14% in each of the last ten years. Beginning in 1995 and continuing through 1996, the Company implemented a profitability-enhancing cost-reduction program. This program contributed to an increase in operating income margin to 23.1% in 1997 on net sales of $73.0 million.



     As the only North American manufacturer of heddles, frames and shuttles, and one of only three North American manufacturers of reeds, Steel Heddle is a critical supplier to virtually all North American textile weaving mills, including such companies as WestPoint Stevens, Inc., Milliken & Co. and Burlington Industries, Inc., many of which have been customers for decades. In North America, management estimates that the Company holds substantial market shares in all of its major product lines and estimates that it supplies over 80% of the market for heddles, dropwires and harness frames, over 50% of reeds and over 90% of the market for shuttles and bobbins. Although international markets such as Europe and Asia have different competitive dynamics than the North American market, the Company also has a strong presence in many international markets in which it perceives the opportunity for profitable growth. International sales accounted for approximately 21.9%, 23.6%, 22.0% and 19.2% of the Company's net sales in 1995, 1996, 1997 and the first six months of 1998, respectively.


     Textile loom accessories have represented a steady source of revenue and cash flow because these parts require frequent replacement due to wear and changes in production runs. Approximately 75% of the Company's net sales were derived from the sale of replacement parts in 1997. The Company estimates that more than 90% of all looms installed in North America are delivered "unaccessorized," with the accessories being designed and supplied by a third-party supplier such as Steel Heddle. Once the Company has outfitted new looms with its accessories, its has generally been able to continue to supply replacement parts for the life of the loom. The Company believes it has achieved its leading position in the industry primarily because of its willingness and ability to work closely with its customers, both before and after the installation of new looms, to design the appropriate accessories to meet specific manufacturing needs and then continue to meet those needs on an ongoing basis.

     In addition to its textile loom accessories business, the Company converts round rod to flat wire through a rolling process which results in a flat wire with a round edge. Originally developed to satisfy in-house heddle manufacturing needs, the Company recognized that its ability to produce these products to extremely tight tolerances could be tailored to meet similar needs in other industries and began to pursue outside sales.

Because these rolled products are custom-made for specific applications, they have historically commanded attractive margins. The Company's rolled products can be found in a variety of other industries, including electronics, automotive and solar power. Among the end-use applications for the Company's products are notebook computers, cellular telephones, electronic control devices and automotive applications such as control mechanisms for air bags, turn signals and cruise controls. Major customers include Kemet Corporation, Parlex Corporation, AMP Incorporated and Siemens Corporation. Rolled products generated approximately $9.0 million in net sales in 1997.


     The Company's headquarters are located at 1801 Rutherford Road, Greenville, S.C. 29607, and its telephone number is (864) 244-4110.


                        LOOM ACCESSORY INDUSTRY OVERVIEW


     The textile industry is comprised of several subsectors: (i) apparel production (consisting primarily of "cut and sew" business), (ii) synthetic and natural yarn production, (iii) knitted fabric and (iv) woven fabric production. Woven fabric production is the focus of the Company's customers. The end users of weaving looms and weaving loom accessories are textile mills which utilize looms to produce woven fabric. The U.S. weaving market is estimated at approximately $19.5 billion and accounted for approximately 16.4 billion square yards of fabric in 1997. This output has remained relatively stable since 1986, varying between 15.2 billion and 16.6 billion square yards annually.



     The U.S. textile industry experienced a significant restructuring during the 1980s and early 1990s. Annual capital expenditures by woven fabric mills, while subject to fluctuations in the demand for woven fabric, have risen in the 1990s, from approximately $550 million in 1991 to approximately $850 million in 1996. In order to maintain their competitive position in the world markets, U.S. textile mills are expected to continue to invest heavily in faster, newer generations of loom technology. With modern equipment and increased automation, labor cost differentials are not a significant factor in the competitiveness of U.S. producers. In addition, the advantages of producing in the U.S., one of the world's largest end-markets, have increased with manufacturers' demands for rapid response times and retailers' desire to reduce inventories.


     The U.S. installed textile loom base has shifted away from older-technology shuttle looms towards faster, shuttleless looms such as air-jet and water-jet looms. This trend benefits the Company in two ways. Higher weaving speeds lead to faster wear of loom accessories, driving an increase in unit demand for replacement parts. In addition, faster looms require a higher degree of precision and performance from accessories, increasing the dollar value of accessories sold per loom and the demand for the higher-priced, quality accessories for which Steel Heddle is known.

                        LOOM ACCESSORY PRODUCT OVERVIEW

     Heddles and Dropwires. Heddles are flat, specially-designed, stamped parts manufactured to precise tolerances (as tight as two thousandths of an inch) from high-performance steel. Heddles are designed to guide and hold individual yarns during high-speed weaving. Dropwires are precision-made plated-carbon steel or stainless steel stamped parts specially engineered to trigger a loom shutdown in the event of broken yarn. The Company estimates that 50% to 60% of heddles and dropwires are made to order, and approximately 75% of the Company's net sales of heddles and dropwires are derived from replacement sales. Heddles and dropwires accounted for approximately 37.9% of the Company's 1997 net sales.

     Harness Frames. Harness frames are specialized carriages constructed from special aluminum alloys and composite materials which raise and lower heddles during the weaving process, creating a woven fabric pattern. As modern, high-performance looms operate at 650 to 1,000 picks per minute (two to four times faster than older technology), harness frames must withstand the tremendous stress from continuous acceleration and deceleration without buckling or breaking. The Company estimates that 90% of harness frames are made to order and approximately 65% of harness frame revenue results from replacement sales. Harness frames accounted for approximately 20.6% of the Company's 1997 net sales.

     Reeds. Reeds are precision-made, comb-like devices used to evenly space yarn on the loom. Individual, specially designed, flat wire spacers called "dents" are assembled in a reed to yield a particular fabric pattern or style. Reed production requires exacting manufacturing processes as absolutely smooth, straight and precisely spaced dents are critical to the production of quality woven fabric. Reeds must be replaced each time a loom is used to weave a new fabric pattern. Virtually all reeds are made to order and replacement sales accounted for approximately 90% of reed net sales. Reeds accounted for approximately 24.6% of the Company's 1997 net sales.

     Shuttles and Bobbins. Shuttles, used in older, slower looms, are specially fabricated from composite materials to carry "pick" or "filling" yarns across the loom as the main yarn or "warp" yarn is pulled through the reed. Bobbins are cylindrical wooden yarn carriers held by the shuttle. Shuttles and bobbins are exclusively made to order. All shuttle and bobbin sales are made as replacements. Shuttles and bobbins accounted for approximately 3.5% of the Company's 1997 net sales.


                                THE ACQUISITION



ORGANIZATIONAL CHARTS BEFORE AND AFTER THE ACQUISITION AND THE MERGERS



     The following charts present in simplified form the organizational structure of the Company before the Acquisition and the Mergers and after the Acquisition and the Mergers. The transactions are described in greater detail after the charts.

                    BEFORE THE ACQUISITION AND THE MERGERS

Fair and accurate description of Flow Chart on pages 4 and 5:

     [Pursuant to a stock purchase agreement dated May 1, 1998 (the "Stock Purchase Agreement"), SH Group, a corporation formed by American Industrial Partners Capital Fund II, L.P. (together with its affiliates, "AIP") in contemplation of the Acquisition, acquired all of the issued and outstanding capital stock of Old Holdings, in a purchase accounting transaction, from certain affiliates of Butler Capital Corporation and certain other stockholders for an aggregate purchase price (including the repayment of outstanding indebtedness of the Company and transaction expenses of approximately $8.6 million) of approximately $175.2 million. Immediately after the consummation of the Acquisition, (i) SH Intermediate Corp. was merged with and into the Company ("Merger I"), (ii) Old Holdings was merged with and into the Company ("Merger II") and (iii) Merger Sub was merged with and into the Company ("Merger III" and, together with Merger I and Merger II, the "Mergers"). After each Merger, the Company remained as the surviving corporation. The Company is a direct, wholly owned subsidiary of SH Group, and SH Group is controlled by AIP.]

                    AFTER THE ACQUISITION AND THE MERGERS

Fair and accurate description of Flow Chart on pages 4 and 5:

   [Pursuant to a stock purchase agreement dated May 1, 1998 (the "Stock Purchase Agreement"), SH Group, a corporation formed by American Industrial Partners Capital Fund II, L.P. (together with its affiliates, "AIP") in contemplation of the Acquisition, acquired all of the issued and outstanding capital stock of Old Holdings, in a purchase accounting transaction, from certain affiliates of Butler Capital Corporation and certain other stockholders for an aggregate purchase price (including the repayment of outstanding indebtedness of the Company and transaction expenses of approximately $8.6 million) of approximately $175.2 million. Immediately after the consummation of the Acquisition, (i) SH Intermediate Corp. was merged with and into the Company ("Merger I"), (ii) Old Holdings was merged with and into the Company ("Merger II") and (iii) Merger Sub was merged with and into the Company ("Merger III" and, together with Merger I and Merger II, the "Mergers"). After each Merger, the Company remained as the surviving corporation. The Company is a direct, wholly owned subsidiary of SH Group, and SH Group is controlled by AIP. After giving effect to the Acquisition and the Mergers, the following entities are wholly-owned subsidiaries of the Company: Heddle Capital Corp., Steel Heddle International, Inc., Steel Heddle International, Ltd., Steel Heddle (Canada) Ltee/Ltd., Steel Heddle International de Mexico S.A. de C.V., and Steel Heddle Weaving Machine Accessories, Ltd. (China). The Company also has a Japan branch.]

     Pursuant to a stock purchase agreement dated May 1, 1998 (the "Stock Purchase Agreement"), SH Group, a corporation formed by American Industrial Partners Capital Fund II, L.P. (together with its affiliates, "AIP") in contemplation of the Acquisition, acquired all of the issued and outstanding capital stock of Old Holdings, in a purchase accounting transaction, from certain affiliates of Butler Capital Corporation and certain other stockholders for an aggregate purchase price (including the repayment of outstanding indebtedness of the Company and transaction expenses of approximately $8.6 million) of approximately $175.2 million. Immediately after the consummation of the Acquisition, (i) SH Intermediate Corp. was merged with and into the Company ("Merger I"), (ii) Old Holdings was merged with and into the Company ("Merger II") and (iii) Merger Sub was merged with and into the Company ("Merger III" and, together with Merger I and Merger II, the "Mergers"). After each Merger, the Company remained as the surviving corporation. The Company is a direct, wholly owned subsidiary of SH Group, and SH Group is controlled by AIP.



     In order to finance the Acquisition and to repay the existing indebtedness of the Company, (i) AIP and certain members of management contributed $25.0 million in exchange for common equity of SH Group (the "Common Equity Contribution"), (ii) SH Group contributed proceeds of approximately $15.0 million from the issuance and sale of Old Debentures, (iii) the Company (as successor by merger to Merger Sub) entered into syndicated senior secured loan facilities (the "New Credit Agreement") providing for term loan borrowings in the aggregate principal amount of $30.0 million and revolving loan borrowings of up to $20.0 million and borrowed all term loans available and approximately $3.6 million of revolving loans and (iv) the Company (as successor by merger to Merger Sub) issued and sold $100.0 million aggregate principal amount of Old Notes. The Acquisition, the Mergers, the Offering, the Common Equity Contribution, the issuance and sale by the Company of the Old Notes and the execution of, and initial borrowings under, the New Credit Agreement are referred to herein collectively as the "Acquisition Transactions." Upon consummation of the Mergers, the Company succeeded to the obligations of Merger Sub under the New Credit Agreement and the Note Indenture (as defined herein).


     AIP is a private investment fund based in San Francisco and New York which, together with its affiliates, has committed capital of approximately $800 million. AIP does not seek to play a role in daily management; rather, AIP seeks to provide its portfolio companies with access to the management expertise of its operating partners, all of whom are former Chief Executive Officers of Fortune 500 corporations, through active board-level participation as well as on-call advice when desired. Robert Purdum, an operating partner of AIP and former Chairman of Armco, Inc., is the Company's Non-Executive Chairman of the Board.

                              THE INITIAL OFFERING

OLD DEBENTURES.............  The Old Debentures were sold by SH Group on May 26,
                             1998 (the "Issue Date") to Donaldson, Lufkin & Jenrette Securities Corporation (the "Initial Purchaser") pursuant to a Purchase Agreement dated as of May 21, 1998. The Initial Purchaser subsequently resold the Old Debentures to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

REGISTRATION RIGHTS
AGREEMENT..................  Pursuant to the Purchase Agreement, SH Group and
                             the Initial Purchaser entered into a Registration Rights Agreement dated May 26, 1998 (the "Registration Rights Agreement"), which grants the holders of the Old Debentures certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange and registration rights which terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

SECURITIES OFFERED.........  $29,250,000 aggregate principal amount at maturity of 13 3/4% Series B Senior Discount Debentures due 2009.

THE EXCHANGE OFFER.........  $1,000 principal amount of the New Debentures in exchange for each $1,000 principal amount of Old Debentures. As of the date hereof, $29,250,000 aggregate principal amount at maturity of Old Debentures are outstanding. SH Group will issue the New Debentures on or promptly after the Expiration Date.

                             Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, SH Group believes that New Debentures issued pursuant to the Exchange Offer in exchange for Old Debentures may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of SH Group within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Debentures are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Debentures.

                             Any Participating Broker-Dealer that acquired Old Debentures for its own account as a result of market-making activities or other trading activities may be a statutory underwriter. Each Participating Broker-Dealer that receives New Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Debentures received in exchange for Old Debentures where such Old Debentures were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities.

                             SH Group has agreed to use its best efforts to keep the Exchange Offer Registration Statement, including this Prospectus, continuously effective for one year from consummation of the Exchange Offer.

                             Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Debentures could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by SH Group.

EXPIRATION DATE............  5:00 p.m., New York City time, on           , 1998
                             unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

CONDITIONS TO THE EXCHANGE
  OFFER....................  The Exchange Offer is subject to certain customary conditions, which may be waived by SH Group. See "The Exchange Offer -- Conditions."

PROCEDURES FOR TENDERING
  OLD DEBENTURES...........  Each holder of Old Debentures wishing to accept the
                             Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof or transmit an Agent's Message (as defined herein) in connection with a book-entry transfer, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile or such Agent's Message, together with the Old Debentures and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein. By executing the Letter of Transmittal or Agent's Message, each holder will represent to SH Group that, among other things, the New Debentures acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Debentures, whether or not such person is the holder, that neither the holder nor any such other person (i) has any arrangement or understanding with any person to participate in the distribution of such New Debentures, (ii) is engaging or intends to engage in the distribution of such New Debentures or (iii) is an "affiliate," as defined under Rule 405 of the Securities Act, of SH Group. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "--Procedures for Tendering."

UNTENDERED DEBENTURES......  Following the consummation of the Exchange Offer, holders of Old Debentures eligible to participate but who do not tender their Old Debentures will not have any further exchange rights and such Old Debentures will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Debentures could be adversely affected.

CONSEQUENCES OF FAILURE TO
  EXCHANGE.................  The Old Debentures that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, Old Debentures may be resold only (i) to SH Group, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange Offer -- Consequences of Failure to Exchange."

SHELF REGISTRATION
STATEMENT..................  If any holder of the Old Debentures (other than any such holder which is an "affiliate" of SH Group within the meaning of Rule 405 under the Securities
                             Act) is not eligible under applicable securities laws to participate in the Exchange Offer, and such holder has provided information regarding such holder and the distribution of such holder's Old Debentures to SH Group for use therein, SH Group has agreed to register the Old Debentures on a shelf registration statement (the "Shelf Registration Statement") and use its best efforts to cause it to be declared effective by the Commission as promptly as practical on or after the consummation of the Exchange Offer. SH Group has agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of two years, to cover resales of the Old Debentures held by any such holders.

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS..........  Any beneficial owner whose Old Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Debentures, either make appropriate arrangements to register ownership of the Old Debentures in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. SH Group will keep the Exchange Offer open for not less than twenty business days in order to provide for the transfer of registered ownership.

GUARANTEED DELIVERY
PROCEDURES.................  Holders of Old Debentures who wish to tender their
                             Old Debentures and whose Old Debentures are not immediately available or who cannot deliver their Old Debentures, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Old Debentures according to the guaranteed delivery procedures set forth in "The Exchange Offer-- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m., New York City time, on the Expiration Date.

ACCEPTANCE OF DEBENTURES
AND DELIVERY OF NEW
  DEBENTURES...............  SH Group will accept for exchange any and all Old
                             Debentures which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Debentures issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange."

FEDERAL INCOME TAX
  CONSEQUENCES.............  The exchange pursuant to the Exchange Offer will not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Consequences."


USE OF PROCEEDS............  There will be no cash proceeds to SH Group from the exchange pursuant to the Exchange Offer.

EXCHANGE AGENT.............  United States Trust Company of New York.

                               THE NEW DEBENTURES

GENERAL....................  The form and terms of the New Debentures are the same as the form and terms of the Old Debentures (which they replace) except that (i) the New Debentures bear a Series B designation, (ii) the New Debentures have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of New Debentures will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Debentures in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer." The New Debentures will evidence the same debt as the Old Debentures and will be entitled to the benefits of the Indenture. See "Description of Debentures." The Old Debentures and the New Debentures are referred to herein collectively as the "Debentures."

SECURITIES OFFERED.........  $29,250,000 in aggregate principal amount at maturity of 13 3/4% Series B Senior Discount
                             Debenture Notes due 2009.

ISSUER.....................  The Debentures will be the obligations of SH Group.

MATURITY DATE..............  June 1, 2009.

YIELD AND INTEREST.........  13 3/4% (computed on a semi-annual bond equivalent basis) calculated from May 26, 1998. The New
                             Debentures will accrete at a rate of 13 3/4%, compounded semi-annually, to an aggregate principal amount of $29,250,000 on June 1, 2003. Cash interest will not accrue on the New Debentures prior to June 1, 2003. Commencing June 1, 2003 cash interest on the New Debentures will accrue and be payable, at a rate of 13 3/4% per annum, semi-annually in arrears on each June 1 and December 1.

OPTIONAL REDEMPTION........  The New Debentures will be redeemable at the option of SH Group, in whole or in part, at any time on or after June 1, 2003 in cash at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon to the applicable date of redemption. In addition, at any time prior to June 1, 2001, SH Group may, at its option, on any one or more occasions, redeem up to 35% of the aggregate principal amount at maturity of the New Debentures originally issued at a redemption price equal to 113.750% of the Accreted Value thereof, with the Net Cash Proceeds received by SH Group from one or more Equity Offerings; provided, that in each case at least 65% of the original aggregate principal amount at maturity of the New Debentures will remain outstanding immediately following each such redemption. See "Description of
                             Debentures -- Optional Redemption."

CHANGE OF CONTROL..........  Upon the occurrence of a Change of Control, each holder of the New Debentures will have the right to require SH Group to repurchase New Debentures at a price in cash equal to 101% of the Accreted Value thereof, in the case of any such purchase prior to June 1, 2003 or 101% of the aggregate principal amount at maturity thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase in the case of any such purchase on or after June 1, 2003. SH Group does not have, and may not in the future have, any assets other than common stock of the Company. As a result, SH Group's ability to repurchase all or any part of the New Debentures upon the occurrence of a Change of Control will be dependent upon the receipt of dividends or other distributions from its direct and indirect subsidiaries. The New Credit Agreement and the Notes restrict the Company from paying dividends and making any other distributions to SH Group. If SH Group is unable to obtain dividends from the Company sufficient to permit the repurchase of the New Debentures or does not refinance such Indebtedness, SH Group will likely not have the financial resources to purchase New Debentures upon the occurrence of a Change of Control. In any event, there can be no assurance that SH Group's subsidiaries will have the resources available to pay any such dividend or make any such distribution. Furthermore, the New Credit Agreement provides that certain change of control events constitute a default thereunder and the Old Notes provide that, in the event of a Change of Control, the Company is required to offer to repurchase the Notes at the price specified therefor. SH Group's failure to make a Change of Control Offer (as defined herein) when required or to purchase tendered New Debentures when tendered would constitute an Event of Default (as defined herein) under the Indenture (as defined herein). See "Description of Debentures."


RANKING....................  The New Debentures will be senior obligations of SH
                             Group. The New Debentures will rank pari passu in right of payment with all future senior indebtedness of SH Group and will rank senior in right of payment to all future subordinated indebtedness of SH Group. The New Debentures will be effectively subordinate to all liabilities of SH Group's subsidiaries. As of June 27, 1998, SH Group had outstanding approximately $15.2 million of Indebtedness and SH Group's subsidiaries had $165.5 million of total liabilities outstanding, including Indebtedness under the Notes and the New Credit Agreement and including trade payables and other accrued liabilities.


ORIGINAL ISSUE DISCOUNT....  The New Debentures are being offered at an original issue discount for United States federal income tax purposes. Thus, although cash interest will not be payable on the New Debentures prior to December 1, 2003 original issue discount will accrue from the issue date (the "Issue Date") of the New Debentures and will be included as interest income periodically (including for periods ending prior to June 1, 2003) in a holder's gross income for United States federal income tax purposes in advance of receipt of the cash payments to which the income is attributable.

CERTAIN COVENANTS..........  The Indenture contains certain covenants that, among other things, limit the ability of SH Group and its Subsidiaries (as defined herein) to (i) incur indebtedness and issue preferred stock; (ii) repurchase Capital Stock (as defined herein) and certain Indebtedness; (iii) engage in transactions with affiliates; (iv) incur or suffer to exist certain liens; (v) pay dividends or other distributions; (vi) make certain investments; (vii) sell assets; and (ix) engage in certain mergers and consolidations.


                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered before deciding whether to tender Old Debentures for the New Debentures offered hereby.

                 SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA



     The following table sets forth summary consolidated historical financial, operating and other data of the Company and its subsidiaries. The summary consolidated financial data for each of the fiscal years in the three-year period ended January 3, 1998 has been derived from the audited Consolidated Financial Statements of the Company and the related notes thereto included elsewhere herein. The summary financial data for the six months ended June 27, 1998 and June 28, 1997 have been derived from the Unaudited Consolidated Financial Statements of the Company and include, in the opinion of management, all adjustments necessary to present fairly the data for such periods. The results for the six months ended June 27, 1998 are not necessarily indicative of the results to be expected for the year ending January 2, 1999 or for any future period. On May 26, 1998, a transaction whereby SH Group acquired the stock of Old Holdings, was consummated. As a result of the transaction, the assets and liabilities of Old Holdings were revalued to their respective fair values under the principles of APB 16, "Business Combinations." The most significant effects were to increase property, plant, and equipment, certain intangibles, inventory and certain liabilities. Accordingly, financial information for periods prior to May 26, 1998 (Predecessor) is not comparable with that for periods subsequent to May 26, 1998 (Successor). The data presented below should be read in conjunction with the Consolidated Financial Statements and the related notes thereto included elsewhere herein, the other financial information included elsewhere herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                                  SIX MONTHS ENDED
                                                                      ----------------------------------------
                                                FISCAL YEAR                JUNE 27, 1998         JUNE 28, 1997
                                        ---------------------------   ------------------------   -------------
                                            PREDECESSOR COMPANY       SUCCESSOR    PREDECESSOR    PREDECESSOR
                                        ---------------------------    COMPANY       COMPANY        COMPANY
                                         1997      1996      1995     (5 WEEKS)    (20 WEEKS)     (26 WEEKS)
                                        -------   -------   -------   ----------   -----------   -------------
                                                                (DOLLARS IN THOUSANDS)
OPERATING DATA:
  Net sales...........................  $72,983   $64,484   $68,118     $7,161       $29,631        $35,751
  Gross profit........................   26,535    20,410    20,412      2,188        11,003         12,582
  Selling, general and administrative
    expenses..........................    8,489     8,875     8,667        845         3,824          4,212
  Operating income(a).................   16,842    10,081     9,920      1,048         6,758          7,669
  Interest expense, net...............    5,148     5,844     6,307      2,442         1,549          2,843
  Net income (loss)(b)................    4,714     2,599     1,130       (949)        3,341            385
OTHER DATA:
  EBITDA(c)...........................  $21,121   $15,928   $15,810     $2,100       $ 8,564        $ 9,874
  EBITDA margin(d)....................     28.9%     24.7%     23.2%      29.3%         28.9%          27.6%
  Capital expenditures................  $ 2,558   $ 2,809   $ 3,455     $  199       $   968        $   958
  Depreciation and amortization.......    4,409     6,019     6,096      2,093         1,863          2,431



                                                                  AS OF
                                                              JUNE 27, 1998
                                                                SH GROUP
                                                              -------------
BALANCE SHEET DATA:
  Working capital...........................................    $ 20,561
  Net property, plant and equipment.........................      40,726
  Total assets..............................................     198,197
  Long-term debt (including current portion)................     148,805
  Redeemable common stock...................................           2
  Shareholders' equity......................................      17,534


------------------------------

(a) Operating income includes restructuring charges of $0.8 million in 1995 relating to a reduction in the domestic workforce, closure of the Company's Canadian operation and writedown of certain assets.


(b) Includes cumulative effect of change in method of accounting for postretirement benefits of $0.9 million, net of taxes, in fiscal 1995 and extraordinary loss on early extinguishment of debt of $2.8 million, net of taxes, in fiscal 1997.



(c) EBITDA represents operating income plus depreciation and amortization and is calculated in a manner consistent with the definition of "Consolidated EBITDA" in the Note Indenture. See "Description of Notes -- Certain Definitions". Adjusted EBITDA, presented below, represents EBITDA plus items which management believes to be unusual, including, but not limited to, management and transaction fees paid to BCC Industrial Services, Inc. ("BCC") and AIP, non-recurring restructuring charges, supplemental bonus compensation, compensation expense for certain eliminated management positions and incremental increases in obsolete inventory reserves. Adjusted EBITDA is calculated in a manner substantially consistent with the definition of "Consolidated EBITDA" in the New Credit Agreement. The following is a summary of historical adjustments to operating income to determine EBITDA and Adjusted EBITDA:





                                                                                          SIX MONTHS ENDED
                                                                               ---------------------------------------
                                                         FISCAL YEAR                JUNE 27, 1998        JUNE 28, 1997
                                                 ---------------------------   -----------------------   -------------
                                                     PREDECESSOR COMPANY       SUCCESSOR   PREDECESSOR    PREDECESSOR
                                                 ---------------------------    COMPANY      COMPANY        COMPANY
                                                  1997      1996      1995     (5 WEEKS)   (20 WEEKS)     (26 WEEKS)
                                                 -------   -------   -------   ---------   -----------   -------------
                                                                        (DOLLARS IN THOUSANDS)

    Operating income...........................  $16,842   $10,081   $ 9,920    $1,048       $6,758         $ 7,669
    Depreciation...............................    3,550     5,118     5,161       746        1,517           1,841
    Amortization(e)............................      729       729       729       306          289             364
                                                 -------   -------   -------    ------       ------         -------
      EBITDA...................................   21,121    15,928    15,810     2,100        8,564           9,874
    Unusual items:
      Management and transaction fees..........      475       725       275        74          132             337
      Non-recurring restructuring charges......       --        --       821        --           --              --
      Supplemental bonus compensation..........      775       870        --        --           --             355
      Compensation expense for certain
        eliminated management positions........      260        --        --        --           --             130
      Incremental increases in obsolete
        inventory reserves.....................      210        --        --        --           --             210
                                                 -------   -------   -------    ------       ------         -------
        Adjusted EBITDA........................  $22,841   $17,523   $16,906    $2,174       $8,696         $10,906
                                                 =======   =======   =======    ======       ======         =======



     EBITDA and Adjusted EBITDA are included herein as they are a basis upon which the Company assesses its financial performance, and certain covenants in the Credit Agreement will be tied to similar measures. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP (as defined herein) and should not be used as an alternative to net income as an indicator of operating performance or to cash flows as a measure of liquidity. EBITDA and Adjusted EBITDA, as presented, represent a useful measure of assessing the Company's ongoing operating activities without the impact of financing activities and unusual items. While EBITDA and Adjusted EBITDA are frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.



(d) EBITDA as a percentage of net sales.



(e) Excludes amortization of financing costs.

                                  RISK FACTORS


     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors before deciding whether to tender their Old Debentures for New Debentures offered hereby. This Prospectus, including the "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" sections, contains forward-looking statements that can be identified by the use of forward-looking terminology, such as "may," "intend," "will," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other variations thereon or comparable terminology. In particular, any statements, express or implied, concerning future operating results or the ability to generate revenues, income or cash flow to service the New Debentures are forward-looking statements. The matters set forth below constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.


FAILURE TO EXCHANGE OLD DEBENTURES


     New Debentures will be issued in exchange for Old Debentures only after timely receipt by the Exchange Agent of such Old Debentures, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Old Debentures desiring to tender such Old Debentures in exchange for New Debentures should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor SH Group are under any duty to give notification of defects or irregularities with respect to tenders of Old Debentures for exchange. Old Debentures that are not tendered or that are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Old Debentures who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Debentures will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each Participating Broker-Dealer that received New Debentures for its own account in exchange for Old Debentures, where such Old Debentures were acquired by such Participating Broker-Dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. To the extent that Old Debentures are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Debentures could be adversely affected due to the limited amount, or "float," of the Old Debentures that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Old Debentures are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the New Debentures could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."


SUBSTANTIAL LEVERAGE; LIQUIDITY


     SH Group and the Company have a significant amount of indebtedness. As of June 27, 1998, SH Group and the Company had $148.8 million of indebtedness. In addition, subject to the restrictions in the New Credit Agreement, the Note Indenture and the Indenture, SH Group and the Company may incur additional senior or other indebtedness from time to time to finance acquisitions or capital expenditures or for other general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources," "Description of Debentures" and "Description of Other Indebtedness."


     The level of SH Group's and the Company's indebtedness could have important consequences to the holders of the Debentures, including, but not limited to, the following: (i) SH Group's and the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, product development, general corporate purposes or other purposes may be materially limited or impaired; (ii) a significant portion of SH Group's and the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to SH Group and the Company for their operations and future business opportunities; (iii) significant amounts of

SH Group's and the Company's borrowings bear interest at variable rates, which could result in higher interest expense in the event of increases in interest rates; (iv) the Indenture, the Note Indenture and the New Credit Agreement contain financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on SH Group and the Company; (v) the indebtedness outstanding under the New Credit Agreement is secured and matures prior to the maturity of the Debentures; (vi) SH Group and the Company may be substantially more leveraged than certain of their competitors, which may place SH Group and the Company at a competitive disadvantage; and (vii) SH Group's and the Company's substantial degree of leverage may limit their flexibility to adjust to changing market conditions, reduce their ability to withstand competitive pressures and make them more vulnerable to a downturn in general economic conditions or in their business or be unable to carry out capital spending that is important to their growth and productivity improvement programs. See "Description of Debentures" and "Description of Other Indebtedness."

     SH Group's and the Company's ability to make scheduled payments or to refinance their debt obligations will depend upon their future financial and operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond their control, including interest rates, unscheduled plant shutdowns, increased operating costs, regulatory developments and the ability of SH Group and the Company to repatriate cash generated outside of the United States without incurring a substantial tax liability. There can be no assurance that SH Group's and the Company's operating results, cash flow and capital resources will be sufficient for payment of their respective indebtedness in the future. In the absence of such operating results and capital resources, SH Group and the Company could face substantial liquidity problems, may be forced to reduce or delay capital expenditures, and might be required to dispose of material assets or operations to meet their respective debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds that SH Group and the Company could realize therefrom. In addition, because significant amounts of SH Group's and the Company's borrowings will bear interest at variable rates, an increase in interest rates could adversely affect, among other things, SH Group's and the Company's ability to meet their debt service obligations. If SH Group and the Company are unable to service their respective indebtedness, they may take actions such as reducing or delaying planned expansion and capital expenditures, selling assets, restructuring or refinancing their indebtedness or seeking additional equity capital. There can be no assurance that any of these actions could be effected on satisfactory terms, if at all.

RESTRICTIVE DEBT COVENANTS

     The Indenture, the Note Indenture and the New Credit Agreement contain a number of significant covenants that, among other things, restrict the ability of SH Group and the Company and their subsidiaries to dispose of assets, incur additional indebtedness, prepay indebtedness (including the New Debentures), amend certain debt instruments (including the Indenture and the Note Indenture), pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by SH Group, the Company or its subsidiaries, or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, under the New Credit Agreement, the Company is required to comply with specified financial ratios and tests, including minimum interest coverage ratios, leverage ratios below a specified maximum, minimum net worth levels and minimum ratios of inventory to senior debt. See "Description of Debentures" and "Description of Other Indebtedness."

     SH Group's and the Company's ability to comply with such agreements may be affected by events beyond their control, including prevailing economic, financial and industry conditions. The breach of any of such covenants or restrictions could result in a default under the New Credit Agreement, the Note Indenture or the Indenture, which would permit the senior lenders, or the holders of the Debentures, or both, as the case may be, to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of the senior lenders to make further extensions of credit under the New Credit Agreement could be terminated. If the Company were unable to repay its indebtedness to its senior lenders, such lenders could proceed against the collateral securing such indebtedness as described under "Description of Other Indebtedness."

LIMITATION ON ACCESS TO CASH FLOW OF SUBSIDIARIES; HOLDING COMPANY STRUCTURE

     SH Group is a holding company, and its ability to pay interest on the New Debentures is dependent upon the receipt of dividends from its direct and indirect subsidiaries. SH Group does not have and may not in the future have, any assets other than the common stock of the Company. The Company and its subsidiaries are parties to the New Credit Agreement and the Note Indenture, each of which imposes substantial restrictions on the Company's ability to pay dividends to SH Group. Any payment of dividends will be subject to the satisfaction of certain financial conditions set forth in the Note Indenture and the New Credit Agreement. The ability of the Company and its subsidiaries to comply with such conditions in the Note Indenture may be affected by events that are beyond the control of SH Group. The breach of any such conditions could result in a default under the Note Indenture and the New Credit Agreement, and in the event of any such default, the holders of the Notes or the lenders under the New Credit Agreement could elect to accelerate the maturity of all the Notes or the loans under the New Credit Agreement. If the maturity of the Notes or the loans under the New Credit Agreement were to be accelerated, all such outstanding debt would be required to be paid in full before the Company or its subsidiaries would be permitted to distribute any assets or cash to SH Group. There can be no assurance that the assets of SH Group would be sufficient to repay all of such outstanding debt and to meet its obligations under the Indenture. Future borrowings by the Company can be expected to contain restrictions or prohibitions on the payment of dividends by the Company and its subsidiaries to SH Group. The Company is incorporated under the laws of the Commonwealth of Pennsylvania. Under Pennsylvania law, a corporation is permitted to pay dividends on its capital stock only if after giving effect thereto the corporation would be able to pay its debts as they become due in the usual course of its business or the total assets of the corporation would be less than the sum of its liabilities plus the amount that would be needed (if the corporation were to be dissolved at the time as of which the distribution is measured) to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. In determining the Company's ability to pay dividends, Pennsylvania law permits the board of directors of the Company to take into account in valuing the assets and liabilities of the Company book value, unrealized appreciation and depreciation or other changes, current value or any other reasonable valuation method. SH Group cannot predict what the value of its subsidiaries' assets or the amounts of their liabilities will be in the future and, accordingly, there can be no assurance that SH Group will be able to pay its debt service obligations on the New Debentures. In addition, indebtedness outstanding under the New Credit Agreement will be secured by substantially all of the assets of the Company (including the common stock of the Company.)


     As a result of the holding company structure of SH Group, the holders of the New Debentures will be structurally junior to all creditors of SH Group's subsidiaries, except to the extent that SH Group is itself recognized as a creditor of any such subsidiary, in which case the claims of SH Group would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by SH Group. In the event of insolvency, liquidation, reorganization, dissolution or other winding-up of SH Group's subsidiaries, SH Group will not receive any funds available to pay to creditors of the subsidiaries. As of June 27, 1998, the aggregate amount of indebtedness and other obligations of SH Group's subsidiaries (including trade payables and other accrued liabilities) was $165.5 million.


POSSIBLE INABILITY TO REPURCHASE DEBENTURES UPON CHANGE OF CONTROL

     In the event of a Change of Control, each holder of New Debentures will have the right to require SH Group to repurchase all or any part of such holder's New Debentures at the offer price specified therefore in the Debenture Indenture. SH Group does not have, and may not in the future have, any assets other than common stock of the Company (which will be pledged to secure the Company's obligations under the New Credit Agreement). As a result, SH Group's ability to repurchase all or any part of the Debentures upon the occurrence of a Change of Control will be dependent upon the receipt of dividends or other distributions from its direct and indirect subsidiaries. The New Credit Agreement and the Notes restrict the Company from paying dividends and making any other distributions to SH Group. If SH Group does not obtain dividends from the Company sufficient to permit the repurchase of the New Debentures or does not refinance such Indebtedness, SH Group will likely not have the financial resources to purchase New Debentures upon the occurrence of a Change of Control. In any event, there can be no assurance that SH Group's subsidiaries will have the resources available to pay such dividend or make any such distribution. Furthermore, the New Credit Agreement provides that certain change of control events will constitute a default thereunder, and the Notes provide that, in the event of a Change of Control, the Company will be required to offer to repurchase the Notes at the price specified therefor. SH Group's failure to make a Change of Control offer when required or to purchase tendered Debentures when tendered would constitute an Event of Default under the Debenture Indenture. See "Description of Debentures" and "Description of Other Indebtedness."

FRAUDULENT TRANSFER CONSIDERATIONS

     SH Group's obligations under the New Debentures may be subject to review under state or federal fraudulent transfer laws in the event of the bankruptcy or other financial difficulty of SH Group.

     Under those laws, if a court, in a lawsuit by an unpaid creditor or representative of creditors of SH Group, such as a trustee in bankruptcy or SH Group as a Chapter 11 debtor in possession, were to find that when SH Group issued the New Debentures, it (a) received less than fair consideration or reasonably equivalent value therefor and (b) either (i) was or was rendered insolvent, (ii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (iii) intended to incur or believed (or reasonably should have believed) that it would incur debts beyond its ability to pay as such debts matured, the court could avoid the New Debentures and SH Group's obligations thereunder, or subordinate the New Debentures to all of SH Group's other obligations, and in either case direct the return of any amounts paid thereunder to SH Group or to a fund for the benefit of its creditors. It should be noted that a court could avoid the New Debentures and SH Group's obligations thereunder without regard to factors (a) and (b) above if it found that SH Group issued the New Debentures with actual intent to hinder, delay or defraud its creditors.

     The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

LACK OF A PUBLIC MARKET FOR THE DEBENTURES


     As of the date hereof, the only registered holder of Old Debentures is Cede & Co., as the nominee of DTC. Payments in respect of the principal, premium, Liquidated Damages, if any, and any interest on the New Debentures will be payable to DTC or its nominee as the record owner. Beneficial owners of the New Debentures will not be considered the registered owners under the Indenture for any purpose. Prior to the offering of the Old Debentures, there had been no market for the Debentures and there can be no assurance that such a market will develop, or if such market develops, as to the liquidity of such market. The New Debentures will not be listed on any securities exchange, but the Old Debentures are eligible for trading in the PORTAL market. The Initial Purchaser has advised SH Group that it currently intends to make a market in the Debentures, as permitted by applicable laws and regulations; however, the Initial Purchaser is not obligated to do so and may discontinue such market-making at any time without notice to the holders of the Debentures. In addition, such market-making activities may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement. Accordingly, there can be no assurance that a trading market for the Debentures will develop or will provide liquidity to the holders thereof. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Debentures. There can be no assurance that, if a market for the Debentures were to develop, such a market would not be subject to similar disruptions. See "The Exchange Offer" and "Plan of Distribution."

ORIGINAL ISSUE DISCOUNT; LIMITATIONS ON HOLDERS' CLAIMS

     The New Debentures will be issued at a substantial original issue discount from their principal amount at maturity. Consequently, purchasers of the New Debentures will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the purchasers of the New Debentures resulting from the purchase, ownership or disposition thereof.

     Under the Indenture, in the event of an acceleration of the maturity of the Debentures upon the occurrence of an Event of Default, the holders of the Debentures may be entitled to recover only the amount which may be declared due and payable pursuant to the Indenture, which will be less than the principal amount at maturity of such Debentures. See "Description of Debentures -- Certain Covenants -- Events of Default and Remedies."

     If a bankruptcy case is commenced by or against SH Group under the Bankruptcy Code, the claim of a holder of Debentures with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the issue price of the Debentures as set forth on the cover page hereof and (ii) that portion of the original issue discount (as determined on the basis of such issue price) which is not deemed to constitute "unmature interest" for purposes of the Bankruptcy Code. Accordingly, holders of the Debentures under such circumstances may, even if sufficient funds are available, receive a lesser amount than they would be entitled to under the express terms of the Indenture. In addition, payments received by holders of Debentures in a bankruptcy case are subject to the same rules as those used for the calculation of original issue discount under federal income tax law and, accordingly, a holder might be required to recognize gain or loss in the event of a distribution related to such a bankruptcy case.

TEXTILE INDUSTRY DEPENDENCE; CYCLICALITY


     The principal operations of the Company have been, and will continue to be, directly dependent upon domestic and foreign production of woven fabric. Historically, the textile industry has experienced periodic, cyclical downturns. Industry sales and production can be affected by the general strength of the economy and by other factors, including the cost of raw materials such as cotton and the demand for woven fabric, which may have an effect on the level of the Company's sales. There is no assurance that the demand for textile products will continue. A substantial decrease in demand for woven fabric would have a material adverse effect on the Company's and SH Group's financial condition and operating results.


ASIAN MARKET INSTABILITY

     Economies and financial markets in Asia have recently experienced significant turmoil. Approximately 12% of the Company's 1997 revenues were derived from sales to Asian customers. The recent turmoil in the Asian financial markets has not had a material impact on the Company's sales orders. However, the financial instability in this region may have an adverse impact on the financial position of customers in the region which could impact future orders from such customers and/or the ability of such customers to pay the Company. If the Company's customers in Asia are unable to maintain sales or current margins on their sales, then the Company's sales and/or sales margins may be adversely affected.

COMPETITION

     The market for textile loom accessories is competitive. One of the Company's international competitors is larger and has greater financial and other resources available to it than the Company. There can be no assurance that the Company's products will continue to compete successfully with the products of other companies. The Company has a leading market share in the U.S., but the Company could face additional competition as other established and emerging companies enter the textile loom accessory market. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition and operating results. The Company faces substantially more competition in foreign markets. See "Business -- Competition and Market Share."


RISKS RELATED TO YEAR 2000 ISSUES



     The Company uses software that will be affected by the date change in the year 2000 and recognizes that the arrival of the year 2000 poses challenges that will require modifications of portions of its software to enable it to function properly. As the year 2000 approaches, date sensitive systems may recognize the year 2000 as 1900, or not at all. This may cause systems to process critical financial and operational information incorrectly. The Company, like many other companies, is expected to incur expenditures over the next year to address this issue. The Company has taken various actions to understand the nature and work required to make its systems year 2000 compliant. The Company continues to evaluate the estimated costs and has commenced portions of the work required to achieve compliance. While compliance has and will involve additional costs, estimated to be $1.0 million in total, the Company believes, based on current information, it will achieve year 2000 compliance without a material adverse effect on its operations, cash flows or financial position. The Company has surveyed all of its significant suppliers and large customers to determine the extent to which the Company's interface systems are vulnerable to those third parties' failures to remediate their own year 2000 issues. The Company has received representations from its primary third-party vendors that they will have resolved any year 2000 problems in their software prior to any impact on their operating systems. However, no assurance can be given that the systems of third parties will be successfully and timely reprogrammed. Further, the Company's failure to address successfully year 2000 issues could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


DEPENDENCE ON KEY PERSONNEL


     The Company is dependent on the continued services of its senior management team. The Company has not obtained key-man life insurance covering any members of its senior management team. The Company does not have employment contracts, but does have severance and bonus arrangements with its senior management team. Although the Company believes it could replace key employees in an orderly fashion should the need arise, the loss of such key personnel could have a material adverse effect on the Company's financial condition or results of operations. See "Management -- Directors and Executive Officers" and "-- Employment Agreements".


CONTROL OF SH GROUP BY AIP

     Upon consummation of the Acquisition Transactions, AIP became the owner of a substantial majority of the outstanding capital stock of SH Group which allows AIP to elect the directors of SH Group. AIP is in a position to cause the Company or SH Group to enter into transactions that in its judgment could ultimately enhance shareholder value but involve risks to holders of the Debentures. See "Acquisition Transactions" and "Certain Relationships and Related Transactions."

RISKS RELATED TO POSSIBLE ACQUISITIONS

     The Company may, from time to time, seek to expand its operations through the acquisition of competing or complimentary businesses. There can be no assurance that the Company will be able to finance, acquire, profitably manage or successfully integrate into the Company any such business without incurring substantial expenses (including additional indebtedness), delays or other operational or financial problems. Further, acquisitions may involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, increased costs to improve managerial, operational, financial and administrative systems, legal liabilities, and increased interest expense and amortization of acquired intangible assets, some or all of which could materially and adversely affect the Company's business, operating results and financial condition.

POTENTIAL LIABILITIES ARISING FROM ENVIRONMENTAL MATTERS


     The Company's facilities are subject to federal, state and local environmental requirements, including those governing discharges to the air and water, the handling and disposal of solid and hazardous wastes, and the remediation of contamination associated with releases of hazardous substances. The Company's manufacturing operations involve the use of hazardous substances and, as is the case with manufacturers in general, if a release of hazardous substances occurs or has occurred on or from the Company's facilities, the Company may be held liable and may be required to pay the cost of remedying the condition. The amount of any such liability could be material. In 1989, the Company began a groundwater remediation program at the Company's Greenville, SC facility under the federal Resource Conservation and Recovery Act ("RCRA"). As required by RCRA, the Company has posted financial assurance in the amount of $671,000 to ensure funds are available to complete the permit requirements. Nonetheless, the Company is continuing to investigate certain areas of the facility. It is possible that, based on the results of such investigation, additional actions could be required, in which case the costs could materially increase. See "Business -- Environmental Matters."

                            ACQUISITION TRANSACTIONS


     Pursuant to the Stock Purchase Agreement, SH Group, a corporation formed by AIP in contemplation of the Acquisition, acquired all of the issued and outstanding capital stock of Old Holdings from the Sellers, in a purchase accounting transaction, for an aggregate purchase price (including the repayment of outstanding indebtedness of the Company and transaction expenses of approximately $8.6 million) of approximately $175.2 million. Immediately after the consummation of the Acquisition, (i) Merger I was consummated whereby SH Intermediate Corp., a direct, wholly-owned subsidiary of Old Holdings was merged with and into its direct, wholly-owned subsidiary, the Company, with the Company being the surviving corporation, (ii) Merger II was consummated whereby Old Holdings was merged with and into its direct, wholly-owned subsidiary, the Company, with the Company being the surviving corporation and (iii) Merger III was consummated whereby Merger Sub was merged with and into the Company, with the Company being the surviving corporation. Immediately after the consummation of the Mergers, the Company became a direct wholly-owned subsidiary of SH Group. AIP, as the owner of a substantial majority of the outstanding capital stock of SH Group, controls the Board of Directors of SH Group and the Company and therefore controls the Company.



     In order to finance the Acquisition and to repay the existing indebtedness of the Company, (i) AIP and certain members of management contributed the Common Equity Contribution, including management's rollover of approximately $1.7 million of securities of Old Holdings in the Acquisition, (ii) SH Group contributed the proceeds from the issuance and sale of the Old Debentures, (iii) the Company (as successor by merger to Merger Sub) entered into the New Credit Agreement and borrowed all term loans available and approximately $3.6 million of revolving loans, (iv) the Company (as successor by merger to Merger Sub) issued and sold $100.0 million aggregate principal amount of Old Notes and (v) the Company loaned approximately $66.0 million of the net proceeds from the issuance and sale of the Old Notes and borrowings under the New Credit Agreement to SH Group pursuant to an intercompany note (the "Intercompany Note") to pay part of the purchase price of the Acquisition. Shortly after the consummation of the Acquisition, the Company forgave the Intercompany Note.


     The Stock Purchase Agreement contains provisions customary for transactions of this size and type, including representations and warranties with respect to the condition and operations of the business, covenants with respect to the conduct of the business prior to the consummation of the Acquisition and the receipt of all material consents and approvals. The Stock Purchase Agreement provides that, subject to certain time and dollar limitations, the Sellers shall indemnify the Company and SH Group for liabilities arising from inaccuracies of representations and warranties and breaches of covenants or agreements contained in the Stock Purchase Agreement. With respect to certain matters relating to environmental liabilities, see "Business -- Environmental Matters."

     AIP is a private investment fund based in San Francisco and New York which, together with its affiliates, has committed capital of approximately $800 million. AIP does not seek to play a role in daily management; rather, AIP seeks to provide its portfolio companies with access to the management expertise of its operating partners, all of whom are former Chief Executive Officers of Fortune 500 corporations, through active board-level participation as well as on-call advice when desired. Following consummation of the Acquisition, Robert Purdum, an operating partner of AIP and former Chairman of Armco, Inc., became the Company's Non-Executive Chairman of the Board.

                                USE OF PROCEEDS

USE OF PROCEEDS OF THE NEW DEBENTURES

     The Exchange Offer is intended to satisfy certain obligations of SH Group under the Registration Rights Agreement. SH Group will not receive any proceeds from the issuance of the New Debentures offered hereby. In consideration for issuing the New Debentures as contemplated in this Prospectus, SH Group will receive, in exchange, Old Debentures in like principal amount. The form and terms of the New Debentures are substantially identical in all material respects to the form and terms of the Old Debentures, except as otherwise described herein under "The Exchange Offer -- Terms of the Exchange." The Old Debentures surrendered in exchange for the New Debentures will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Debentures will not result in any increase in the outstanding indebtedness of SH Group.

USE OF PROCEEDS OF THE OLD DEBENTURES

     The gross proceeds of approximately $15.0 million from the sale of the Old Debentures, together with the borrowings under the New Credit Agreement, the Common Equity Contribution, and the proceeds from the issuance of the Old Notes were used to finance the Acquisition Transactions and to pay related fees and expenses and certain expenses of the Sellers (including discounts and commissions and estimated expenses of the Offering). See "Acquisition Transactions."


     The following table sets forth the sources and uses of funds for Acquisition Transactions, including the application of the proceeds therefrom, which were completed on May 26, 1998.



                                                              (DOLLARS IN THOUSANDS)
Total Sources:
  Existing cash.............................................         $  1,551
  Borrowings under New Credit Agreement(a)..................           33,600
  Old Notes.................................................          100,000
  Old Debentures............................................           15,016
  Common Equity Contribution(b).............................           25,000
                                                                     --------
          Total Sources.....................................         $175,167
                                                                     ========
Total Uses:
  Purchase Price of Acquisition(c)..........................         $166,581
  Estimated transaction fees and expenses...................            8,586
                                                                     --------
          Total Uses........................................         $175,167
                                                                     ========


------------------------------

(a) The New Credit Agreement provides for a $30 million Term Loan Facility (as defined herein) and a $20 million Revolving Credit Facility (as defined herein). All available amounts under the Term Loan Facility and approximately $3.6 million under the Revolving Credit Facility were drawn at closing. The Revolving Credit Facility is expected to be used to finance working capital and capital expenditures. See "Description of Other Indebtedness."


(b) Includes the value of management's rollover interest of approximately $1.7 million.


(c) Amounts paid to the Sellers under the Stock Purchase Agreement and approximately $52.5 million used to repay outstanding indebtedness of the Company.

                                 CAPITALIZATION


     The following table sets forth the unaudited consolidated capitalization of the SH Group as of June 27, 1998. The following table should be read in conjunction with the "Unaudited Pro Forma Condensed Consolidated Financial Data" and the related notes thereto included elsewhere herein and the "Selected Consolidated Historical Financial Data" and the related notes thereto included elsewhere herein.



                                                                    AS OF JUNE 27, 1998
                                                                   ----------------------
                                                                   (DOLLARS IN THOUSANDS)
Cash and short-term cash investments........................              $  1,798
                                                                          ========
Debt:
  New Revolving Credit Facility(a)..........................              $  3,600
  New Term Loan Facility....................................                30,000
  Old Notes.................................................               100,000
  Old Debentures............................................                15,205
                                                                          --------
     Total debt.............................................               148,805
Redeemable common stock.....................................                     2
Shareholders' equity (deficit)..............................                17,534
                                                                          --------
     Total capitalization                                                 $166,341
                                                                          ========


------------------------------

(a) The Revolving Credit Facility provides for up to $20 million of borrowing availability, $3.6 million of which is outstanding as of June 27, 1998. See "Description of Other Indebtedness."

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA


     The following Unaudited Pro Forma Condensed Consolidated Financial Data have been derived by the application of pro forma adjustments to the Company's historical financial data included elsewhere herein. The pro forma consolidated statements of operations for the periods presented give effect to the Acquisition Transactions as if such Acquisition Transactions were consummated as of December 29, 1996. The adjustments are described in the accompanying notes and reflect a preliminary allocation of the purchase price. The Unaudited Pro Forma Condensed Consolidated Financial Data do not purport to represent what SH Group's results of operations or financial position actually would have been if the Acquisition Transactions had been consummated on the date indicated, or what such results will be as of any future date or for any future period. The Unaudited Pro Forma Condensed Consolidated Financial Data should be read in conjunction with the "Selected Consolidated Historical Financial Data" and the related notes thereto included elsewhere herein.


                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

                       FISCAL YEAR ENDED JANUARY 3, 1998


                                                               PRO FORMA ADJUSTMENTS
                                                  COMPANY      ---------------------     SH GROUP
                                                 HISTORICAL    COMPANY      SH GROUP     PRO FORMA
                                                 ----------    --------     --------     ---------
                                                              (DOLLARS IN THOUSANDS)
Net sales......................................   $ 72,983           --          --      $ 72,983
Cost of goods sold.............................     46,448     $  4,158(a)       --        50,606
                                                  --------     --------     -------      --------
     Gross profit..............................     26,535       (4,158)         --        22,377
Selling, general and administrative
  expenses(b)..................................      8,489          641(c)       --         9,130
Management fees................................        475          420(d)       --           895
Amortization of goodwill.......................        729        1,948(e)       --(e)      2,677
                                                  --------     --------     -------      --------
     Operating income..........................     16,842       (7,167)         --         9,675
Other income (expense):
  Interest income..............................        136           --          --           136
  Interest expense.............................     (5,284)      (8,685)(f) $(2,150)(f)   (16,119)
  Other financing expense......................       (212)          --          --          (212)
                                                  --------     --------     -------      --------
Income (loss) before income taxes..............     11,482      (15,852)     (2,150)       (6,520)
     Income tax expense(benefit)...............      4,015       (4,659)(g)    (817)(g)    (1,461)
                                                  --------     --------     -------      --------
Income (loss) before extraordinary item........   $  7,467     $(11,193)    $(1,333)     $ (5,059)
                                                  ========     ========     =======      ========



    See accompanying notes to the unaudited pro forma condensed consolidated statements of operations and "Selected Consolidated Historical Financial Data."

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS


                         SIX MONTHS ENDED JUNE 27, 1998



                                         PRO FORMA ADJUSTMENTS
                          (20 WEEKS)     ---------------------    (20 WEEKS)    (5 WEEKS)
                          PREDECESSOR                              SH GROUP     SUCCESSOR     SIX MONTHS
                          HISTORICAL     COMPANY      SH GROUP    PRO FORMA     HISTORICAL    PRO FORMA
                          -----------    -------      --------    ----------    ----------    ----------
                                        (DOLLARS IN THOUSANDS)
Net sales...............    $29,631           --           --      $29,631       $ 7,161       $36,792
Cost of goods sold......     18,628      $ 1,541(a)        --       20,169         4,973        25,142
                            -------      -------      -------      -------       -------       -------
     Gross profit.......     11,003       (1,541)          --        9,462         2,188        11,650
Selling, general and
  administrative
  expenses(b)...........      3,824          254(c)        --        4,078           845         4,923
Management fees.........        132          238(d)        --          370            74           444
Amortization of
  goodwill..............        289          740(e)        --(e)     1,029           221         1,250
                            -------      -------      -------      -------       -------       -------
     Operating income
       (loss)...........      6,758       (2,773)          --        3,985         1,048         5,033
Other income (expense):
  Interest income.......         29           --           --           29            20            49
  Interest expense......     (1,528)      (3,743)(f)  $  (812)(f)   (6,083)       (2,462)       (8,545)
  Other financing
     costs..............        (50)          --           --          (50)           --           (50)
                            -------      -------      -------      -------       -------       -------
Income (loss) before
  income taxes..........      5,209       (6,516)        (812)      (2,119)       (1,394)       (3,513)
  Income tax expense
     (benefit)..........      1,868       (1,968)(g)     (314)(g)     (414)         (445)         (859)
                            -------      -------      -------      -------       -------       -------
Net income (loss).......    $ 3,341      $(4,548)     $  (498)     $(1,705)      $  (949)      $(2,654)
                            =======      =======      =======      =======       =======       =======



    See accompanying notes to the unaudited pro forma condensed consolidated statements of operations and "Selected Consolidated Historical Financial Data."

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS

     (a) The following table summarizes the pro forma adjustments to cost of goods sold:


                                                                     FISCAL YEAR        SIX MONTHS
                                                                        ENDED             ENDED
                                                                   JANUARY 3, 1998    JUNE 27, 1998
                                                                   ---------------    --------------
                                                                        (DOLLARS IN THOUSANDS)
    Pro forma depreciation of property, plant and equipment
      (estimated useful lives ranging from five to thirty
      years)...................................................        $ 6,685           $ 2,644
    Pro forma amortization of identifiable intangible assets
      (estimated useful lives of thirteen years)...............          1,024               394
    Less: Historical depreciation and amortization expense.....         (3,551)           (1,497)
                                                                       -------           -------
                                                                       $ 4,158           $ 1,541
                                                                       =======           =======


     (b) The pro forma financial statements do not include non-recurring charges of approximately $3.6 million of fees associated with identifying a buyer, $3.8 million of bonuses to management and $1.1 million of fees associated with bridge financing.

     (c) Represents director's fees.


     (d) Represents the difference between the new subordinated management fee and the historical management fee. The new subordinated management fee is a contractually agreed upon annual amount of $895,000 paid to AIP by SH Group in equal semi-annual installments until the earlier of May 26, 2008 or such other date upon which AIP and SH Group mutually agree.


     (e) Represents the estimated increase in amortization expense on assignment of purchase price to goodwill which is amortized over forty years.

     (f) The following table reflects the pro forma adjustments to interest expense:


                                                                     FISCAL YEAR        SIX MONTHS
                                                                        ENDED             ENDED
                                                                   JANUARY 3, 1998    JUNE 27, 1998
                                                                   ---------------    --------------
                                                                        (DOLLARS IN THOUSANDS)
    Old Notes and New Credit Agreement at rates ranging from
      8.0% to 10.625%..........................................
                                                                       $13,569           $ 5,120
    Senior Discount Debentures.................................
                                                                         2,104               795
    Amortization of debt issuance costs........................
                                                                           446               168
    Less: Historical interest expense..........................
                                                                        (5,284)           (1,528)
                                                                       -------           -------
              Total............................................
                                                                       $10,835           $ 4,555
                                                                       =======           =======



     (g) Reflects the adjustment to income tax expense to arrive at pro forma income tax expense (benefit) equal to pro forma pre-tax income (loss) plus non-deductible goodwill expense multiplied by the effective rate of 38%.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA


     The following table sets forth selected consolidated historical financial, operating, other and balance sheet data of the Company for each of the fiscal years in the five-year period ended January 3, 1998, derived from the audited Consolidated Financial Statements of the Company and the related notes thereto included elsewhere herein. The selected consolidated financial data for the six months ended June 27, 1998 and June 28, 1997 have been derived from the Unaudited Consolidated Financial Statements of the Company, and include, in the opinion of management, all adjustments necessary to present fairly the data for such periods. The results for the six months ended June 27, 1998 are not necessarily indicative of the results to be expected for the fiscal year 1998 or for any future period. On May 26, 1998, a transaction whereby SH Group acquired the stock of Old Holdings, was consummated. As a result of the transaction, the assets and liabilities of Old Holdings were revalued to their respective fair values under the principles of APB 16, "Business Combinations." The most significant effects were to increase property, plant, and equipment, certain intangibles, inventory and certain liabilities. Accordingly, financial information for periods prior to May 26, 1998 (Predecessor) is not comparable with that for periods subsequent to May 26, 1998 (Successor). The data presented below should be read in conjunction with the Consolidated Financial Statements and the related notes thereto, the unaudited condensed consolidated financial statements and notes thereto included elsewhere herein, the other financial information included elsewhere herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                                                     SIX MONTHS ENDED
                                                                                          ---------------------------------------
                                                         FISCAL YEAR                           JUNE 27, 1998        JUNE 28, 1997
                                       ------------------------------------------------   -----------------------   -------------
                                                     PREDECESSOR COMPANY                  SUCCESSOR   PREDECESSOR    PREDECESSOR
                                       ------------------------------------------------    COMPANY      COMPANY        COMPANY
                                         1997      1996      1995      1994      1993     (5 WEEKS)   (20 WEEKS)     (26 WEEKS)
                                       --------   -------   -------   -------   -------   ---------   -----------   -------------
                                                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales.........................   $ 72,983   $64,484   $68,118   $68,302   $67,115   $   7,161     $29,631        $35,751
  Cost of goods sold................     46,448    44,074    47,706    47,996    46,389       4,973      18,628         23,169
                                       --------   -------   -------   -------   -------   ---------     -------        -------
    Gross profit....................     26,535    20,410    20,412    20,306    20,726       2,188      11,003         12,582
  Selling, general and
    administrative expenses.........      8,489     8,875     8,667     8,198     7,712         845       3,824          4,212
  Management fees...................        475       725       275       275       275          74         132            337
  Amortization of goodwill..........        729       729       729       936       943         221         289            364
  Restructuring charges(a)..........         --        --       821        --        --          --          --             --
                                       --------   -------   -------   -------   -------   ---------     -------        -------
    Operating income................     16,842    10,081     9,920    10,897    11,796       1,048       6,758          7,669
  Interest expense, net.............     (5,148)   (5,844)   (6,307)   (7,061)   (6,672)     (2,442)     (1,499)        (2,668)
  Other financing expense...........       (212)       --        --        --      (112)         --         (50)          (175)
                                       --------   -------   -------   -------   -------   ---------     -------        -------
    Income (loss) before taxes,
      extraordinary item and
      cumulative effect of change in
      accounting....................     11,482     4,237     3,613     3,836     5,012      (1,394)      5,209          4,826
  Income tax (benefit) expense......      4,015     1,638     1,628     1,788     1,916        (445)      1,868          1,688
                                       --------   -------   -------   -------   -------   ---------     -------        -------
    Income (loss) before
      extraordinary item and
      cumulative effect of change in
      accounting....................      7,467     2,599     1,985     2,048     3,096        (949)      3,341          3,138
  Extraordinary item(b).............     (2,753)       --        --        --        --          --          --         (2,753)
  Effect of change in
    accounting(c)...................         --        --      (855)       --        --          --          --             --
                                       --------   -------   -------   -------   -------   ---------     -------        -------
    Net income (loss)...............   $  4,714   $ 2,599   $ 1,130   $ 2,048   $ 3,096   $    (949)    $ 3,341        $   385
                                       ========   =======   =======   =======   =======   =========     =======        =======
OPERATING AND OTHER DATA:
  Net cash provided by (used in)
    operating activities............   $  9,960   $11,236   $ 7,612   $ 9,623   $10,857   $    (339)    $ 2,210        $ 1,346
  Net cash (used in)
    investing activities............     (2,529)   (2,767)   (3,357)   (2,784)   (3,174)   (113,155)       (730)          (958)
  Net cash provided by (used in)
    financing activities............    (11,697)   (4,700)   (5,000)  (10,262)   (7,341)    113,741        (308)        (2,630)
  EBITDA(d).........................     21,121    15,928    15,810    16,550    17,237       2,100       8,564          9,874
  EBITDA margin(e)..................       28.9%     24.7%     23.2%     24.2%     25.7%       29.3%       28.9%          27.6%
  Depreciation and amortization.....   $  4,409   $ 6,019   $ 6,096   $ 5,859   $ 5,728   $   2,093     $ 1,863        $ 2,431
  Capital expenditures..............      2,558     2,809     3,455     2,839     3,200         199         968            958
  Ratio of earnings to fixed
    charges(f)......................       3.2x      1.7x      1.6x      1.5x      1.7x          --        4.4x           2.7x
BALANCE SHEET DATA (AT PERIOD END):
  Working capital...................   $  8,847   $ 8,380   $11,576   $11,677   $15,274   $  20,561     $19,328        $12,926
  Net property, plant and
    equipment.......................     16,685    17,756    20,106    21,911    24,050      40,726      15,898         16,982
  Total assets......................     64,340    68,716    68,771    71,890    79,072     198,197      67,052         68,190
  Long-term debt (including
    current portion)................     52,800    50,000    52,700    59,700    70,000     148,805      52,492         61,875
  Redeemable common stock...........      1,366     1,350     1,350     1,350     1,316           2       1,366          1,350
  Shareholders' equity (deficit)....     (4,523)   (1,309)   (3,911)   (5,025)   (7,042)     17,534      (1,166)        (7,728)


------------------------------
(a) Includes restructuring charges of $0.8 million in 1995 related to a reduction in the domestic workforce, closure of the Company's Canadian operation and writedown of certain assets.

(b) Extraordinary item relates to a loss on the early extinguishment of debt, net of taxes of $1.7 million.

(c) Includes a cumulative effect of change in method of accounting for postretirement benefits of $0.9 million net of taxes in fiscal year 1995.


(d) EBITDA represents operating income plus depreciation and amortization and is calculated in a manner consistent with the definition of "Consolidated EBITDA" in the Note Indenture. Adjusted EBITDA, as presented below, represents EBITDA plus items which management believes to be unusual, including, but not limited to, management and transaction fees paid to BCC and AIP, non-recurring restructuring charges, supplemental bonus compensation, compensation expense for certain eliminated management positions and incremental increases in obsolete inventory reserves. Adjusted EBITDA is calculated in a manner substantially consistent with the definition of "Consolidated EBITDA" in the Credit Agreement. The following is a summary of historical adjustments to operating income:



                                                                                                   SIX MONTHS ENDED
                                                                                        ---------------------------------------
                                                        FISCAL YEAR                          JUNE 27, 1998        JUNE 28, 1997
                                      -----------------------------------------------   -----------------------   -------------
                                                    PREDECESSOR COMPANY                 SUCCESSOR   PREDECESSOR    PREDECESSOR
                                      -----------------------------------------------    COMPANY      COMPANY        COMPANY
                                       1997      1996      1995      1994      1993     (5 WEEKS)   (20 WEEKS)     (26 WEEKS)
                                      -------   -------   -------   -------   -------   ---------   -----------   -------------
                                                               (DOLLARS IN THOUSANDS)
Operating income....................  $16,842   $10,081   $ 9,920   $10,897   $11,796    $1,048       $6,758         $ 7,669
Depreciation........................    3,550     5,118     5,161     4,924     4,785       746        1,517           1,841
Amortization........................      729       729       729       729       656       306          289             364
                                      -------   -------   -------   -------   -------    ------       ------         -------
  EBITDA............................   21,121    15,928    15,810    16,550    17,237     2,100        8,564           9,874
Unusual items:
  Management and transaction fees...      475       725       275       275       275        74          132             337
  Non-recurring restructuring
    charges.........................       --        --       821        --        --        --           --              --
  Supplemental bonus compensation...      775       870        --        --        --        --           --             355
  Compensation expense..............      260        --        --        --        --        --           --             130
  Incremental increases in obsolete
    inventory reserves..............      210        --        --        --        --        --           --             210
                                      -------   -------   -------   -------   -------    ------       ------         -------
    Adjusted EBITDA.................  $22,841   $17,523   $16,906   $16,825   $17,512    $2,174       $8,696         $10,906
                                      =======   =======   =======   =======   =======    ======       ======         =======



    EBITDA and Adjusted EBITDA are included in the Prospectus as they are a basis upon which the Company assesses its financial performance, and certain covenants in the Credit Agreement are tied to similar measures. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flows as a measure of liquidity. EBITDA and Adjusted EBITDA, as presented, represent a useful measure of assessing the Company's ongoing operating activities without the impact of financing activities and unusual items. While EBITDA and Adjusted EBITDA are frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.



(e) EBITDA as a percentage of net sales.



(f) For purposes of this computation, fixed charges consist of interest expense and amortization of deferred financing fees. Earnings consist of income before income taxes, extraordinary item and cumulative effect of changes in accounting principles, plus fixed charges. For the 5 weeks ended June 27, 1998, the deficiency in the coverage of fixed charges was approximately $1.4 million. On a pro forma basis, fixed charges exceeded pro forma earnings by $6.5 million for the year ended January 3, 1998. Also on a pro forma basis, the ratio of earnings to fixed charges for the 20 weeks ended May 25, 1998 was a deficiency in the coverage of fixed charges of approximately $2.1 million.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Consolidated Historical Financial Data" and the Consolidated Financial Statements and the related notes thereto included elsewhere herein.

GENERAL


     SH Group acquired the outstanding common stock of Old Holdings, the Company's ultimate Parent, on May 26, 1998 for approximately $175.2 million. See "The Acquisition" included elsewhere herein.



     The Company, founded in 1898, is one of the world's leading manufacturers of precision textile loom accessories. The Company manufactures and markets virtually all of the replaceable wear parts necessary to operate a commercial weaving loom including heddles, dropwires, harness frames, reeds and shuttles and bobbins. In addition to textile loom accessories, the Company also manufactures precision rolled, heat treated, bare, ferrous and nonferrous and tinned flat wire used in the electronics, automotive, solar power and other industries.



     In November 1995, after a comprehensive review of the business, the Company initiated a cost reduction plan which was completed in December 1996. As part of the cost reduction plan, the Company eliminated 120 full-time positions from its work force including 36 direct labor positions and 84 indirect and administrative positions. The Company's headcount reduction has not resulted in any unforeseen effects on operations, and the Company has not found it necessary to replace any of the eliminated positions. In addition, the Company also undertook other cost savings initiatives in its manufacturing and administrative functions, including aggressively renegotiating certain raw material supply contracts, reconfiguring manufacturing space, outsourcing certain manufacturing functions and modifying certain employee benefit programs. The Company's financial results for fiscal 1997 represent the first full fiscal year to benefit from this cost-reduction plan. Primarily as a result of these cost savings initiatives, gross profit margins increased to 36.4% in fiscal 1997 from 31.7% in fiscal 1996 and 30.0% in 1995. In addition, selling, general and administrative expenses ("SG&A") as a percentage of net sales decreased to 11.6% in fiscal 1997 from 13.8% in fiscal 1996 and 12.7% in 1995.



     In 1996, output of woven fabrics in the United States declined to 15.8 billion square yards, compared to an average annual output of 16.3 billion square yards for the prior four years. This textile industry recession, which began in 1995 and ended in late 1996, was caused primarily by record high cotton prices as a result of flooding and pest problems in the key cotton producing nations of India, Pakistan and China. Consequently, many textile mills attempted to reduce non-raw material costs by delaying the purchase of new weaving looms and loom accessories. Despite such industry-related pressure on sales, as a result of the Company's cost reductions program and related initiatives, the Company improved its gross margin and operating income in fiscal 1996. In 1997, output of woven fabrics in the United States rebounded from 1996 levels to 16.4 billion square yards.



     As weaving technology has evolved, and faster, more efficient, air-jet and water-jet looms replace older, slower shuttle and bobbin looms, the demand for shuttles and bobbins has decreased while demand for accessories of newer technology looms has increased. The Company expects this trend to continue as shuttle looms continue to be replaced. Commensurate with this decrease, the Company expects net sales of shuttle and bobbins to decrease while net sales related to newer technologies take their place. Net sales, excluding shuttle and bobbin sales, have increased since fiscal 1993 from $61.0 million to $70.4 million while net sales of shuttles and bobbins during the same period decreased from $6.1 million in fiscal 1993 to $2.6 million. Shuttles and bobbins contributed $0.1 million to gross profit in fiscal 1997. Total net sales in fiscal 1997 were $73.0 million.


BASIS OF PRESENTATION

     The Company's fiscal year ended January 3, 1998 was 53 weeks in duration compared to 52 weeks for the fiscal year ended December 28, 1996. As a result, the Company's results from operations for the fiscal year ended January 3, 1998 will include an additional week of financial results. On May 26, 1998, a transaction whereby SH Group acquired the stock of Old Holdings, was consummated. As a result of the transaction, the assets and liabilities of Old Holdings were revalued to their respective fair values under the principles of APB 16, "Business Combinations." The most significant effects were to increase property, plant, and equipment, certain intangibles, inventory and certain liabilities. Accordingly, financial information for periods prior to May 26, 1998 (Predecessor) is not comparable with that for periods subsequent to May 26, 1998 (Successor).



     Certain six month information has been prepared on a pro forma basis for informational purposes and to facilitate the understanding of the effects of the acquisition of Old Holdings.



     The pro forma financial information was prepared for comparison purposes and gives effect to the acquisition of SH Holdings Corp. as if the transaction had occurred on December 29, 1996. The unaudited pro forma financial information was derived by adjusting the historical consolidated financial statements of the Company for the effects of purchase accounting. Such adjustments primarily relate to increased depreciation and amortization expense resulting from write-up of the Company's fixed and intangible assets and goodwill and to increased interest expense resulting from financing the transaction. This pro forma information is provided for informational purposes only and should not be construed to be indicative of operations of the Company had the transaction been consummated on the respective dates indicated and are not intended to be predictive of the results of operations of the Company for any future period.



     The following tables summarize the Company's historical results of operations (in millions of dollars and as a percentage of net sales) for the fiscal years 1997, 1996 and 1995 and the historical and pro forma results of operations for the five weeks ended June 27, 1998 (Successor), twenty weeks ended May 25, 1998 (Predecessor) and the six months ended June 28, 1997 (Predecessor):



                                                                                        FISCAL YEAR
                                                              ---------------------------------------------------------------
                                                                                    PREDECESSOR COMPANY
                                                              ---------------------------------------------------------------
                                                                     1997                  1996                  1995
                                                              -------------------   -------------------   -------------------
Net sales...................................................   $73.0      100.0%     $64.5      100.0%     $68.1      100.0%
Cost of goods sold..........................................    46.4       63.6       44.1       68.3       47.7       70.0
Gross profit................................................    26.5       36.4       20.4       31.7       20.4       30.0
SG&A........................................................     8.5       11.6        8.9       13.8        8.7       12.7
Operating income............................................    16.8       23.1       10.1       15.6        9.9       14.6
Net income..................................................     4.7        6.5        2.6        4.0        1.1        1.7


                                                                  SIX MONTHS ENDED
                                           ---------------------------------------------------------------
                                                         JUNE 27, 1998                    JUNE 28, 1997           PRO FORMA
                                           -----------------------------------------   -------------------   -------------------
                                                SUCCESSOR            PREDECESSOR           PREDECESSOR        SIX MONTHS ENDED
                                                 COMPANY               COMPANY               COMPANY         -------------------
                                                (5 WEEKS)            (20 WEEKS)            (26 WEEKS)           JUNE 27, 1998
                                           -------------------   -------------------   -------------------   -------------------
Net sales................................   $ 7.2      100.0%     $29.6      100.0%     $35.8      100.0%     $36.8      100.0%
Cost of goods sold.......................     5.0       69.4       18.6       62.9       23.2       64.8       25.1       68.3
Gross profit.............................     2.2       30.6       11.0       37.1       12.6       35.2       11.7       31.7
SG&A.....................................     0.8       11.8        3.8       12.9        4.2       11.8        4.9       13.4
Operating income.........................     1.0       14.6        6.8       22.8        7.7       21.5        5.0       13.7
Net income (loss)........................    (0.9)     (13.3)       3.3       11.3        0.4        1.1       (2.6)      (7.2)


                                                PRO FORMA
                                           -------------------
                                            SIX MONTHS ENDED
                                           -------------------
                                              JUNE 28, 1997
                                           -------------------
Net sales................................   $35.8      100.0%
Cost of goods sold.......................    25.2       70.4
Gross profit.............................    10.6       29.6
SG&A.....................................     4.5       12.7
Operating income.........................     4.3       11.9
Net income (loss)........................    (2.8)      (7.9)


     The costs of goods sold as a percentage of net sales partially decreased in fiscal 1997 as compared to earlier years because certain fixed assets were fully depreciated.

COMPARISON OF RESULTS OF OPERATIONS


  PRO FORMA SIX MONTHS ENDED JUNE 27, 1998 COMPARED TO PRO FORMA SIX MONTHS ENDED JUNE 28, 1997



     Net Sales. Pro forma net sales for the six months ended June 27, 1998 increased by $1.0 million, or 2.8%, to $36.8 million. All of the increase came from higher sales volume in the Company's metal products segment which includes rolled products and tool and die operations. Textile product sales were flat at $31.2 million due primarily to a decline in international sales caused by the economic and monetary crisis in Asia.



     Gross Profit. Pro forma gross profit for the six month period ended June 27, 1998 increased to $11.7 million from $10.6 million for the six months ended June 28, 1997, an increase of 10.4%. As a percentage of net sales, pro forma gross profit margin increased to 31.7% from 29.6%. The increase in both pro forma gross profit and pro forma gross profit margin as a percentage of sales is due primarily to the increase in sales of domestic textile mill accessories and rolled products (both generally carrying higher margins than products sold internationally), as well as cost savings derived from improved purchasing of raw materials used in the production of rolled products.



     Selling, General and Administrative Expenses. Pro forma SG&A expenses increased $0.4 million to $4.9 million for the six months ended June 27, 1998, an increase of 8.9%. As a percentage of net sales, pro forma SG&A increased to 13.3% from 12.7%. The increase in pro forma SG&A expenses is due primarily to the write-off of the Company's investment in its China operation and to costs associated with the Company's year 2000 computer project, which is expected to increase SG&A for 1998 by approximately $0.3 million.



     Operating Income. Pro forma operating income increased to $5.0 million for the six months ended June 27, 1998 from $4.3 million for the six months ended June 28, 1997, an increase of 16.3%. This increase in pro forma operating income resulted from the increase in pro forma net sales and pro forma gross profit, partially offset by the increase in pro forma SG&A expenses. As a percentage of pro forma net sales, pro forma operating income increased to 13.7% from 11.9%.



     Net Loss. The pro forma net loss decreased to $2.6 million for the six months ended June 27, 1998 from $2.8 million for the six months ended June 28, 1997. The decrease in pro forma net loss is attributable to the factors noted above.



  FISCAL YEAR 1997 COMPARED TO FISCAL YEAR 1996


     Net Sales. Net sales increased to $73.0 million in 1997 from $64.5 million in 1996, an increase of 13.2%. The growth in net sales was primarily attributable to increased sales of loom accessories driven by the emergence of the U.S. textile industry from the recession of 1996. Of the Company's loom accessory products, heddle and dropwire sales increased 12.4%, frame sales increased 13.2% and reed sales increased 8.1%. The growth in net sales of loom accessories was partially offset by a 6.4% decrease in shuttle sales as older-technology shuttle-type looms continued to be phased out. Further contributing to the Company's strong growth in net sales, sales of rolled products increased to $9.0 million in 1997 from $7.4 million in 1996, an increase of 21.9%.

     Gross Profit. Gross profit increased to $26.5 million in 1997 from $20.4 million in 1996, an increase of 30.0%. As a percentage of net sales, the Company's gross profit margin increased to 36.4% from 31.7%. The increase in both gross profit and gross profit margin was due primarily to the implementation of the cost reduction plan which was implemented between August 1995 and December 1996 and efficiency gains resulting from increased unit production. In addition, gross profit margin increased as a result of the Company's shift in product mix towards more customized, higher margin loom accessories and the reduction of depreciation expense associated with certain assets which became fully depreciated in 1996.

     Selling, General and Administrative Expenses. SG&A decreased from $8.9 million for 1996 to $8.5 million for 1997. As a percentage of net sales, SG&A decreased to 11.6% from 13.8%. The improvement in SG&A as a percentage of net sales primarily stems from the implementation of the Company's cost reduction plan.


     Operating Income. Operating income increased to $16.8 million in 1997 from $10.1 million in 1996, an increase of 66.3%, primarily as a result of the increase in net sales, as well as the improvement in gross profit margin. As a percentage of net sales, operating income increased to 23.1% from 15.6%.


     Net Income. Net income increased to $4.7 million in 1997 from $2.6 million in 1996, an increase of 80.8%. The increase is a result of the items noted above.

  FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995


     Net Sales. Net sales decreased to $64.5 million in 1996 from $68.1 million in 1995, a decrease of 5.3%. The decrease in net sales of loom accessories can be attributed largely to the difficulties of the textile industry which began in 1995 and continued through 1996. Net sales of heddles declined 3.2%, frame sales declined by approximately 9.2% although frame export sales increased due primarily to an increase in higher-priced, higher-margin section frame sales. Reed sales increased by 2.4% due to slight increases in both units and prices, primarily attributable to a 8.0% increase in tunnel reed sales. Shuttle sales declined as older-technology shuttle-type looms continued to be phased out. Rolled product sales decreased to $7.4 in 1996 from $8.4 in 1995, a decline of 11.9% due primarily to two key customers decreasing inventory levels.

     Gross Profit. Gross profit was flat at $20.4 million in 1995 and 1996. As a percentage of net sales, gross profit increased to 31.7% from 30.0%. The increase in gross profit margin was due primarily to the initiation of the Company's cost-reduction plan in August 1995 which eliminated overhead and direct labor positions and established tight controls over manufacturing costs. The gross margin increases achieved through the cost-reduction plan were partially offset by a decrease in heddle export prices.

     Selling, General and Administrative Expenses. SG&A increased to $8.9 million in 1996 from $8.7 million in 1995, an increase of 2.4%. As a percentage of net sales, SG&A increased to 13.8% from 12.7%. This increase is related to performance bonuses paid during the year of approximately $1.3 million. No such bonuses were paid in 1995. Excluding these bonuses, SG&A in 1996 would have been $7.6 million, a decrease of $1.1 million, due primarily to the Company's cost-reduction plan.


     Operating Income. Operating income increased to $10.1 million in 1996 from $9.9 million in 1995, an increase of 2.0%. Included in 1995 operating income was a one-time restructuring charge of $0.8 million related to a reduction of the U.S. workforce, closure of the Company's Canadian operation and writedown of certain assets. In addition, management fees paid to BCC increased to $0.7 million in 1996 from $0.3 million in 1995. Excluding the effects of these charges, operating income decreased to $10.8 million in 1996 from $11.0 million in 1995, a decrease of $0.2 million or 1.9%.


     Net Income. Net income increased to $2.6 million in 1996 from $1.1 million in 1995, an increase of $1.5 million. The increase is attributable to the factors noted above.


LIQUIDITY AND CAPITAL RESOURCES



     The Company has historically generated sufficient internal cash flow from operations to fund its operations, capital expenditures and working capital requirements. Cash provided by operating activities for the six months ended June 27, 1998 increased to $1.9 million from $1.3 million for the six months ended June 28, 1997. The increase was primarily due to the improvement in net income, increased depreciation and amortization and reduction in working capital requirements, partially offset by the extraordinary loss incurred upon the early extinguishment of debt in the prior year. Cash provided by operating activities for the fiscal year ended January 3, 1998 decreased to $10.0 million from $11.2 million for the fiscal year ended December 28, 1996. The decrease was primarily due to an increase in working capital requirements, as the Company increased its inventory levels due to the higher sales volume in 1997 and reduced its accounts payable and accrued expense balances. The increase in working capital requirements was partially offset by the increase in the Company's net income.



     Capital expenditures were $3.5 million, $2.8 million, $2.6 million and $1.2 million in 1995, 1996, 1997, and the first six months of 1998, respectively. These amounts primarily reflect cash outlays for maintaining and upgrading the Company's manufacturing plant and equipment. Management estimates that the Company will continue to spend approximately $3.0 million annually to maintain and upgrade its plant and equipment.


     In January 1997, the Company undertook a recapitalization led by Butler Capital Corporation. In connection with this recapitalization, the Company entered into a $67.5 million credit facility consisting of a $52.5 million term loan and a $15.0 million revolving credit facility (the "Existing Credit Facility"). Proceeds from the Existing Credit Facility were used to refinance existing indebtedness of $55.7 million (including a prepayment penalty of $5.7 million) and pay shareholders a $7.9 million dividend.

     Following the Acquisition, the Company's principal sources of liquidity will be cash flow from operations supplemented by borrowings under the Revolving Credit Facility.


     In connection with the Acquisition, the Company issued the Old Notes for $100.0 million in gross proceeds and entered into the Term Loan Facility and the Revolving Credit Facility under the New Credit Agreement. The Revolving Credit Facility provides revolving loans in an aggregate amount of up to $20.0 million (including letters of credit). Upon closing of the Acquisition Transactions, the Company borrowed $30.0 million available under the Term Loan Facility and approximately $3.6 million under the Revolving Credit Facility. Proceeds to the Company from the issuance of the Old Notes and from initial borrowings under the New Credit Agreement were distributed to SH Group to finance, in part, the Acquisition and the fees and expenses in connection therewith, and the repayment of outstanding indebtedness of the Company under the Existing Credit Facility. To provide additional financing to fund the Acquisition, SH Group raised $23.0 million through an equity contribution by AIP and its related investors, excluding the rollover interests of certain members of management, and an additional $15.0 million through the offering of Old Debentures.


     Borrowings under the New Credit Agreement bear interest at a rate per annum equal (at the Company's option) to a margin over either a base rate or LIBOR (as defined herein). The Term Loan Facility and Revolving Credit Facility will mature in six years. The Company's obligations under the New Credit Agreement are guaranteed by each of the Company's direct and indirect domestic subsidiaries. The New Credit Agreement and the guarantees thereof are secured by a perfected first priority security interest in substantially all assets of SH Group and its direct and indirect domestic subsidiaries and, to the extent no adverse tax consequences would result, foreign subsidiaries.


     The New Credit Agreement contains a number of covenants that, among other things, restrict the ability of SH Group, the Company and its subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness or amend certain debt instruments, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures, change the business conducted by the Company or its subsidiaries or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, under the New Credit Agreement, the Company is required to maintain specified financial ratio tests, including leverage ratios below a specified maximum and minimum interest coverage levels. The Company is in compliance with all financial covenants contained in the New Credit Agreement. See "Risk Factors -- Restrictive Debt Covenants" and "Description of Other Indebtedness."


     The Old Notes were issued by the Company, are guaranteed by each Subsidiary (as defined herein) of the Company, other Foreign Subsidiaries (as defined herein), but are not guaranteed by SH Group. The Old Notes mature on June 1, 2008. Interest on the Old Notes is payable semi-annually in cash. The Old Notes contain customary covenants and events of default, including covenants that limit the ability of the Company and its subsidiaries to incur debt, pay dividends and make certain investments. See "Description of Other Indebtedness."

     The Debentures mature on June 1, 2009. Cash interest will not accrue on the Debentures prior to June 1, 2003. Thereafter, interest on the Debentures will be payable semi-annually in cash.


     SH Group is a holding company, and its ability to pay interest on the Debentures is dependent upon the receipt of dividends from its direct and indirect subsidiaries. SH Group does not have, and may not in the future have, any assets other than the common stock of the Company (which were pledged to secure the obligations of the Company and SH Group under the New Credit Agreement). The Company and any Subsidiary of the Company (other than Foreign Subsidiaries) are parties to the New Credit Agreement and the Note Indenture, each of which imposes substantial restrictions on the Company's ability to pay dividends to SH Group. See "Risk Factors -- Substantial Leverage; Liquidity."



     Management believes that cash flow from operations and availability under the Revolving Credit Facility will provide adequate funds for the Company's foreseeable working capital needs, planned capital expenditures and debt service obligations on both a short term and a long term basis. However, the level of the Company's indebtedness could have important consequences, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, product development, general corporate purposes or other purposes may be materially limited or impaired; (ii) significant amounts of the Company's borrowings bear interest at variable rates, which could result in higher interest expense in the event of increases in interest rates; (iii) the Indenture, the Notes and the New Credit Agreement contain financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company; (iv) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and (v) the Company's substantial degree of leverage may limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in general economic conditions or in its business or be unable to carry out capital spending. The Company's ability to fund its operations and make planned capital expenditures, to make scheduled debt payments, to refinance indebtedness and to remain in compliance with all of the financial covenants under its debt agreements depends on its future operating performance and cash flow, which in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond its control. See "Risk Factors."


YEAR 2000 MATTERS


     Steel Heddle initiated the process of preparing its computer systems and applications for the year 2000 in 1997. This process involves addressing the impacts on information technology (IT) systems plus non-IT systems involving embedded chip technology. The process involves modifying or replacing certain hardware and software maintained by the Company as well as communicating with customers and suppliers to ensure that they are taking appropriate actions to remedy their year 2000 issues. The Company has conducted an inventory of its IT systems and currently is correcting these systems that it found to have date-related deficiencies. In the case of non-IT systems, the Company is conducting an inventory of its facilities and is beginning the correction of date-related deficiencies. The Company will utilize both internal and external resources to reprogram or replace, and test the software for year 2000 modifications. The Company anticipates completing the year 2000 project by mid-year 1999, which is prior to any anticipated impact on its operating systems. The Company will also prepare contingency plans in the event there are any system interruptions.



     The cost of the year 2000 project is estimated at $1.0 million and is being funded through operating cash flows. Of the total project cost, approximately $0.4 million is attributable to the purchase of new software and hardware and will be capitalized. The remaining $0.6 million, which is being expensed as incurred, is not expected to have a material effect on the results of operations. The Company has incurred $0.3 million during fiscal 1998 of which $0.2 million has been expensed.



     The Company has surveyed all of its significant suppliers and large customers to determine the extent to which the Company's interface systems are vulnerable to those third parties' failures to remediate their own year 2000 issues. The Company has received representations from its primary third-party vendors that they will have resolved any year 2000 problems in their software prior to any impact on their operating systems.



     The costs of the project and the date on which the Company believes it will complete the year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates can be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties. Further, there can be no assurance given that any or all of the Company's systems are or will be year 2000 compliant or that the impact of any failure to achieve substantial year 2000 compliance will not have a material adverse effect on the Company's financial conditions. Furthermore, no assurance can be given that the third parties important to Steel Heddle will successfully and timely reprogram or replace, and test, all of their own computer hardware, software and process control systems.

ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED


     In June 1997, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." In February 1998, the FASB issued SFAS No. 132 "Employer's Disclosures about Pensions and Other Postretirement Benefits." Additionally, in June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS Nos. 131 and 132 are effective in 1998 and principally affect the display and disclosure of financial information in the Company's financial statements. SFAS No. 133 is effective for fiscal quarters beginning after June 15, 1999.


     SFAS No. 131 requires entities to disclose financial and detailed information about its operating segments in a manner consistent with internal reporting used by the Company to allocate resources and assess financial performance. The Company has not completed the analyses required to determine such segment disclosures or additional disclosure requirements, if any, arising from the adoption of SFAS No. 131. The Company will adopt this statement retroactively during the fiscal year ending January 2, 1999.

     SFAS No. 132 standardizes the disclosures for pensions and other postretirement liabilities, requires additional information on changes in the benefit obligations and fair values of plan assets and eliminates certain other disclosures.


     SFAS No. 133 establishes accounting and reporting standards for derivative instruments. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. At the present time, the Company does not engage in any derivative instruments or hedging activities and therefore, management does not anticipate that such adoption will have a material impact on its financial position, results of operations or cash flows.

                                    BUSINESS

THE COMPANY


     The Company, founded in 1898, is one of the world's leading manufacturers of precision textile loom accessories. The Company designs, manufactures and markets virtually all of the loom accessories necessary to operate a commercial weaving loom, including heddles, dropwires, harness frames, reeds and shuttles and bobbins, which are used to hold or guide individual yarns during the weaving process. Textile loom accessories are highly engineered and often customized products which require a high degree of precision to ensure a uniform weave and to achieve desired fabric patterns while being able to withstand the stresses of modern, high-speed weaving looms. While technology and performance specifications vary, all commercial weaving looms require these accessories. Because loom manufacturers do not produce these accessories, all woven fabric producers must purchase textile loom accessories from third-party suppliers. In addition to textile loom accessories, the Company manufactures precision rolled, heat treated, bare and tinned flat wire used in the electronics, automotive, solar power and other industries.



     The Company has achieved operating income margins exceeding 14% in each of the last ten years. Beginning in 1995 and continuing through 1996, the Company implemented a profitability enhancing, cost-reduction program. This program contributed to an increase in operating income margin to 23.1% in 1997 on net sales of $73.0 million.



     As the only North American manufacturer of heddles, frames and shuttles, and one of only three North American manufacturers of reeds, Steel Heddle is a critical supplier to virtually all North American textile weaving mills, including such companies as WestPoint Stevens, Inc., Milliken & Co. and Burlington Industries, Inc., many of which have been customers for decades. In North America, management estimates that the Company holds substantial market shares in all of its major product lines and estimates that it supplies over 80% of the market for heddles, dropwires and harness frames, over 50% of reeds and over 90% of the market for shuttles and bobbins. Although international markets such as Europe and Asia have different competitive dynamics than the North American market, the Company also has a strong presence in many international markets in which it perceives the opportunity for profitable growth. International sales accounted for approximately 21.9%, 23.6%, 22.0% and 19.2% of the Company's net sales in 1995, 1996, 1997 and the first six months of 1998, respectively.


     Textile loom accessories have represented a steady source of revenue and cash flow because these parts require frequent replacement due to wear and changes in production runs. Approximately 75% of the Company's net sales were derived from the sale of replacement parts in 1997. The Company estimates that more than 90% of all looms installed in North America are delivered "unaccessorized," with the accessories being designed and supplied by a third-party supplier such as Steel Heddle. Once the Company has outfitted new looms with its accessories it has generally been able to continue to supply replacement parts for the life of the loom. The Company believes it has achieved its leading position in the industry primarily because of its willingness and ability to work closely with its customers, both before and after the installation of new looms, to design the appropriate accessories to meet specific manufacturing needs and then continue to meet those needs on an ongoing basis.


     In addition to its textile loom accessories business, the Company converts round rod to flat wire through a rolling process which results in a flat wire with a round edge. Originally developed to satisfy in-house heddle manufacturing needs, the Company recognized that its ability to produce these products to extremely tight tolerances could be tailored to meet similar needs in other industries and began to pursue outside sales. Because these rolled products are custom-made for specific applications, they have historically commanded attractive margins. The Company's rolled products can be found in a variety of other industries, including electronics, automotive and solar power. Among the end-use applications for the Company's products are notebook computers, cellular telephones, electronic control devices and automotive applications such as control mechanisms for air bags, turn signals and cruise controls. Major customers, based on 1997 sales, include Kemet Corporation, Parlex Corporation, AMP Incorporated and Siemens Corporation. Rolled products generated approximately $9.0 million in net sales in 1997.

COMPETITIVE POSITION


     The Company's objective is to maintain and enhance its competitive position as the foremost supplier of loom accessories in the U.S. while broadening its presence in international markets. The Company intends to achieve its objectives by capitalizing on the following competitive strengths:

     Leading Market Position. The Company is a critical supplier to virtually all North American textile weaving mills, with leading market shares across all of its product lines in North America. The Company is the sole domestic manufacturer of heddles, dropwires, harness frames, shuttles and bobbins, with estimated market share in North America in each category of over 80%, and over 90% market share in shuttles and bobbins. Steel Heddle is also the largest domestic manufacturer of reeds, with an estimated 50% market share in North America. In addition, the Company has a strong presence in those international markets in which it sees profitable growth opportunities.


     Cost-efficient Manufacturing. The Company believes it is the only producer of loom accessories that also manufactures the component parts of these accessories (i.e., vertical integration). The Company has developed and tooled proprietary production machinery and produces its own heat-treated, flat-rolled carbon and stainless steel wire which is the key raw material in the production of heddles and dropwires. In 1995 and continuing through 1996, the Company implemented a comprehensive profitability enhancing, cost-reduction program which, among other things, eliminated 120 full time positions and decreased pension and benefit costs. Because of its vertical integration, proprietary production machinery, experienced low-cost labor force and economies of scale, the Company believes it is one of the most efficient producers in the textile loom accessory industry. However, certain of these advantages may be offset by the freight costs and duties associated with export sales.



     Long-standing and Diverse Customer Relationships. The Company has developed and maintained long-term relationships with its customers, in some cases for over 50 years. The Company has built its customer relationships by providing consistent quality, a broad product line and technical support as well as maintaining a strong customer service orientation. The Company's sales people visit each customer every two to four weeks, enabling the Company to gain early knowledge of a customer's intent to purchase new looms and accessories. In addition, the Company's technical personnel work closely with the weaving mills and original equipment manufacturers ("OEMs") to help them select the appropriate accessories and resolve design or engineering issues. The Company's ability to work closely with international customers is limited to a certain extent by the fact that the Company does not have manufacturing operations in Europe or Asia. The Company's customer base is diversified, with no one customer representing more than 6.6% of net sales. Sales to top ten customers represented approximately 31.2% of the Company's net sales in 1997.


     Strong Brand Name. The Company's brand name enjoys significant worldwide recognition in the textile industry as a result of its 100-year history. Since it introduced flat steel heddles to U.S. weaving mills in 1898, the Company has manufactured high-quality loom accessories. Because of its longevity, product innovation, high-quality reputation, strong service orientation and broad product line, the Company has built and maintained its significant market share in the North American market and has built a strong presence internationally.

LOOM ACCESSORY INDUSTRY OVERVIEW

     The textile industry is comprised of several subsectors: (i) apparel production (consisting primarily of "cut and sew" business), (ii) synthetic and natural yarn production, (iii) knitted fabric and (iv) woven fabric production. Woven fabric production is the focus of the Company's customers. The end users of weaving looms and weaving loom accessories are textile mills which utilize looms to produce woven fabric. The U.S. weaving market is estimated at approximately $19.5 billion and accounted for approximately 16.4 billion square yards of fabric in 1997. This output has remained relatively stable since 1986, varying between 15.2 and 16.6 billion square yards annually.


     The U.S. textile industry experienced a significant restructuring during the 1980s and early 1990s. Annual capital expenditures by woven fabric mills, while subject to fluctuations in the demand for woven fabric, have risen in the 1990s, from approximately $550 million in 1991 to approximately $850 million in 1996. In order to maintain their competitive position in the world markets, U.S. textile mills are expected to continue to invest heavily in faster, newer generations of loom technology. With modern equipment and increased automation, labor cost differentials are not a significant factor in the competitiveness of U.S. producers. In addition, the advantages of producing in the U.S., one of the world's largest end-markets, have increased with manufacturers' demands for rapid response times and retailers' desire to reduce inventories.

     The U.S. installed textile loom base has shifted away from older-technology shuttle looms towards faster, shuttleless looms such as air-jet and water-jet looms. This trend benefits the Company in two ways. Higher weaving speeds lead to faster wear of loom accessories, driving an increase in unit demand for replacement parts. In addition, faster looms require a higher degree of precision and performance from accessories, increasing the dollar value of accessories sold per loom and the demand for the higher-priced, quality accessories for which Steel Heddle is known.

TEXTILE LOOM TECHNOLOGY

     Weaving is the process of forming a fabric by interlacing, at right angles, two or more sets of yarn or other material. The first step in weaving is to install the longitudinal yarns, called the warp. The pick, or filling yarn, crosses the warp, to create fabric. After the installation of the warp, there are three essential steps: (i) shedding -- raising every alternative warp yarn or set of yarns to receive the pick, (ii) picking -- inserting the filling and
(iii) beating up -- pressing home the pick to make the fabric compact.

     Fabric is woven on a loom. The fundamental accessories of a loom include:
(i) heddles, each with an eye through which is drawn a warp thread; (ii) the harness frame, a rectangular frame set with a series of heddles operated to form a shed between the warp threads for insertion of pick threads; (iii) the reed, a comb-like frame that pushes the filling yarn firmly against the finished cloth after each pick and (iv) the shuttle, a boat-shaped bobbin holder that carries the pick through the shed. Modern looms are "shuttleless;" the pick is carried through the shed by a stream of air ("air jet") or water ("water jet") or other gripper device, permitting faster speeds of production. Steel Heddle manufactures heddles, reeds, harness frames, and shuttles and bobbins.

     Older technology involves the use of a shuttle to move the yarn through the shed, known as a "shuttle loom." Since the late 1970s, shuttle looms have steadily been replaced with faster shuttleless looms. Shuttleless looms can be classified into four types: (i) air jet, (ii) water jet, (iii) rapier and (iv) projectile. Loom technology is continually evolving--early shuttleless looms installed in the 1980s are being replaced with even faster, more user-friendly shuttleless looms. Faster looms require a high degree of precision and performance from installed accessories. Higher loom speeds lead to faster wear of loom accessories, increasing the demand for replacement parts. Accessories sold as replacements generally carry higher margins as compared to accessories sold with new looms.

TEXTILE LOOM ACCESSORIES

     Textile loom accessories are highly engineered products, requiring precision manufacturing to ensure a uniform weave and to achieve the desired fabric patterns. In addition, given the high speeds at which shuttleless looms operate, the parts must be extremely smooth to avoid snags or breakages in the yarn. Any unintended variance in a reed, heddle or frame can result in broken or damaged yarn, unusable cloth, or wasted weaving time.

     The loom accessory market is driven by four primary factors: (i) faster loom speeds; (ii) flexible production requirements; (iii) new loom purchases; and (iv) weaving mill utilization rates.

     The North American Loom Accessory Market. In North America, more than 90% of looms are purchased by mills from OEMs without accessories. No loom maker produces accessories. The Company believes that several factors deter OEMs from manufacturing accessories. Among these are: (i) limited possibilities for growth or economies of scale because OEMs are reluctant to buy accessories produced by their competitors; (ii) the focus of OEMs on original equipment/capital goods markets rather than the after-market/replacement business; (iii) worldwide competition among accessory manufacturers resulting in stable supplies of competitively priced accessories; (iv) the cost of investment in proprietary tooling and production machinery; and (v) the incompatibility of accessory manufacturing and OEM production schemes. In addition, the Company believes that U.S. textile mills prefer the flexibility to select accessories that are engineered to meet their individual needs. Textile mills base purchases of loom accessories on (a) product performance, (b) service and technical support provided by the accessory manufacturer, (c) long-term business relationships and (d) price. In addition, a local manufacturing presence providing timely response is important to textile manufacturers.

     The Global Market for Loom Accessories. The global loom accessory market is divided into four major regional markets: North America, Europe, Asia, and Latin America. Asia is, by far, the largest market for textile loom accessories. Of textile loom accessories, generally only heddles are sold internationally. Harness frames, reeds and shuttles and bobbins are produced and sold within regional markets and competition tends to be among smaller local companies. However, the Company does pursue, on an opportunistic basis, sales of all of its loom accessories into the international loom accessory market.

PRODUCTS

     The Company's core business strategy is to manufacture a full range of technically advanced textile loom accessories capable of fulfilling its customers' varying weaving requirements. The Company manufactures the broadest range of loom accessories in the textile industry, providing the Company with a distinct competitive advantage. The accessories that are essential to the successful operation of a loom include heddles, dropwires, harness frames and reeds. Each of these accessories has differing demand and replacement dynamics.

  HEDDLES AND DROPWIRES

     Steel Heddle manufactures a full range of high-quality heddles and dropwires for all types of looms. Heddles and dropwires are precision-made to perform within tight parameters. Stamped from flat-rolled steel and polished to be extremely smooth, heddles and dropwires require exacting manufacturing specifications, thorough quality control and expert metal-working capabilities. All of the Company's heddles and dropwires are produced to precise tolerances of two-thousandths to three-thousandths of an inch. The Company estimates that 50-60% of heddles and dropwires are made to order, and approximately 75% of net sales of heddles and dropwires are derived from replacement sales. Both products are generally shipped within one to three days of order if from stock and four to six weeks if custom manufactured. In 1997, heddles and dropwires formed the largest single product line at Steel Heddle, accounting for approximately 37.9% of net sales, with export sales accounting for approximately 41.0% of such net sales.

  HEDDLES

     Heddles are flat, specially designed stamped parts that guide and hold individual yarn during the high-speed weaving process. Steel Heddle produces a wide variety of heddle types, each designed to meet specific performance parameters. The Company's heddles accommodate a vast range of customer specifications. All of the Company's heddles are available in two material types: stainless steel and plated carbon steel. In 1997, heddles accounted for approximately 84% of total heddle and dropwire net sales.

  DROPWIRES

     Dropwires are precision-made plated-carbon steel or stainless steel stamped parts which detect broken yarns and trigger a loom to shut down, minimizing energy and yarn used in the production of imperfect cloth. The Company's dropwires are precision manufactured from similar flat rolled steel as is used to manufacture heddles and are held to the same exacting tolerances. The Company believes the use of its tempered steel dropwires contributes to the production of superior cloth, increased machine running time and lower operating costs. In 1997, dropwires accounted for approximately 17% of total heddle and dropwire net sales.

  HARNESS FRAMES

     Steel Heddle manufactures a full range of harness frames for all types of looms. Harness frames are specialized carriages for heddles constructed from special aluminum alloys and composite materials. Each frame holds between 200 and 1,500 heddles, and each loom holds between 2 and 28 harness frames, depending upon the complexity of the final woven fabric. Harness frames raise and lower the heddles, creating the woven fabric pattern. As modern, high-performance looms operate at 650 to 1,000 picks per minute (two to four times faster than older technology), harness frames must be precision engineered in order to withstand the tremendous stress caused by continuous acceleration and deceleration without buckling or bending. Approximately 90% of harness frames are made to order, and approximately 65% of net sales of harness frames are derived from replacement sales.

     The Company manufactures the following four types of harness frames: high-speed jet frames; standard aluminum frames; projectile frames; and section frames. In addition, the Company manufactures supporting hardware and components and offers frame repair and frame reconditioning services. In 1997, harness frames accounted for approximately 20.6% of Steel Heddle's total net sales, with export sales accounting for approximately 17% of such net sales.

  REEDS

     Reeds are precision-manufactured, comb-like devices used to evenly space yarns on the loom. One reed per loom is mounted on the loom's drive mechanism which moves the reed forward to beat up, or press, the pick into the finished fabric. Each reed is composed of a series of dents. Dents are specially designed flat wire spacers and are assembled in a reed to yield a particular fabric pattern or style. Reed production requires exacting manufacturing processes as absolutely smooth, straight and precisely spaced dents are critical to the production of quality woven fabric. In 1997, reeds accounted for approximately 24.6% of Steel Heddle's net sales, with only 4.0% derived from export sales of domestically produced reeds.

     While the demand for most loom accessories is driven by the purchase of new looms or replacement of worn accessories, reed purchases are primarily driven by style changes. Reeds must be replaced each time a loom is used to weave a new fabric pattern. Thus, reeds are rarely used for their entire useful life. To remain competitive, the Company's customers must react quickly to fabric style changes and as a result, frequently purchase new reeds. For reeds, the Company fulfills its customers' exacting demands for product performance and rapid delivery through its three U.S.-based reed manufacturing facilities located in the primary U.S. woven-textile producing regions of Virginia/North Carolina, South Carolina, and Georgia/Alabama.

     The Company custom manufactures reeds for use in all types of looms. The Company produces two types of reeds: profile and flat. The Company's profile reeds are required in air-jet weaving looms and are manufactured using precision engineering. In addition to close tolerance assembly, these reeds require precision stamped and polished profile dents and specific air management settings. As a result, profile reeds are sold at prices that are four to six times higher than prices of flat reeds. Profile reeds currently account for approximately 60% of net sales of reeds, but the Company expects demand to increase for these reeds as weaving mills continue to purchase the more technically advanced air jet looms. In comparison, the Company's flat reeds are comprised of flat dents (i.e., without profiles or contours) and are used primarily on shuttle, projectile, rapier and water jet weaving looms. Flat reeds accounted for approximately 33% of net sales of reeds in 1997. In addition to the Company's profile and flat reeds, the Company produces warp preparation products, which are used for preparing the warp prior to the weaving process. Warp preparation products consist of expansion combs, slasher combs, comb panels, fan reeds, hock reeds and lease rods. Warp preparation products accounted for approximately 10% of net sales of reeds in 1997.

  SHUTTLES AND BOBBINS

     Shuttles, used in older, slower looms, are specially fabricated from composite materials to carry "pick" or "filling" yarns across the loom as the main yarn or "warp" yarn is pulled through the reed. Bobbins are cylindrical wooden yarn carriers held by the shuttle. Shuttles and bobbins account for 80% of the net sales in the product line, with the remaining 20% derived from the sale of tension products. Most of the Company's shuttles and bobbins are consumed domestically, but approximately 18% are exported primarily to South America. Steel Heddle is the sole supplier of automatic shuttles and bobbins to textile mills in the United States. All shuttles and bobbins sales are replacement sales. Shuttles and bobbins accounted for 3.5% of the Company's net sales in 1997.

  ROLLED PRODUCTS

     The Company manufactures precision rolled ferrous and non-ferrous, heat treated, bare and tinned flat wire. The finished flat wire is then precision wound and packaged to customer specifications. Because the Company rolls rather than slits the flat wire, it benefits from the product advantages of round, smooth edges and long continuous strand lengths. Through its vertical integration, the Company supplies its internal annual requirements of tempered stainless and carbon steel of approximately 2.9 million pounds.


     Originally established to satisfy in-house needs, the Company recognized that it possessed the technical expertise to produce rolled products to exacting tolerances and, as a result, has opportunistically pursued outside sales. In 1997, the Company manufactured 63% of its rolled products for in-house use, with the remainder for outside sales. With no commodity-oriented or standard inventory production, the Company's rolled products are custom-produced for specific applications, generating attractive gross margins to the Company. Excluding internal consumption, in 1997 the Company sold approximately 1.7 million pounds to customers in the electronics, automotive and solar power industries and in a variety of other industries in which tight tolerances and smooth edges are required. The Company's rolled products can be found in a variety of end-use products, including notebook computers, cellular phones, electronic control devices, automotive applications such as control mechanisms for air bags, turn signals and cruise controls. The Company's major customers, based on 1997 sales, include Kemet Corporation, Paralex Corporation, AMP Incorporated and Siemens Corporation. In 1997, outside rolled product sales accounted for approximately 12.2% of the Company's net sales.


     All rolled products are custom-manufactured for specific applications and can be grouped into three broad categories: flat rolled steel, copper wire and aluminum wire. The Company manufactures flat rolled steel wire which is used for specialty applications such as garment stays, orthopaedic braces and saw blades. Flat rolled steel wire is also used internally in the production of heddles and dropwires. The Company manufactures tinned and bare copper flat wire for use in a variety of applications including capacitor leads and laminated cable in which smooth wire edges are necessary to prevent the cutting of layers which cause short circuits. The Company also manufactures flat wire which is used as wire connectors and conductors in electronic products and tin-coated copper wire used in solar cells. In addition, the Company rolls aluminum flat wire for use in a variety of applications, including capacitor leads and carrier bars for capacitor manufacturing.

COMPETITION AND MARKET SHARE

     Over the past ten years, the U.S. woven textile industry has consolidated and invested in modern loom technology. Today, loom accessories are highly engineered products that require sophisticated manufacturing techniques. Steel Heddle's capabilities in producing a broad range of accessories, its reputation for quality and service and its long-term customer relationships, provide it with an important competitive advantage. None of Steel Heddle's domestic competition has its breadth of products, established relationships or ability to customize its products to its customers' needs.


     North American Competition and Market Share. Steel Heddle is the leading supplier of loom accessories in the North American market. The Company estimates that its market share in North America exceeds 80% for all major product lines other than reeds. Grob & Co. AG ("Grob"), is the Company's only significant competitor, holding an estimated 5%, 4% and 13% market share in heddles, drop wires and harness frames, respectively. The Company believes Grob is at a significant cost and delivery disadvantage in the U.S. compared to Steel Heddle because, among other things, Grob does not have manufacturing operations in the U.S. In addition, Steel Heddle believes it is more flexible and responsive to customer needs than Grob. With manufacturing and technical personnel located in Switzerland, it is difficult for Grob to service the

U.S. market. Although Grob has sold into the U.S. market since 1960 and has had a sales office in the U.S. since 1972, its manufacturing operations have remained outside of North America, and it has been largely unsuccessful at obtaining incremental market share.

     The Company estimates it has a 50% market share of the reed market and that its nearest competitor, Palmetto Loom Reed, Inc. ("Palmetto"), has a market share of approximately 30%. Palmetto is a privately-held, family-run business based in Greenville, South Carolina. There are only two other reed manufacturers in the U.S. which split the remaining 20% of the market. Reed sales are affected by timeliness of delivery, making competition regional. Consequently, the reed market is slightly more fragmented than any of the other accessory markets.

     Steel Heddle is the major producer of automatic shuttles and bobbins serving the North American market. Demand for shuttles and bobbins has decreased over the last several years as shuttle looms have been retired or replaced with more efficient shuttleless technology.


     International Competition and Market Share. Steel Heddle is the number two producer of tempered heddles worldwide, with an estimated 30% global market share. The Company's only significant competitor, Grob, has an estimated 45% global market share. The Company differentiates itself from Grob by its ability to service all weaving accessory requirements and its technical expertise that it uses to solve its customers' weaving problems. Management also believes that Grob incurs higher production costs than the Company. The Company believes it is poised to capture additional worldwide market share from Grob as customers seek better service and technical support.


     Steel Heddle has been building relationships with OEMs (which are more important internationally than domestically), foreign textile mills and trading companies over the last several years as part of its international strategy. Management expects its international market share to grow over time. Steel Heddle's international strategy is focused on (i) building long-term relationships, (ii) customer service and technical support and (iii) providing superior quality. In addition, the Company continues to strengthen its international sales agent networks. The Company believes that as it strengthens its relationships with its international customers and becomes a critical partner in their success, as it has done in the U.S., its international sales will increase.

MANUFACTURING

     Steel Heddle is headquartered in Greenville, South Carolina and conducts its primary operations through a manufacturing facility located adjacent to the Company's headquarters. In addition, rolled products are manufactured in Oconee County, South Carolina, and reeds are manufactured in North Carolina, Georgia and Mexico. Below is a summary of the Company's existing facilities:


                                                                        SQUARE
      LOCATION                            FUNCTION                      FOOTAGE   OWNED/LEASED
      --------                            --------                      -------   ------------
Greenville, S.C.       Corporate offices; Heddle, Frame, Reed, Shuttle
                         and Bobbin Manufacturing.....................  474,036      Owned
Oconee County, SC      Rolled Products Manufacturing..................  123,312      Owned
Greensboro, NC         Reed Manufacturing.............................   12,000      Owned
Meriwether County, GA  Reed Manufacturing.............................   18,000      Owned
Mexico City, Mexico    Reed Manufacturing.............................    6,000     Leased(1)


---------------

(1) Terms of the lease are year to year with annual rental of approximately $17 thousand.


     The Company believes that its manufacturing operations are among the most efficient in the textile loom accessory industry. Most of the machinery used by the Company has been specifically designed and/or manufactured by the Company and most of its products are made-to-order.

     Heddles. Heddles are precision stamped from flat rolled, heat treated, high carbon or stainless steel. Each heddle passes through eight to ten stamping stations before being cut to length. Precision stamping tools are manufactured in-house to support this stamping operation. Close dimensional control is assured by computer-controlled optical measuring equipment. Thorough polishing of each stamped area assures smooth yarn contact edges. Electroplating of nickel or zinc on carbon steel or passivation of stainless steel provides the proper resistance to corrosion.

     Frames. Frames are assemblies of high strength aluminum alloy extrusions, high carbon or stainless steel heddle carrying rods and precision machined loom connection devices. Highly engineered material selection, along with precision machining and assembly provide for frames suitable to withstand extreme stresses associated with today's high speed looms.

     Reeds. Profile reeds are assembled from individual dents that are held in place by precision spacing wires and specially formulated thermoplastic adhesive. The top and bottom edges of the reed are encased in steel or aluminum channel or bands. Proper air management specifications are then set according to required weaving parameters. The individual dents are stamped from precision wide strip steel then deburred and polished to achieve suitable yarn contact surfaces. Flat reeds are similar assemblies, except straight dents are cut from coils of wire and used in place of profile dents.

     Rolled Products. Rolled products are produced by rolling round cross section materials of copper, aluminum, carbon steel or stainless steel to flat wire. As required, rolled materials then undergo heat treatment for annealing or hardening. In addition, the copper products may be tin coated. A variety of precision wound packages are tailored to customer requirements.

SALES, MARKETING AND CUSTOMERS

     The Company markets its loom accessories through a 14-person sales force, eight of whom are located in the United States and six of whom are located abroad. In North America, sales are made directly to woven textile mills, the end-users of the Company's loom accessories. In international markets, the majority of sales are also made to end-users primarily through a network of (i) ten agents located in Asia, (ii) seven agents located in Europe and Turkey and
(iii) 28 agents located throughout the rest of the world. Sales are also made to OEMs, primarily manufacturers of textile machinery that also package accessories with their new looms. Steel Heddle also cooperates with large Japanese trading companies that are active in the weaving machinery business. Rolled products are sold through a dedicated sales force of two people who also manage four independent sales representatives.

     The Company has long-term relationships with its customers, many of which extend beyond 50 years. Steel Heddle's consistent quality, broad product line, technical support and customer service orientation continue to underpin its relationships. The Company's customer base is diversified, with no one customer representing more than 6.6% of net sales. Sales to top ten customers represents approximately 31.2% of total net sales.

RAW MATERIALS

     Aluminum extrusions, aluminum and copper rod and wire, and stainless and carbon steel in rod, round wire and flat wire form are the primary raw materials used by the Company. All raw materials are readily available from multiple sources. The Company does not experience much volatility in its raw materials prices. Steel Heddle has well-established long-term relationships with each of its raw material suppliers.

INTELLECTUAL PROPERTY

     The Company has numerous trademarks and patents effective in the United States and several trademarks effective in several foreign countries for varying lengths of time. Company trademarks include "SH(R)", "Duralite(R)", "Draw-O(R)", and "Jet Eye(R)" under which it markets certain weaving accessory products. The Company also has a number of applications for trademarks pending in the United States and abroad. Management considers its various trademarks, trademark applications and patents to be valuable assets but believes that the loss of any one trademark or patent would not have a material adverse effect on the Company's operations.

EMPLOYEES AND EMPLOYEE RELATIONS


     As of June 27, 1998, the Company employed approximately 626 employees in the United States and approximately 17 employees outside the United States. None of the Company's hourly employees are covered by collective bargaining agreements. The Company believes its employee and labor relationships are good.


LEGAL PROCEEDINGS

     From time to time, the Company is involved in various legal proceedings arising in the ordinary course of business. Management believes that none of these matters in which the Company is currently involved, either individually or in the aggregate, are expected to have a material adverse effect on the Company's business or financial condition. See "--Environmental Matters."

ENVIRONMENTAL MATTERS

     The Company is subject to federal, state and local environmental requirements, including those governing discharges to the air and water, the handling and disposal of solid and hazardous wastes, and the remediation of contamination associated with releases of hazardous substances. Based on a review conducted by independent environmental consultants in connection with the Acquisition, the Company believes that it is currently in substantial compliance with environmental requirements, except as would not be expected to have a material adverse effect on the Company. Nevertheless, the Company's manufacturing operations involve the use of hazardous substances and, as is the case with manufacturers in general, if a release of hazardous substances occurs or has occurred on or from the Company's facilities, the Company may be held liable and may be required to pay the cost of remedying the condition. The amount of any such liability could be material.

     The Company has made, and will continue to make, expenditures to comply with current and future environmental requirements. The Company does not anticipate material capital expenditures for environmental controls in the current or succeeding fiscal year. However, because environmental requirements are becoming increasingly stringent, the Company's expenditures for environmental compliance or clean up may increase in the future.


     In 1987, the United States Environmental Protection Agency certified the closure of three former wastewater lagoons at the Company's Greenville, SC facility under RCRA. In 1989, the Company began a groundwater remediation program at the facility in accordance with RCRA requirements. In 1996, the Company received a post-closure care permit for the former lagoons. This permit requires post-closure care for the former lagoons, continued groundwater remediation, and investigation of certain areas of the facility. As required by RCRA, the Company has posted financial assurance in the amount of $671,000 to ensure funds are available to complete the permit requirements. Nonetheless, the Company is continuing to investigate certain areas of the facility. It is possible that, based on the results of such investigation described above, additional actions could be required, in which case the costs could materially increase.



     The Company is involved as a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") with regard to past waste disposal at the Aqua Tech Superfund site in Greer, SC. Some risk of similar environmental liability is inherent in the nature of the Company's current and former operations. While strict joint and several liability is authorized under CERCLA, cleanup costs are usually allocated among the PRPs. The Company has settled two lawsuits and paid its share of past cleanup costs with respect to the site. Because the amount of future cleanup costs at the site is not yet known, the Company cannot predict with certainty the amount of its share of these future costs. However, based on its allocated share of past cleanup costs, the Company does not expect its share of future costs to be material.


     In connection with the Acquisition, Sellers have indemnified the Company, subject to time and dollar limitations, for breaches of certain representations and warranties pertaining to environmental matters. There can be no assurance, however, that Sellers will have the ability to indemnify the Company if called upon to do so. The Sellers also agreed to clean up a past release of mineral spirits at the Company's Oconee County, SC facility. To pay for this clean up, $350,000 of the purchase price has been placed in an escrow account. The Sellers' cleanup obligation is limited to the escrow amount. Based on a preliminary investigation of the area, the Company believes it is unlikely that the clean up will exceed the escrow amount.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth the name, age as of June 27, 1998 and position with the Company of each person who is expected to serve as director or executive officer of the Company following the Acquisition Transactions.



                    NAME                      AGE                      POSITION
                    ----                      ---                      --------
Benjamin G. Team............................  57    President, Chief Executive Officer and Director
Robert W. Dillon............................  51    Executive Vice President and Director
Jerry B. Miller.............................  52    Vice President--Finance and Secretary
J. Brant Conner.............................  53    General Sales Manager
Thomas A. Korbutt...........................  55    Vice President--Frame Division
John D. Wright..............................  54    Manager--Heddle Division
Randy Boggs.................................  38    Manager--Reed Division
Edward J. Treglia...........................  37    Manager--Rolled Products Division
Nathan L. Belden............................  28    Director
Robert J. Klein.............................  34    Director
Kim A. Marvin...............................  35    Director
Robert L. Purdum............................  62    Non-Executive Chairman and Director
Theodore C. Rogers..........................  63    Director


BENJAMIN G. TEAM--PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR
     Mr. Team joined Steel Heddle after seven years with Textile Loom Reed Company which was acquired by Steel Heddle in 1969. He began with Steel Heddle as Manager of the Greensboro Reed Plant in 1969 and was later named Manager of the Company's Reed Division in 1975. Mr. Team was elected Vice President in 1978 and was named head of all textile products manufacturing in 1986. Mr. Team was appointed President in 1992.

ROBERT W. DILLON--EXECUTIVE VICE PRESIDENT AND DIRECTOR
     Mr. Dillon joined Steel Heddle in 1969 after receiving a B.S. degree from Philadelphia College of Textile and Science. Mr. Dillon has held positions of increasing responsibility in the sales, administrative, and manufacturing areas of the Company. He was promoted to Vice President-Heddle Division in 1988 and Executive Vice President in 1992.

JERRY B. MILLER--VICE PRESIDENT-FINANCE AND SECRETARY
     Mr. Miller joined Steel Heddle in 1988 in his present position. He had previously worked as an audit supervisor for Ernst & Whinney from 1975-1984, as a Controller for Carolina Tool & Equipment Company and as Vice President and Controller of Ballenger Group, Inc. Mr. Miller holds a B.A. degree from Clemson University, a Master's degree from the University of Georgia and is a Certified Public Accountant.

J. BRANT CONNER--GENERAL SALES MANAGER
     Mr. Conner joined Steel Heddle in 1972 as a Sales Representative. He was promoted to District Sales Manager for the Southwest Region in 1978. Mr. Conner also served as plant manager for the Meriwether Reed Plant and was promoted to his present position in 1994. Mr. Conner received his B.S. and Masters degrees in Textiles from Georgia Tech and served in the U.S. Army for two years, obtaining the rank of First Lieutenant.

THOMAS A. KORBUTT--VICE PRESIDENT-FRAME DIVISION
     Mr. Korbutt joined Steel Heddle in 1973 as a project engineer after working in various engineering and manufacturing positions in the automotive and shipbuilding industries. He was appointed Engineering

Manager in 1975. In 1984, he was promoted to his present position. Mr. Korbutt received a degree in Tool Engineering Design from Henry Ford Community College.

JOHN D. WRIGHT--MANAGER-HEDDLE DIVISION
     Mr. Wright joined Steel Heddle in early 1997 after overseeing engineering and manufacturing at Freudenberg North America. Before Freudenberg, Mr. Wright worked for twelve years at Johnson & Johnson in several engineering and manufacturing positions. Mr. Wright holds a degree in Mechanical Engineering from Texas Tech University and served as an engineering officer in the U.S. Navy.

RANDY BOGGS--MANAGER-REED DIVISION
     Mr. Boggs joined Steel Heddle in 1994 after leaving Palmetto Loom Reed, Inc. where he was Plant Manager. Previously, he was Weaving Superintendent with the Bibb Company's White Horse Plant. He was also employed with J.P. Stevens where he held various management positions in the Greige Fabrics Division. He has a B.A. in Business Administration from Southern Wesleyan College.

EDWARD J. TREGLIA--MANAGER-ROLLED PRODUCTS DIVISION
     Mr. Treglia joined Steel Heddle in 1987 as an Industrial Engineer and in 1989 was transferred to the Rolled Products Division. In September 1996, he was named Plant Manager. Before joining Steel Heddle, he worked with Southeastern Kusan and Sheller-Globe. Mr. Treglia graduated from the University of Cincinnati with a B.S. in Industrial Engineering. While working on his degree, he was a co-op Industrial Engineer with IBM and Wierton Steel.

NATHAN L. BELDEN--DIRECTOR
     Mr. Belden joined AIP in 1995 from the Mergers & Acquisitions Department of Kidder, Peabody & Co., Inc. where he was employed since 1993.

ROBERT J. KLEIN--DIRECTOR
     Mr. Klein is a Principal of AIP. He has been an employee of AIP since 1992. From 1991 to 1992, he was an associate at The First Boston Corporation and prior thereto was an associate with Rosecliff, Inc., an affiliate of Acadia Partners, L.P. Mr. Klein is a director of Easco Corporation and RBX Corporation.

KIM A. MARVIN--DIRECTOR
     Mr. Marvin is a Principal of AIP. He joined the San Francisco office of AIP in 1997 from the Mergers & Acquisitions Department of Goldman, Sachs & Co. where he was employed since 1994. Mr. Marvin is a director of Bucyrus International, Inc.

ROBERT L. PURDUM--NON-EXECUTIVE CHAIRMAN AND DIRECTOR
     Mr. Purdum is a Director and Managing Director of American Industrial Partners Corporation. Mr. Purdum is expected to become the Non-Executive Chairman of the Company's Board following the Acquisition Transactions. Mr. Purdum retired as Chairman of Armco Inc., in 1994. From November 1990 to 1993, Mr. Purdum was Chairman and Chief Executive Officer of Armco. Mr. Purdum has been a director of AIP Management Co. since joining AIP in 1994. Mr. Purdum is also a director of Bucyrus International, Inc., Holophane Corporation, Berlitz International, Inc. and Kettering University.

THEODORE C. ROGERS--DIRECTOR
     Mr. Rogers is a Director, the Chairman of the Board and the Secretary of American Industrial Partners Corporation. He co-founded AIP and has been a director and officer of the firm since 1989. He is currently a director of Bucyrus International, Inc., Easco Corporation, Sweetheart Holdings, Inc., SF Holdings, Inc., RBX Corporation, Stanadyne Automotive Corp. and Derby International.

     Directors are not expected to receive compensation for their services as directors, except for the Non-Executive Chairman of the Board who will receive $150,000 per year.

EXECUTIVE COMPENSATION


     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal year ended January 3, 1998, of these persons who served as (i) the chief executive officer during such years and (ii) the other four most highly compensated executive officers of the Company during such years:



                                                              ANNUAL COMPENSATION
                                                ------------------------------------------------
                                                                          LONG-TERM COMPENSATION
                                                                                  AWARDS                 OTHER
          NAME AND PRINCIPAL                                              SECURITIES UNDERLYING          ANNUAL
               POSITION                  YEAR   SALARY($)   BONUS($)(A)        OPTIONS (#)         COMPENSATION($)(B)
          ------------------             ----   ---------   -----------   ----------------------   ------------------
Benjamin G. Team.......................  1997    244,800      344,746             6,344                  35,356
  Chief Executive
  Officer and President
Robert W. Dillon.......................  1997    182,200      249,102             4,924                  28,297
  Executive Vice President
Jerry B. Miller........................  1997    155,200      222,837             4,264                  28,376
  Vice President Finance
Thomas A. Korbutt......................  1997    121,400      124,727             2,204                  21,536
  Vice President Frame
  Division
J.E. Merritt*..........................  1997    120,100      104,727             2,204                  21,973


------------------------------

(a) Bonuses are reported in the year earned even if paid in a subsequent year.

(b) Other annual compensation includes the Company's contribution to the Employee Thrift and Savings Plan and the Cash Balance Plan.

  * Retired December 1997

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                              POTENTIAL
                                                                                                          REALIZABLE VALUE
                                                                                                             AT ASSUMED
                                                                                                           ANNUAL RATES OF
                                                                                                             STOCK PRICE
                                                                                                            APPRECIATION
                                                            INDIVIDUAL GRANTS                              FOR OPTION TERM
                                   --------------------------------------------------------------------   -----------------
                                    NUMBER OF       PERCENT OF
                                    SECURITIES     TOTAL OPTIONS
                                    UNDERLYING        GRANTED
                                     OPTIONS      TO EMPLOYEES IN   EXERCISE OR BASE
              NAME                   GRANTED        FISCAL YEAR       PRICE ($/SH)      EXPIRATION DATE    5%($)    10%($)
              ----                 ------------   ---------------   -----------------   ---------------   -------   -------
Benjamin G. Team.................     6,764            25.7                15              02/20/02       148,824   183,807
Robert W. Dillon.................     4,924            18.7                15              02/20/02        99,692   123,418
Jerry B. Miller..................     4,924            18.7                15              02/20/02        99,692   123,418
Thomas A. Korbutt................     2,204             8.4                15              02/20/02        27,060    34,147
J.E. Merritt.....................     2,204             8.4                15              02/20/02        27,060    34,147

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION VALUES (a)


                                                                             NUMBER OF
                                                                             SECURITIES
                                                                             UNDERLYING
                                                                            UNEXERCISED            VALUE OF UNEXERCISED
                                                                             OPTIONS AT                IN-THE-MONEY
                                                                         FISCAL YEAR END(#)             OPTIONS AT
                                SHARES ACQUIRED ON                          EXERCISABLE/      FISCAL YEAR END($) EXERCISABLE/
             NAME                  EXERCISE (#)      VALUE REALIZED($)     UNEXERCISABLE               UNEXERCISABLE
             ----               ------------------   -----------------   ------------------   -------------------------------
Benjamin G. Team..............          420                9,038              6,344/0                   136,523/$0
Robert W. Dillon..............            0                    0              4,924/0                   105,964/$0
Jerry B. Miller...............          660               14,203              4,264/0                    91,761/$0
Thomas A. Korbutt.............            0                    0              2,204/0                    47,430/$0
J.E. Merritt..................            0                    0              2,204/0                    47,430/$0


------------------------------

(a) Options held by certain employees of the Company were converted at the consummation of the Acquisition into options to purchase common stock of SH Group. In addition, SH Group adopted a performance-based option plan pursuant to which options to acquire up to 7% of SH Group's common stock (on a fully diluted basis) were awarded to certain members of the Company's management.

                                 PENSION PLANS

     The Company maintains a cash balance pension plan that provides a monthly annuity payable at age 65. The amount of such annuity is the actuarial equivalent of the value of an individual account balance which is comprised of the following: (i) a participant's accrued benefit under the plan determined as of December 31, 1994; (ii) a percentage (from 2.25% to 7.00%) of the participant's annual earnings plus a percentage (from 3.0% to 5.0%) of the participant's annual earnings in excess of 50% of the Social Security wage base for the calendar year, with such percentages determined based on the participant's age at the beginning of each year; and (iii) interest credits based on an index weighted to reflect 60% of the return of the Lehman Brothers Governmental/Corporate Bond Index and 40% of the return of the S&P 500 stock index, determined as of December 31 of the calendar year in which the interest is credited. The estimated annual benefit payable at age 65 for each of the named executive officers is shown below. For purposes of determining such benefit, no increases in salary or Social Security wage base were assumed, and a 5% interest rate was used for determining interest credits and for converting the individual account balance to an annuity at age 65:

                                                                              PROJECTED ANNUAL
                                                                             ANNUITY PAYABLE AT
                                                                                   NORMAL
                                                     PROJECTED INDIVIDUAL        RETIREMENT
                       NAME                            ACCOUNT BALANCE              AGE
                       ----                          --------------------    ------------------
Benjamin G. Team...................................        $442,924               $38,103
Robert W. Dillon...................................        $563,832               $48,504
Jerry B. Miller....................................        $401,004               $34,479
Thomas A. Korbutt..................................        $309,992               $26,667
J.E. Merritt.......................................        $309,144               $26,594

EMPLOYMENT AGREEMENTS

     Messrs. Team, Miller and Dillon each are party to a severance arrangement under which each will receive severance pay if his employment is terminated by the Company (other than for cause) for the number of months between the date of termination and December 31, 2000 if termination occurs on or before December 31, 1999 or for twelve months if termination occurs on or after January 1, 2000. Messrs. Team, Miller and Dillon each are a party to a Sale Bonus Agreement dated April 21, 1998, pursuant to which each received approximately $1.3 million upon the consummation of a sale of the Company.

     Messrs. Connor and Korbutt each are a party to a severance arrangement under which each will receive severance pay if his employment is terminated by the Company (other than for cause) for the number of months between the date of termination and December 31, 1999 if termination occurs on or before December 31, 1998 or for twelve months if termination occurs on or after January 1, 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ACQUISITION ARRANGEMENTS

     In connection with the Acquisition Transactions, the Company, AIP and management investors entered into a stockholders' agreement (the "Stockholders' Agreement") pursuant to which such persons were granted certain registration rights and participation rights. Pursuant to the Stockholders' Agreement, AIP has the right to elect the majority of the directors of the Company.

     At the close of the Acquisition Transactions, AIP was paid a fee of $2.0 million and reimbursed for out-of-pocket expenses in connection with the negotiation of the Acquisition and for providing certain investment banking services to the Company including the arrangement and negotiation of the terms of the New Credit Agreement, the arrangement and negotiation of the terms of the Old Notes and for other financial advisory and management consulting services. Upon consummation of the Acquisition, Messrs. Team, Miller and Dillon each received sale bonuses of approximately $1.3 million.

MANAGEMENT SERVICES AGREEMENTS

     BCC, an affiliate of Butler Capital Corporation, provided consulting services to the Company pursuant to a Consulting Services Agreement dated as of January 1, 1996 and received remuneration of $275,000 in each of fiscal 1997, 1996 and 1995. In fiscal 1996, BCC received a special one-time payment of $450,000. Such agreement was terminated upon consummation of the Acquisition Transactions. In connection with the Company's refinancing in fiscal 1997, BCC received payment of $200,000.

     AIP expects to provide substantial ongoing financial and management services to the Company utilizing the extensive operating and financial experience of AIP's principals. AIP will receive an annual fee of $895,000 for providing general management, financial and other corporate advisory services to the Company and will be reimbursed for out-of-pocket expenses. The fees will be paid to AIP pursuant to a management services agreement among AIP and the Company and will be subordinated in right of payment to the Old Notes.

                      DESCRIPTION OF SH GROUP COMMON STOCK

     SH Group is authorized by its Certificate of Incorporation to issue 300,000 shares of common stock, par value $0.01 per share (the "Common Stock"), 234,949 of which were issued upon consummation of the Acquisition Transactions, all of which are owned by AIP, its related investors and certain members of management of the Company. In addition, SH Group issued options to certain members of management of the Company pursuant to an option plan to be established by its board of directors. See "Management--Executive Compensation." The holders of shares of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor and, upon liquidation or dissolution are entitled to receive all assets available for distribution to the shareholders.

                               SECURITY OWNERSHIP


     As of July 30, 1998, there were 13 holders of record of shares of Common Stock. The following table sets forth certain information regarding beneficial ownership of Common Stock as of July 30, 1998, assuming the exercise of stock options exercisable within 60 days of such date, by (i) each person who is known by SH Group to be the beneficial owner of more than 5% of the Common Stock, (ii) each of SH Group's directors and the named executive officers in the Summary Compensation Table and (iii) all directors and executive officers as a group. To the knowledge of SH Group, each stockholder has sole voting and investment power as to the shares of Common Stock shown unless otherwise noted. Except as indicated below, the business address for each such person is c/o Steel Heddle Mfg., Co., 1801 Rutherford Road, Greenville, South Carolina, 29607.



                            NAME                              NUMBER(1)   PERCENTAGE(2)
                            ----                              ---------   -------------
American Industrial Partners Capital Fund II, L.P.(3).......   226,299        96.3
Nathan L. Belden(3).........................................       200         *
Robert L. Purdum(4).........................................     1,000         *
Kim A. Marvin(4)............................................         0         0
Robert J. Klein(4)..........................................       250         *
Theodore C. Rogers(5).......................................   226,299        96.3
Benjamin G. Team............................................     6,334(6)      *
W. Richard Bingham(5).......................................   226,299        96.3
Robert W. Dillon............................................     4,916(6)      *
Jerry B. Miller.............................................     4,257(6)      *
Thomas A. Korbutt...........................................     2,200(6)      *
All directors and executive officers as a group (9
  persons)..................................................    19,157(7)      7.6


---------------
 *  Represents less than 1%.
(1) Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities and Exchange Commission. In computing the number of shares of Common Stock beneficially owned by a person and the percentage of beneficial ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(2) Based upon 234,949 shares of Common Stock outstanding as of July 30, 1998.


(3) The business address of such person or entity is One Maritime Plaza, Suite 2525, San Francisco, CA, 94111.



(4) The business address of such person is 551 Fifth Avenue, Suite 3800, New York, New York.

(5) Messrs. Rogers and Bingham share investment and voting power with respect to the securities owned by American Industrial Partners Capital Fund II, L.P., but each disclaims beneficial ownership of any shares of common stock of SH Group. The business address of Mr. Rogers is 551 Fifth Avenue, Suite 3800, New York, New York 10176. The business address of Mr. Bingham is One Maritime Plaza, Suite 2525, San Francisco, California 94111.



(6) Represents shares of Common Stock which are issuable upon exercise of options within 60 days of the date hereof.



(7) Includes an aggregate of 17,707 shares of Common Stock held by directors and executive officers which are issuable upon exercise of options exercisable within 60 days of the date hereof.

                           DESCRIPTION OF DEBENTURES

GENERAL

     The New Debentures will be issued as a separate series pursuant to an Indenture (the "Indenture") between Steel Heddle Group, Inc. and United States Trust Company of New York, as trustee (the "Trustee"). The terms of the New Debentures include those stated in the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The New Debentures are subject to all such terms, and Holders of New Debentures are referred to the Indenture and the Trust Indenture Act for a statement thereof. The form and terms of the New Debentures are identical in all material respects to the form and terms of the Old Debentures (which they replace) except that (i) the New Debentures bear a Series B designation, (ii) the New Debentures have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (iii) the holders of the New Debentures will not be entitled to certain rights under the Registration Rights Agreement, including the provisions increasing the interest rate on the Old Debentures in certain circumstances relating to the timing of the Exchange Offer, which rights terminate when the Exchange Offer is consummated. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture and Registration Rights Agreement is available as set forth under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."


     The New Debentures will be senior, unsecured, general obligations of SH Group, limited in aggregate principal amount at maturity to $29.25 million. The New Debentures will rank senior in right of payment to all existing and future subordinated Indebtedness of SH Group and pari passu in right of payment with all existing and future senior obligations of SH Group. As of June 27, 1998, the aggregate amount of Indebtedness of SH Group was $15.2 million (all of which was attributable to the Old Debentures). SH Group in addition, however, is a guarantor under the Credit Agreement, which guarantee will be secured by a pledge of the common stock of the Company. SH Group conducts all of its operations through its subsidiaries. The New Debentures will be effectively subordinated to all existing and future Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of SH Group's subsidiaries. As of June 27, 1998, SH Group's subsidiaries had $165.5 million of Indebtedness outstanding, including Indebtedness under the Old Notes and the Credit Agreement, in addition to trade payables and other accrued liabilities.


     As of the date of the Indenture, none of SH Group's Subsidiaries will be Unrestricted Subsidiaries. However, under certain circumstances, SH Group will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries generally will not be subject to the restrictive covenants set forth in the Indenture. The term "Subsidiaries" as used herein does not include Unrestricted Subsidiaries. Notwithstanding anything herein to the contrary, the Indenture shall not prevent or restrict consummation of any of the Acquisition Transactions.

PRINCIPAL, MATURITY AND INTEREST

     The Debentures are limited in aggregate principal amount at maturity to $29.25 million and will mature on June 1, 2009. The Old Debentures were issued at a substantial discount from their principal amount at maturity to generate gross proceeds of $15.0 million. Until June 1, 2003, no interest will accrue on the Debentures, but the Accreted Value will increase (representing amortization of original issue discount) between the date of original issuance and June 1, 2003, on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value shall be equal to the full principal amount at maturity of the Debentures on June 1, 2003. Beginning on June 1, 2003, interest on the Debentures will accrue at the rate of 13 3/4% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2003, to Holders of record on the immediately preceding May 15 and November 15, respectively. Interest on the Debentures will accrue from the most recent date to which interest has been paid, or, if no interest has been paid, from June 1, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premiums if any, and interest and

Liquidated Damages, if any, on the Debentures will be payable at the office or agency of SH Group maintained for such purpose within the City and State of New York or, at the option of SH Group, any payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Debentures at their respective addresses set forth in the register of Holders of Debentures; provided, that all payments with respect to all Global Notes and Certificated Notes (as defined herein) the Holders of whom have given wire transfer instructions to SH Group will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by SH Group, SH Group's office or agency in New York will be the office of the Trustee maintained for such purpose. The Debentures will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     The Debentures are not redeemable at SH Group's option prior to June 1, 2003, except as provided below. Thereafter, the Debentures will be subject to redemption at the option of SH Group, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of Accreted Value) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date if redeemed during the twelve-month period beginning on June 1 of the years below:

                            YEAR                              PERCENTAGE
2003........................................................   106.875%
2004........................................................   104.583%
2005........................................................   102.292%
2006 and thereafter.........................................   100.000%

     Notwithstanding the foregoing, at any time on or prior to June 1, 2001, SH Group may (but shall not have the obligation to) redeem up to 35% of the original aggregate principal amount at maturity of the Debentures at a redemption price equal to 113.750% of the Accreted Value thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the Net Cash Proceeds received by SH Group from one or more Equity Offerings; provided that, in each case at least 65% of the aggregate principal amount at maturity of Debentures originally issued remain outstanding immediately after the occurrence of such redemption; and provided further, that such redemption shall occur within 60 days of the date of the closing of such Equity Offering.

     If less than all of the Debentures are to be redeemed at any time, selection of Debentures for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Debentures are listed, or, if the Debentures are not so listed, on a pro rata basis, by lot or in accordance with any other method as the Trustee shall deem fair and appropriate; provided that no Debentures of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder whose Debentures are to be redeemed at its registered address. If any Debenture is to be redeemed in part only, the notice of redemption that relates to such Debenture shall state the portion of the principal amount thereof to be redeemed, and, after the redemption date upon surrender of such Debenture, a new Debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Debenture. On and after the redemption date, interest ceases to accrue on Debentures or portions of them called for redemption unless SH Group defaults in making redemption payments due on such redemption date.

MANDATORY REDEMPTION

     SH Group is not required to make mandatory redemption or sinking fund payments with respect to the Debentures.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL


     Upon the occurrence of a Change of Control (including transactions requiring approval by the Board of Directors of SH Group in certain cases), each Holder of Debentures will have the right to require SH Group to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Debentures pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages if any, thereon to the date of purchase or, in the case of repurchases of Debentures prior to June 1, 2003, at a purchase price equal to 101%, of the Accreted Value thereof as of the date of repurchase plus Liquidated Damages, if any, thereon to the date of purchase (the "Change of Control Payment") on a date (the "Change of Control Payment Date") no later than 60 Business Days after the occurrence of the Change of Control. Within 35 days following any Change of Control, SH Group will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Debentures pursuant to the procedures required by the Indenture and described in such notice, which offer shall remain open for at least 20 Business Days following its commencement, but in any event no longer than 30 Business Days. SH Group will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Debentures as a result of a Change of Control. To the extent that the provisions of any such securities laws or regulations conflict with the provisions of this paragraph, compliance by SH Group with such laws and regulations shall not in and of itself cause a breach of its obligations under such covenant.


     On the Change of Control Payment Date, SH Group will, to the extent lawful,
(1) accept for payment all Debentures or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Debentures or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Debentures so accepted together with an Officers' Certificate stating the aggregate principal amount of Debentures or portions thereof being purchased by SH Group. The Paying Agent will promptly mail to each Holder of Debentures so tendered the Change of Control Payment for such Debentures, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Debenture equal in principal amount to any unpurchased portion of the Debentures surrendered, if any; provided that each such new Debenture will be in a principal amount of $1,000 or an integral multiple thereof. SH Group will announce publicly the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Debentures to require that SH Group repurchase or redeem the Debentures in the event of a takeover, recapitalization or similar restructuring.

     The Change of Control purchase feature of the Debentures may make more difficult or discourage a takeover of SH Group, and, thus, the removal of incumbent management.

     The phrase "all or substantially all" of the assets of SH Group will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of SH Group has occurred. In addition, no assurances can be given that SH Group will be able to acquire Debentures tendered upon the occurrence of a Change of Control.

     If the Change of Control Payment Date hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any), due on such Interest Payment Date will be paid to the person in whose name a Debenture is registered at the close of business on such Record Date, and such interest (and Liquidated Damages, if applicable) will not be payable to Holders who tender the Debentures pursuant to the Change of Control Offer.

     The Credit Agreement and the Note Indenture restrict the Company from paying dividends or making other distributions to SH Group. If SH Group is unable to obtain dividends from the Company sufficient to permit the repurchase of the Debentures or does not refinance such Indebtedness, SH Group will likely not have the financial resources to purchase Debentures. In any event, there can be no assurance that SH Group's Subsidiaries will have the resources to pay any such dividend or make any such distribution.

     Prior to complying with the provisions of the preceding paragraphs, but in any event within 30 days following a Change of Control, SH Group will either repay all outstanding Indebtedness of its Subsidiaries (including the Company) or obtain the requisite consents, if any, under such Indebtedness (including Indebtedness under the New Credit Agreement and the Notes) to permit the repurchase of the Debentures required by this covenant. SH Group will not be required to purchase any Debentures until it has complied with the preceding sentence, but SH Group's failure to make a Change of Control Offer when required or to purchase tendered Debentures when tendered would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. See "Risk Factors--Substantial Leverage; Liquidity" and "--Limitation on Access to Cash Flow of Subsidiaries; Holding Company Structure."

  ASSET SALES

     The Indenture provides that SH Group will not, and will not permit any of its Subsidiaries to, engage in an Asset Sale in excess of $1.0 million unless
(i) SH Group (or such Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests sold or otherwise disposed of or, in the case of a lease of assets, a lease providing for rent and other conditions which are no less favorable to SH Group (or such Subsidiary, as the case may be) in any material respect than the then prevailing market conditions (evidenced in each case by a resolution of the Board of Directors of such entity set forth in an Officers' Certificate delivered to the Trustee) and (ii) at least 75% (100% in the case of lease payments) of the consideration therefor received by SH Group or such Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on SH Group's or such Subsidiary's most recent balance sheet or in the notes thereto, but excluding contingent liabilities and trade payables) of SH Group or any Subsidiary (other than liabilities that are by their terms subordinated to the Debentures) that are assumed by the transferee of any such assets and from which SH Group or such Subsidiary are released and (y) any notes or other obligations received by SH Group or any such Subsidiaries from such transferee that are promptly, but in no event more than 30 days after receipt, converted by SH Group or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision and the receipt of such cash shall be treated as cash received from the Asset Sale for which such notes or obligations were received.

     SH Group or any of its Subsidiaries may apply the Net Proceeds from each Asset Sale, at its option, within 395 days after the consummation of such Asset Sale, (a) to permanently reduce any Indebtedness of any Subsidiary of SH Group (and in the case of any senior revolving indebtedness to correspondingly permanently reduce commitments with respect thereto), (b) to make capital expenditures, for the acquisition of another business or the acquisition of other long-term assets, in each case, in the same or a Related Business, or (c) to reimburse SH Group or its Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking. Pending the final application of any such Net Proceeds, SH Group may temporarily reduce any senior revolving debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, SH Group will be required to make an offer to all Holders of Debentures (an "Asset Sale Offer") and to holders of other Indebtedness of SH Group outstanding ranking on a parity with the Debentures with similar provisions requiring SH Group to make a similar offer with proceeds from asset sales, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Debentures and such other Indebtedness then outstanding, to purchase the maximum principal amount (or accreted value, as applicable) of Debentures and such other Indebtedness, if any, that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, or, in the case of repurchases of Debentures prior to June 1, 2003, at a purchase price equal to 100% of the Accreted Value thereof plus Liquidated Damages, if any, as of the date of repurchase in accordance with the procedures set forth in the Indenture. If the aggregate principal amount at maturity, or Accreted Value, as the case may be, of the Debentures and such Indebtedness surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Debentures and such Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     The Credit Agreement and the Note Indenture restrict the Company from paying any dividends or making any other distributions to SH Group. If SH Group is unable to obtain dividends from the Company sufficient to permit the repurchase of the Debentures or does not refinance such Indebtedness, SH Group will likely not have the financial resources to purchase Debentures. In any event, there can be no assurance that SH Group's Subsidiaries will have the resources available to pay any such dividend or make any such distribution. SH Group's failure to make an Asset Sale Offer when required or to purchase tendered Debentures when tendered would constitute an Event of Default under the Indenture. See "Risk Factors--Substantial Leverage; Liquidity" and "--Limitation on Access to Cash Flow of Subsidiaries; Holding Company Structure."

     Any Asset Sale Offer shall remain open for at least 20 Business Days, in any event no longer than 30 Business Days, and shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, compliance by SH Group or any of its Subsidiaries with such laws and regulations shall not in and of itself cause a breach of its obligations under such covenant.

     If the payment date in connection with an Asset Sale Offer hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any), due on such Interest Payment Date will be paid to the person in whose name a Debenture is registered at the close of business on such Record Date, and such interest (or Liquidated Damages, if applicable) will not be payable to Holders who tender Debentures pursuant to such Asset Sale Offer.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     The Indenture provides that SH Group will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of SH Group or any of its Subsidiaries' or direct or indirect parent's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving SH Group) (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of SH Group or dividends or distributions payable to SH Group or any Subsidiary of SH Group); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of SH Group or any direct or indirect parent of SH Group or other Affiliate or Subsidiary of SH Group (other than any such Equity Interests owned by SH Group or any Wholly Owned Subsidiary of SH Group); (iii) make any principal payment on or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to or pari passu (unless, in the case of pari passu Indebtedness only, such purchase, redemption, defeasance, acquisition, or retirement is made, or offered (if applicable), pro rata with the Debentures) with the Debentures (and other than Debentures), except for any scheduled repayment or at the final maturity thereof; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) SH Group would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by SH Group and its Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (i), (vi), (vii),
     (viii) and (ix), but excluding Restricted Payments permitted by clauses
     (ii), (iii), (iv) and (v), of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income (adjusted to exclude any amounts that are otherwise included in this clause (c) to the extent there would be, and to avoid, any duplication in the crediting of any such amounts) of SH Group for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of SH Group's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate Net Proceeds received by SH Group after the Issue Date from a Capital Contribution or from the issue or sale of Equity Interests of SH Group or of debt securities of SH Group that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary or an Unrestricted Subsidiary of SH Group and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) 100% of any cash dividends received by SH Group or any of its Wholly Owned Subsidiaries after the Issue Date from an Unrestricted Subsidiary of SH Group, plus (iv) 100% of the Net Proceeds realized by SH Group or a Wholly Owned Subsidiary of SH Group upon the sale of any Unrestricted Subsidiary (less the amount of any reserve established for purchase price adjustments and less the maximum amount of any indemnification or similar contingent obligation for the benefit of the purchaser, any of its Affiliates or any other third party in such sale, in each case as adjusted for any permanent reduction in any such amount on or after the date of such sale, other than by virtue of a payment made to such person) following the Issue Date, plus (v) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the amount of Net Proceeds received by SH Group or any of its Subsidiaries with respect to such Restricted Investment.

     Notwithstanding the foregoing, SH Group's Subsidiaries are permitted to make any Restricted Payment not prohibited by the Note Indenture as in effect on the Issue Date, so long as any Notes remain outstanding and the Company is a consolidated Subsidiary of SH Group.

     The foregoing provisions do not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the payment of a fee to AIP or its designee on the date of the Indenture in an aggregate amount, together with any fees paid by any Subsidiary of SH Group on the date of the Indenture, not to exceed $2.0 million for certain investment banking, advisory and management services rendered to SH Group and its Subsidiaries in connection with the Acquisition Transactions and if no Default or Event of Default shall have occurred and be continuing (and shall not have been waived) or shall occur as a consequence thereof, the payment by SH Group (either directly or indirectly, e.g., through the Parent) of a management fee to AIP in an aggregate amount, together with any management fees paid to AIP by any Subsidiary of SH Group during or in respect of such period, not to exceed $895,000 in any year plus an additional amount in such year (not to exceed $895,000) to the extent such management fee was not payable by reason of this clause (ii) in any prior fiscal year and the reimbursement by SH Group of AIP's reasonable out-of-pocket expenses incurred in connection with the rendering of management services to or on behalf of SH Group; provided, however, that the obligation of SH Group to pay such management fee will be subordinated to the payment of all Obligations with respect to the Debentures; (iii) the making of any Restricted Investment, directly or indirectly, in exchange for, or out of the Net Cash Proceeds received by SH Group after the Issue Date from a substantially concurrent Capital Contribution or sale (other than to a Subsidiary of SH Group) of Equity Interests of SH Group (other than Disqualified Stock); provided, that any Net Cash Proceeds that are utilized for any such Restricted Investment shall be excluded from clauses
(c)(i) and (c)(ii) of the preceding paragraph; (iv) the redemption, repurchase, retirement or other acquisition of any Equity Interests of SH Group in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of SH Group) of other Equity Interests of SH Group (other than any Disqualified Stock); provided that any Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clauses (c)(i) and (c)(ii) of the preceding paragraph; (v) the defeasance, redemption, repurchase, acquisition or other retirement of pari passu or subordinated Indebtedness with the Net Cash Proceeds from an incurrence of Permitted Refinancing Indebtedness or, in exchange for, or out of the Net Cash Proceeds of, the substantially concurrent sale (other than to a Subsidiary of SH Group) of Equity Interests of SH Group (other than Disqualified Stock); provided, that any Net Cash Proceeds that are utilized for any such defeasance, redemption, repurchase shall be excluded from clauses (c)(i) and (c)(ii) of the preceding paragraph; (vi) the repurchase, redemption, or other acquisition or retirement for value of any Equity Interests of SH Group or any Subsidiary of SH Group held by any member of SH Group's (or any Subsidiaries') management pursuant to any management agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5.0 million in the aggregate (net of the Net Cash Proceeds received by SH Group from subsequent reissuances of such Equity Interests to new members of management), and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (vii) so long as no Default or Event of Default shall have occurred and is continuing, Restricted Payments in an aggregate amount not to exceed $1.0 million; (viii) pro rata dividends and other distributions on the Capital Stock of any Subsidiary of SH Group by such Subsidiary; and (ix) payments in lieu of fractional shares in an amount not to exceed $250,000 in the aggregate.

     The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by SH Group and its Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by SH Group or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, SH Group shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon SH Group's latest available financial statements.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Indenture provides that SH Group will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and that SH Group will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock or Disqualified Stock; provided, however, that SH Group may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and SH Group's Subsidiaries may incur Indebtedness and issue preferred stock or Disqualified Stock, if: (i) the Fixed Charge Coverage Ratio for SH Group's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be at the beginning of such four-quarter period; and (ii) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; provided, that no Guarantee may be incurred pursuant to this paragraph, unless the guaranteed Indebtedness is incurred by SH Group or a Subsidiary of SH Group pursuant to this paragraph. The foregoing provisions will not apply to:

          (i) the incurrence of Indebtedness by SH Group or its Subsidiaries under the New Credit Agreement in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of SH Group and its Subsidiaries thereunder) not to exceed an amount (including any Indebtedness incurred to refinance, retire, renew, defease, refund or otherwise replace any such Indebtedness) equal to $70.0 million, less (i) an amount equal to the cumulative mandatory amortization payments required under the New Credit Agreement in existence as of the Issue Date (irrespective of whether any such payments are actually made or whether the New Credit Agreement remains in existence) and (ii) the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the outstanding amount or, as applicable, the commitments with respect to such Indebtedness pursuant to the covenant described above under the caption "--Asset Sales,"

          (ii) the Existing Indebtedness;

          (iii) the incurrence by SH Group of Indebtedness represented by the Debentures and the incurrence by the Company and its Subsidiaries of Indebtedness represented by the Notes and any Guarantee thereof;

          (iv) the incurrence by SH Group or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or Purchase Money Obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of SH Group or such Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding (including any Indebtedness incurred to refinance, retire, renew, defease, refund or otherwise replace any such Indebtedness);

          (v) the incurrence by SH Group or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted to be incurred by the Indenture or by the Note Indenture, including the Notes and any Guarantees thereof, or was outstanding on the Issue Date, after giving effect to the Acquisition Transactions;

          (vi) the incurrence by SH Group or any of its Wholly Owned Subsidiaries of intercompany Indebtedness between or among SH Group and any of its Wholly Owned Subsidiaries or between or among any Wholly Owned Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either SH Group or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by SH Group or such Subsidiary, as the case may be;

          (vii) the incurrence by SH Group or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the Indenture to be incurred;

          (viii) the incurrence by SH Group or any of its Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding (including any Indebtedness incurred to refinance, retire, renew, defease, refund or otherwise replace any such Indebtedness) not to exceed $10.0 million;

          (ix) the incurrence by SH Group or any Subsidiary of Indebtedness in respect of judgment, appeal, surety, performance and other like bonds, bankers acceptances and letters of credit provided by SH Group and its Subsidiaries in the ordinary course of business in an aggregate amount outstanding

     (including any indebtedness incurred to refinance, retire, renew, defease, refund or otherwise replace any such Indebtedness) at any time of not more than $500,000; and

          (x) Indebtedness incurred by SH Group or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees of letters of credit, surety bonds or performance bonds securing the performance of SH Group or any of its Subsidiaries to any person acquiring all or a portion of such business or assets of a Subsidiary of SH Group for the purpose of financing such acquisition, in a principal amount not to exceed 25% of the gross proceeds (with proceeds other than cash or Cash Equivalents being valued at the fair market value thereof as determined by the Board of Directors of SH Group in good faith) actually received by SH Group or any of its Subsidiaries in connection with such disposition.

     Notwithstanding any other provision of this covenant, a Guarantee by a Subsidiary of Indebtedness of SH Group or a Wholly Owned Subsidiary of SH Group permitted by the terms of the Indenture at the time such Indebtedness was incurred will not constitute a separate incurrence of Indebtedness.

     The Indenture also provides that SH Group will not incur any Indebtedness that is contractually subordinated to any Indebtedness unless it is subordinated to the Debentures at least to the same extent as it is to such other Indebtedness.

     Notwithstanding the foregoing, (i) the SH Group's Subsidiaries will be permitted to incur any Indebtedness to the extent such incurrence is not prohibited by the Note Indenture, as in effect on the Issue Date, so long as any Notes remain outstanding, and (ii) SH Group may incur Indebtedness to the extent such incurrence would not be prohibited if incurred by SH Group's Subsidiaries under the Debt Incurrence Ratio in the first paragraph of the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock" in the Note Indenture, as in effect on the Issue Date, so long as any Notes remain outstanding (for the purposes of this clause (ii) only, any debt incurred pursuant to this clause shall be deemed to have been incurred under the Note Indenture for the purposes of determining whether any additional Indebtedness may be incurred pursuant to this clause (ii)).

     Indebtedness or Disqualified Stock of any person which is outstanding at the time such Person becomes a Subsidiary of SH Group (including upon designation of any subsidiary or other person as a Subsidiary) or is merged with or into or consolidated with SH Group or a Subsidiary of SH Group shall be deemed to have been incurred at the time such Person becomes such a Subsidiary of SH Group or is merged with or into or consolidated with SH Group or a Subsidiary of SH Group, as applicable.

  LIENS

     The Indenture provides that SH Group will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, unless the Debentures are secured by such Lien on an equal and ratable basis; provided, that, if the Obligation secured by any Lien is subordinate or junior in right of payment to the Debentures, the Lien securing such Obligation shall be subordinate and junior to the Lien securing the Debentures with the same or lesser relative priority as such Obligation shall have been with respect to the Debentures.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Indenture provides that SH Group will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to SH Group or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to SH Group or any of its Subsidiaries, (ii) make loans or advances to SH Group or any of its Subsidiaries or (iii) transfer any of its properties or assets to SH Group or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the Credit Agreement and the Note

Indenture, in each case as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings may be no more restrictive with respect to such dividend and other payment restrictions than the most restrictive of those contained in the Credit Agreement or the Note Indenture, in each case as in effect on the date of the Indenture, (c) the Indenture and the Debentures or Indebtedness permitted to be incurred pursuant to the Indenture and ranking pari passu with the Debentures, as applicable, to the extent such restrictions are no more restrictive than those of the Indenture, (d) applicable law, (e) any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by SH Group or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (f) by reason of customary non-assignment provisions in leases and licenses entered into in the ordinary course of business and consistent with past practices, (g) Purchase Money Obligations or Capital Lease Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above only on the property so acquired, (h) agreements relating to the financing of the acquisition of real or tangible personal property acquired after the date of the Indenture, provided, that such encumbrance or restriction relates only to the property which is acquired and in the case of any encumbrance or restriction that constitutes a Lien, such Lien constitutes a Permitted Lien as set forth in clause (xi) of the definition of "Permitted Lien," (i) any restriction or encumbrance contained in contracts for sale of assets permitted by this Indenture in respect of the assets being sold pursuant to such contract, (j) Indebtedness permitted to be incurred under the Indenture and incurred on or after the date of the Indenture; provided, that such encumbrances or restrictions in such Indebtedness are no more onerous than the most restrictive of those contained in the Credit Agreement or the Note Indenture, in each case as in effect on the date of the Indenture, or (k) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

  MERGER, CONSOLIDATION, OR SALE OF ASSETS

     The Indenture provides that SH Group will not in a single transaction or series of related transactions consolidate or merge with or into (whether or not SH Group is the surviving corporation), or directly or indirectly, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) SH Group is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than SH Group) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than SH Group) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of SH Group, as the case may be, under the Debentures and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) SH Group, or the entity or Person formed by or surviving any such consolidation or merger (if other than SH Group), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and (v) SH Group shall have delivered to the Trustee an Officer's Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. Notwithstanding the foregoing, the transactions comprising the Acquisition Transactions shall be deemed to be expressly permitted under the Indenture and shall not require the execution and delivery of a supplemental indenture.

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of SH Group in accordance with the foregoing, the successor corporation formed by such consolidation or into which SH Group is merged or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, SH Group under the Indenture with the same effect as if such successor corporation had been named therein as SH Group, and (except in the case of a lease) SH Group shall be released from the obligations under the Debentures and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

     For the purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries of SH Group, SH Group's interest in which constitutes all or substantially all of the properties and assets of SH Group shall be deemed to be the transfer of all or substantially all of the properties and assets of SH Group.

  TRANSACTIONS WITH AFFILIATES

     The Indenture provides that SH Group will not, and will not permit any of its Subsidiaries to enter into any transaction (including the sale, lease, exchange, transfer or other disposition of any of its properties or assets or services, or the purchase of any property, assets or services), or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to SH Group or the relevant Subsidiary than those that would have been obtained in a comparable transaction by SH Group or such Subsidiary with an unrelated Person and (ii) SH Group delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions entered into after the date of the Indenture involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transactions comply with clause (i) above and that such Affiliate Transactions have been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transactions or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a favorable written opinion as to the fairness to SH Group or such Subsidiary of such Affiliate Transactions from a financial point of view issued by an investment banking firm of national standing in the United States, or in the event such transaction is a type that investment bankers do not generally render fairness opinions, a valuation or appraisal firm of national standing; provided, that, the following shall not be deemed to be Affiliate Transactions: (w) the provision of administrative or management services by SH Group or any of its officers to any of its Subsidiaries in the ordinary course of business consistent with past practice, (x) any employment agreement entered into by SH Group or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of SH Group or such Subsidiary, (y) transactions between or among SH Group and/or its Wholly Owned Subsidiaries and
(z) transactions permitted by the provisions of the Indenture described above under the caption "Restricted Payments." In addition, none of the Acquisition Transactions shall be deemed to be Affiliate Transactions.

  LINE OF BUSINESS

     The Indenture provides that neither SH Group nor any of its Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors of SH Group, is a Related Business.

  REPORTS

     The Indenture provides that, whether or not required by the rules and regulations of the Commission so long as any Debentures are outstanding, SH Group will furnish to the Holders of Debentures (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if SH Group were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by SH Group's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if SH Group were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, at any time after the effectiveness of a registration statement with respect to the Exchange Offer, SH Group will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, SH Group has agreed that, for so long as any Debentures remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

  EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Debentures; (ii) default in payment when due of the principal of or premium, if any, on the Debentures;
(iii) failure by SH Group to comply with the provisions described under the captions "Repurchase at the Option of Holders" for a period of 30 days; (iv) failure by SH Group to comply with any of its other agreements or covenants in, or provisions of, the Indenture or the Debentures; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by SH Group or any of its Subsidiaries (or the payment of which is Guaranteed by SH Group or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium on such Indebtedness when due (after giving effect to any applicable grace period provided in such Indebtedness) or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been such a payment default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by SH Group or any of its Significant Subsidiaries to pay nonappealable final judgments (not fully covered by insurance) aggregating in excess of $5.0 million, which judgments are not paid, bonded, discharged or stayed within a period of 60 days; and (vii) certain events of bankruptcy or insolvency with respect to SH Group or any of its Significant Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Debentures may declare all the Debentures to be due and payable immediately by notice in writing to SH Group (and to the Trustee if given by the Holders) (an "Acceleration Notice"). Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to SH Group, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Debentures will become due and payable without further action or notice. Upon any acceleration of maturity of the Debentures, all principal of and accrued interest and Liquidated Damages, if any, on (if subsequent to June 1, 2003) or Accreted Value of and Liquidated Damages, if any, on (if prior to June 1, 2003) the Debentures shall be due and payable immediately. Holders of the Debentures may not enforce the Indenture or the Debentures except as provided in the Indenture. Subject to certain limitations, Holders of not less than a majority in aggregate principal amount of the then outstanding Debentures may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Debentures notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The Holders of not less than a majority in aggregate principal amount of the Debentures then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Debentures waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Debentures.

     SH Group is required to deliver to the Trustee quarterly a statement regarding compliance with the Indenture, and SH Group is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No past, present or future director, officer, employee, incorporator or stockholder of SH Group, as such, shall have any liability for any obligations of SH Group under the Debentures, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Debentures by accepting a Debenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Debentures. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     SH Group may, at the option of its Board of Directors, at any time, elect to have all of its obligations discharged with respect to all outstanding Debentures ("Legal Defeasance") except for (i) the rights of Holders of outstanding Debentures to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Debentures when such payments are due from the trust referred to below, (ii) SH Group's obligations with respect to the Debentures concerning issuing temporary Debentures, registration of Debentures, mutilated, destroyed, lost or stolen Debentures and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture, and SH Group's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, SH Group may, at the option of its Board of Directors, at any time, elect to have the obligations of SH Group released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Debentures. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Debentures.

     In order to exercise either Legal Defeasance or Covenant Defeasance: (i) SH Group must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Debentures, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest and Liquidated Damages on the outstanding Debentures on the stated maturity or on the applicable redemption date, as the case may be, and SH Group must specify whether the Debentures are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, SH Group shall deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) SH Group has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, SH Group shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Event of Default or Default shall have occurred and be continuing on the date of such deposit (other than an Event of Default or Default resulting from the borrowing of funds to be applied to such deposit); (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which SH Group or any of its Subsidiaries is a party or by which SH Group or any of its Subsidiaries is bound; (vi) SH Group must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) SH Group must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by SH Group with the intent of preferring the Holders of Debentures over the other creditors of SH Group with the intent of defeating, hindering, delaying or defrauding creditors of SH Group or others; and (viii) SH Group must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for, in the case of the Officers' Certificate, (i) through (vii) and, in the case of the opinion of counsel, clauses (i) (with respect to the validity and perfection of the security interest), (ii), (iii) and (v) of this paragraph relating to the Legal Defeasance or the Covenant Defeasance, as applicable, have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Debentures in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and SH Group may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. SH Group is not required to transfer or exchange any Debenture selected for redemption. Also, SH Group is not required to transfer or exchange any Debenture for a period of 15 days before a selection of Debentures to be redeemed.

     The registered Holder of a Debenture will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Debentures may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the Debentures then outstanding (including consents obtained in connection with a tender offer or exchange offer for Debentures) and any existing Default or Event of Default or compliance with any provision of the Indenture or the Debentures may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Debentures (including consents obtained in connection with a tender offer or exchange offer for Debentures).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Debentures held by a non-consenting Holder): (i) reduce the aggregate principal amount of Debentures whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Debenture or alter the provisions with respect to the redemption of the Debentures (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Debenture,
(iv) waive a Default or Event of Default in the payment of Liquidated Damages or principal of or premium, if any, or interest on the Debentures (except a rescission of acceleration of the Debentures by the Holders of a majority in aggregate principal amount of the Debentures and a waiver of the payment default that resulted from such acceleration), (v) make any Debenture payable in money other than that stated in the Debentures, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Debentures to receive payments of principal of or premium, if any, or interest on the Debentures, (vii) waive a redemption payment with respect to any Debenture (other than a payment required by one of the covenants described above under the caption "Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of Debentures, SH Group and the Trustee may amend or supplement the Indenture or the Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated Debentures in addition to or in place of certificated Debentures, to provide for the assumption of SH Group's obligations to Holders of Debentures in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Debentures or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, or to evidence, and provide for acceptance of, the appointment of a successor Trustee under the Indenture.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of SH Group, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign. The Trustee will also serve as trustee under the Note Indenture.

     The Holders of a majority in aggregate principal amount of the then outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Debentures, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to SH Group at 1801 Rutherford Road, Greenville, South Carolina 29607, Attention: Chief Financial Officer.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accreted Value" means, as of any date of determination, the sum (rounded to the nearest whole dollar) of (a) the initial offering price of each $1,000 in principal amount at maturity of Debentures and (b) the portion of the excess of the principal amount of Debentures over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate of 13 3/4% per annum compounded semi-annually on each June 1 and December 1 from the date of issuance of the Debentures through the date of determination. On or after June 1, 2003, the Accreted Value of each Debenture shall be equal to its principal amount at maturity.

     "Acquired Indebtedness" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control. Notwithstanding the foregoing, the limited partners in AIP shall not be deemed to be Affiliates of AIP solely by reason of their investment in such funds.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition that does not constitute a Restricted Payment or an Investment by such person of any of its non-cash assets (including, without limitation, by way of a sale and leaseback and including the issuance, sale or other transfer of any of the capital stock of any Subsidiary of such person but excluding Cash Equivalents liquidated in the ordinary course of business) other than to SH Group or to any of its Wholly Owned Subsidiaries (including the receipt of proceeds of insurance paid on account of the loss of or damage to any asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceeding, and including the receipt of proceeds of business interruption insurance); and (ii) the issuance of Equity Interests in any Subsidiaries or the sale of any Equity Interests in any Subsidiaries, in each case, in one or a series of related transactions, provided, that notwithstanding the foregoing, the term "Asset Sale" shall not include: (a) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of SH Group, as permitted pursuant to the covenant entitled "Merger, Consolidation or Sale of Assets," (b) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business consistent with past practice, (c) the sale or disposal of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of SH Group or such Subsidiary, as applicable; (d) a transfer of assets by SH Group to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to SH Group or to another Wholly Owned Subsidiary,
(e) an issuance of Equity Interests by a Wholly Owned Subsidiary to SH Group or to another Wholly Owned Subsidiary, (f) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (g) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property, or (h) Permitted Investments.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are authorized or obligated by law or executive order to close.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Contribution" means any contribution to the equity of SH Group for which no consideration is given other than common stock with no redemption rights and no special privileges, preferences, or special voting rights.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities not more than twelve months from the date of acquisition, (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $100 million or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Lender"), in each case with maturities of not more than twelve months from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody's and maturing within twelve months of the date of acquisition, (d) repurchase agreements with a bank or trust company or recognized securities dealer having capital and surplus in excess of $100 million for direct obligations issued by or fully guaranteed by the United States of America in which SH Group shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of repurchase obligations, and (e) interests in money market mutual funds which invest solely in assets or securities of the type described in subparagraphs
(a), (b), (c) or (d) hereof.

     "Change of Control" means such time as (i) prior to the initial public offering by SH Group of any shares of its common stock (other than a public offering pursuant to a registration statement on Form S-8),

AIP and its Affiliates (collectively, the "Initial Investors") cease to be, directly or indirectly, the beneficial owners, in the aggregate of at least 51% of the voting power of the voting common stock of SH Group or (ii) after the initial public offering by SH Group of any shares of its common stock (other than a public offering pursuant to a registration statement on Form S-8), (A) any Schedule 13D, Form 13F or Schedule 13G under the Exchange Act, or any amendment to such Schedule or Form, is received by SH Group which indicates that, or SH Group otherwise becomes aware that, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) has become, directly or indirectly, the "beneficial owner", by way of merger, consolidation or otherwise, of 35% or more of the voting power of the voting capital stock of SH Group and (B) any such person or group has become, directly or indirectly, the beneficial owner of a greater percentage of the voting capital stock of SH Group than is beneficially owned by the Initial Investors, or (iii) the sale, lease or transfer of all or substantially all of the assets of SH Group to any person or group (other than the Initial Investors or their Related Parties (as defined below)), or (iv) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors of SH Group (together with any Continuing Directors) cease for any reason to constitute a majority of the directors of SH Group, then in office. "Related Party" with respect to any Initial Investor means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse, or immediate family member (in the case of any individual) of such Initial Investor or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of such Initial Investor and/or such other persons referred to in the immediately preceding clause (A).

     "Consolidated EBITDA" means, with respect to SH Group and its Subsidiaries for any period, the sum of, without duplication, (i) the Consolidated Net Income for such period, plus (ii) the Fixed Charges for such period, plus (iii) provision for taxes based on income or profits for such period (to the extent such income or profits were included in computing Consolidated Net Income for such period), plus (iv) consolidated depreciation, amortization and other non-cash charges of SH Group and its Subsidiaries required to be reflected as expenses on the books and records of SH Group, minus (v) cash payments with respect to any non-recurring, non-cash charges previously added back pursuant to clause (iv), and (vi) excluding the impact of foreign currency translation. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be paid as a dividend to SH Group by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, (v) the Net Income of, or any dividends or other distributions from, any Unrestricted Subsidiary, to the extent otherwise included, shall be excluded, whether or not distributed to SH Group or one of its Subsidiaries, and (vi) all other extraordinary gains and extraordinary losses shall be excluded.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of SH Group who (i) was a member of such Board of Directors on the Issue Date, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) was appointed by AIP pursuant to the Shareholders Agreement.

     "Credit Agreement" means that certain Credit Agreement, dated as of the date of the Indenture, by and among the Company and NationsBank, N.A., as administrative agent, and the lenders parties thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, extended, restated or refinanced from time to time, including any agreement restructuring or adding SH Group or any of its Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders; provided that the total amount of Indebtedness is not thereby increased beyond the amount that may then be incurred at such time pursuant to the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock".

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date on which the Debentures mature.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means an underwritten public offering of Equity Interests of SH Group, other than Disqualified Stock, pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

     "Existing Indebtedness" means the Indebtedness of SH Group and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, amortization of deferred financing fees, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person payable to a party other than SH Group or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal state and local statutory tax rate of such Person, expressed as a decimal, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person and its Subsidiaries for such period to the Fixed Charges of such Person and its Subsidiaries for such period. In the event that SH Group or any of its Subsidiaries incurs, assumes, retires, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the four-quarter reference period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, retirement, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i) acquisitions that have been made by SH Group or any of its Subsidiaries, including through mergers or consolidations and including any related financing and refinancing transactions, during the four-quarter reference period subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, and (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

     "Foreign Subsidiary" means any Wholly Owned Subsidiary organized and incorporated in a jurisdiction outside of the United States.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of agreements to keep well, to purchase assets, goods, letters of credit, reimbursement agreements, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has corresponding meaning.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

     "Holder" means a Person in whose name a Debenture is registered on the Registrar's books.

     "Indebtedness" means, with respect to any Person, any (i) indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business, but only (other than with respect to, letters of credit and Hedging Obligations) if and to the extent any of the foregoing indebtedness would appear as a liability upon a consolidated balance sheet of such Person prepared in accordance with GAAP, (ii) all Obligations of such Person with respect to any conditional sale or title retention agreement,
(iii) the amount of all Obligations of such Person with respect to redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any preferred stock, (iv) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, (v) to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations, but excluding guarantees of Indebtedness of SH Group or any Wholly Owned Subsidiary to the extent such guarantee is permitted by the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock"), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), transfers of assets outside the ordinary course of business other than Asset Sales, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified, as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by SH Group for consideration consisting of common equity securities of SH Group shall not be deemed to be an Investment.

     "Issue Date" means the date of first issuance of the Debentures under the Indenture.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Liquidated Damages" means, the amounts payable by SH Group, if any, pursuant to the provisions described under "Registration Rights; Liquidated Damages."

     "Net Cash Proceeds" means the aggregate amount of cash or Cash Equivalents received by SH Group in the case of a sale or equity contribution in respect of Qualified Capital Stock plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of SH Group that were issued for cash after the Issue Date, the amount of cash originally received by SH Group upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, the sum of all payments, fees, commissions, and customary and reasonable expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such sale or equity contribution in respect of Qualified Capital Stock.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash and Cash Equivalents received by SH Group or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any noncash consideration received in any Asset Sale) and, with respect to the covenant "Restricted Payments," by SH Group or any Subsidiary in respect of the sale of an Unrestricted Subsidiary and the sale, liquidation or repayment for cash of a Restricted Investment, in each case, net of the direct costs relating thereto (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax-sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Note Indenture" means the Indenture governing the Senior Subordinated
Notes.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damage and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Investments" means (a) any Investments in any of the Senior Subordinated Notes, (b) any Investments in SH Group or in a Wholly Owned Subsidiary of SH Group and that is engaged in one or more Related Businesses,
(c) any Investments in Cash Equivalents; (d) Investments by SH Group or any Subsidiary of SH Group in a Person if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of SH Group that is engaged in one or more Related Businesses or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, SH Group or a Wholly Owned Subsidiary of SH Group and that is engaged in one or more Related Businesses; (e) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"; (f) Investments outstanding as of the date of the Indenture; (g) Investments in the form of promissory notes of members of SH Group's management in consideration of the purchase by such members of Equity Interests (other than Disqualified Stock) in SH Group; (h) Investments which constitute Existing Indebtedness of SH Group or any of its Subsidiaries; (i) accounts receivable, endorsements for collection or deposits arising in the ordinary course of business; and (j) other Investments in any Person or Persons that do not in the aggregate exceed $10.0 million at any time outstanding; provided, however, that to the extent there would be, and to avoid, any duplication in determining the amounts of investments outstanding under this clause (j), any amounts which were credited under clause (c) of the covenant "Restricted Payments" shall reduce the amounts outstanding under this clause (j).

     "Permitted Liens" means (i) Liens securing Indebtedness outstanding under the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed amounts permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock"; (ii) Liens in favor of SH Group or a Subsidiary of SH Group; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with SH Group or any Subsidiary of SH Group, including Liens securing Permitted Refinancing Indebtedness with respect thereto; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with SH Group; (iv) Liens on property existing at the time of acquisition thereof by SH Group or any Subsidiary of SH Group, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the date of the Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
(viii) Liens incurred in the ordinary course of business of SH Group or any Subsidiary of SH Group with respect to obligations that do not exceed in the aggregate $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by SH Group or such Subsidiary; (ix) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (x) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of SH Group or any of its Subsidiaries, (xi) Purchase Money Liens (including extensions and renewals thereof); (xii) Liens securing reimbursement obligations with respect to letters of credit which encumber only documents and other property relating to such letters of credit and the products and proceeds thereof; (xiii) judgment and attachment Liens not giving rise to an Event of Default; (xiv) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements; (xv) Liens arising out of consignment or similar arrangements for the sale of goods; (xvi) any interest or title of a lessor in property subject to any capital lease obligation or operating lease; and (xvii) Liens on assets of Subsidiaries with respect to Acquired Indebtedness (including Permitted Refinancing Indebtedness with respect thereto), provided, such Liens are only on assets or property acquired with such Acquired Indebtedness and that such

Liens were not created in contemplation of or in connection with such Acquisition; and (xviii) Liens granted by a Foreign Subsidiary to secure Indebtedness of such Foreign Subsidiary.

     "Permitted Refinancing Indebtedness" means any Indebtedness of SH Group or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of SH Group or any of its Subsidiaries; provided that: (a) the principal amount of such Permitted Refinancing Indebtedness does not exceed (after deduction of reasonable and customary fees and expenses incurred in connection with such refinancing and the amount of any premium or prepayment penalty paid in connection with such refinancing transaction to the extent in accordance with the terms of the document governing such Indebtedness (except for any modification to any such document made in connection with or in contemplation of such refinancing) the lesser of (i) the principal amount of the Indebtedness so extended refinanced, renewed, replaced, defeased or refunded; and (ii) if such Indebtedness being refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such refinancing, plus, in each case accrued interest on such Indebtedness being refinanced; (b) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Debentures, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Debentures on terms at least as favorable to the Holders of Debentures as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (d) such Indebtedness is incurred either by SH Group or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Purchase Money Lien" means a Lien granted on an asset or property to secure a Purchase Money Obligation permitted to be incurred under the Indenture and incurred solely to finance the acquisition, including, in the case of a Capital Lease, the lease, of such asset or property; provided, however, that such Lien encumbers only such asset or property and is granted within 180 days of such acquisition.

     "Purchase Money Obligations" of any person means any obligations of such person to any seller or any other person incurred or assumed to finance solely the acquisition, including, in the case of a Capital Lease, the lease, of real or personal property to be used in the business of such person or any of its Subsidiaries in an amount that is not more than 100% of the cost of such property, and incurred within 180 days after the date of such acquisition (excluding accounts payable to trade creditors incurred in the ordinary course of business).

     "Qualified Capital Stock" means any Capital Stock of SH Group that is not Disqualified Stock.

     "Related Business" means the business conducted (or proposed to be conducted) by SH Group and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of SH Group are materially related businesses, including reasonable extensions or expansions thereof.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Senior Subordinated Notes" means the 10 5/8% Senior Subordinated Notes due 2008 of Steel Heddle Mfg. Co.

     "Shareholders Agreement" means the shareholders agreement by and between SH Group and certain of its shareholders.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" when used with respect to any Debenture, means June 1, 2009.

     "Steel Heddle Mfg. Co." means Steel Heddle Mfg. Co., a Pennsylvania corporation.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). Unrestricted Subsidiaries shall not be included in the definition of Subsidiary for any purposes of the Indenture (except, as the context may otherwise require, for purposes of the definition of "Unrestricted Subsidiary").

     "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with SH Group or any Subsidiary of SH Group unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to SH Group or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of SH Group; (c) is a Person with respect to which neither SH Group nor any of the Subsidiaries has any direct or indirect obligation to subscribe for additional Equity Interests or maintain or preserve such Person's financial condition or to cause such Person to achieve any specified level of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of SH Group or any of its Subsidiaries, and (ii) any Subsidiary of an Unrestricted Subsidiary. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolutions giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Subsidiary of SH Group as of such date (and, if such Indebtedness is not permitted nor incurred as of such date under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," SH Group shall be in default of such covenant). The Board of Directors of SH Group may at any time designate any Unrestricted Subsidiary to be a Subsidiary; provided, that such designation shall be deemed to be an incurrence of Indebtedness by a Subsidiary of SH Group of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," and (ii) no Default or Event of Default would be in existence following such designation.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each of the remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twentieth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person. Unrestricted Subsidiaries shall not be included in the definition of Wholly Owned Subsidiary for any purposes of the Indenture (except, as the context may otherwise require, for purposes of the definition of "Unrestricted Subsidiary.")

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     SH Group and the Initial Purchaser entered into the Registration Rights Agreement on May 26, 1998. In the Registration Rights Agreement, SH Group agreed to file this Registration Statement with the Commission within 75 days of the Closing Date and to use its best efforts to have it declared effective within 150 days of the Closing Date. SH Group also agreed to use its best efforts to cause the Exchange Offer Registration Statement (of which this Prospectus is a part) to be effective continuously, to keep the Exchange Offer open for a period of not less than 20 business days and cause the Exchange Offer to be consummated no later than the 30th business day after it is declared effective by the Commission. To participate in the Exchange Offer, each Holder must represent that it is not an affiliate of SH Group, it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the New Debentures and it is acquiring the New Debentures in the Exchange Offer in its ordinary course of business.

     If (i) the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Old Debentures which are Transfer Restricted Securities notifies SH Group prior to the 20th business day following the consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer, (b) it may not resell the New Debentures acquired by it in the Exchange Offer to the public without delivering a prospectus, and the Prospectus contained in this Registration Statement is not appropriate or available for such resales by it or
(c) it is a broker-dealer and holds the Old Debentures acquired directly from SH Group or any of the SH Group's affiliates, SH Group will file with the Commission a Shelf Registration Statement to register for public resale the Transfer Restricted Securities held by any such Holder who provides SH Group with certain information for inclusion in the Shelf Registration Statement.

     For the purposes of the Registration Rights Agreement, "Transfer Restricted Securities" means each Old Debenture until the earliest of the date of which (i) such Old Debentures is exchanged hereby and entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) such Old Debentures has been disposed of in accordance with the Shelf Registration Statement, (iii) such Old Debenture is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained therein) or (iv) such Old Debenture is distributed to the public pursuant to Rule 144 under the Securities Act.

     The Registration Rights Agreement provides that (i) if SH Group fails to file an Exchange Offer Registration Statement with the Commission on or prior to the 75th day after the Closing Date, (ii) if the Exchange Offer Registration Statement is not declared effective by the Commission on or prior to the 150th day after the Closing Date, (iii) the Exchange Offer is not consummated on or before the 30th business day after the Exchange Offer Registration Statement is declared effective, (iv) if obligated to file the Shelf Registration Statement and SH Group fails to file the Shelf Registration Statement with the Commission on or prior to the 30th business day after such filing obligation arises, (v) if obligated to file a Shelf Registration Statement and the Shelf Registration Statement is not declared effective on or prior to the 90th day after the obligation to file a Shelf Registration Statement arises or (vi) if the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities, such time of non-effectiveness or non-useability (each, a "Registration Default"), SH Group agrees to pay to each Holder of Transfer Restricted Securities affected thereby liquidated damages ("Liquidated Damages") in an amount equal to $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities held by such Holder for each week or portion thereof that the Registration Default continues for the first 90-day period immediately following the occurrence of such Registration Default. The amount of the Liquidated Damages shall increase by an additional $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90 day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week, per $1,000 in principal amount of Transfer Restricted Securities. SH Group shall not be required to pay Liquidated Damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     All accrued Liquidated Damages shall be paid by SH Group to Holders entitled thereto in the same manner as interest payments on the Debentures on semi-annual damages payment dates which correspond to interest payment dates for the Debentures.

BOOK-ENTRY; DELIVERY; FORM AND TRANSFER

     The Debentures sold to Qualified Institutional Buyers initially will be in the form of one or more registered global notes without interest coupons (collectively, the "U.S. Global Notes"). Upon issuance, the U.S. Global Notes will be deposited with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's Direct and Indirect Participants (as defined below). The Debentures being offered and sold in offshore transactions in reliance on Regulation S, if any, initially will be in the form of one or more temporary, registered, global book-entry notes without interest coupons (the "Reg S Temporary Global Notes"). The Reg S Temporary Global Notes will be deposited with the Trustee, as custodian for the DTC, in New York, New York, and registered in the name of a nominee of DTC (a "Nominee") for credit to the accounts of Indirect Participants at the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("CEDEL"). During the 40-day period commencing on the day after the later of the Offering or the original Issue Date (as defined herein) of the Debentures (the "40-Day Restricted Period"), beneficial interests in the Reg S Temporary Global Note may be held only through Euroclear or CEDEL, and, pursuant to DTC's procedures, Indirect Participants that hold a beneficial interest in the Reg S Temporary Global Note will not be able to transfer such interest to a person that takes delivery thereof in the form of an interest in the U.S. Global Notes. Within a reasonable time after the expiration of the 40-Day Restricted Period, the Reg S Temporary Global Notes will be exchanged for one or more permanent global notes (the "Reg S Permanent Global Notes"; collectively with the Reg S Temporary Global Notes, the "Reg S Global Notes") upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the Debentures and pursuant to Regulation S as provided in the Indenture. After the 40-Day Restricted Period, (i) beneficial interests in the Reg S Permanent Global Notes may be transferred to a person that takes delivery in the form of an interest in the U.S. Global Notes and (ii) beneficial interests in the U.S. Global Notes may be transferred to a person that takes delivery in the form of an interest in the Reg S Permanent Global Notes, provided, in each case, that the certification requirements described below are complied with. See "--Transfers of Interests in One Global Note for Interests in Another Global Note." All registered global notes are referred to herein collectively "Global Notes."

     Beneficial interests in all Global Notes and all Certificated Notes, if any, will be subject to certain restrictions on transfer and will bear a restrictive legend. In addition, transfer of beneficial interests in any Global Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants (including, if applicable, those of Euroclear and CEDEL), which may change from time to time.

     The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Debentures in certificated form in certain limited circumstances. See "--Transfers of Interests in Global Notes for Certificated Notes."

     Initially, the Trustee will act as Paying Agent and Registrar. The Debentures may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES

     DTC has advised SH Group that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and CEDEL. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect

Participants"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants and such other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

     DTC has also advised SH Group that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes allocated by the Initial Purchaser to such Direct Participants, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

     Investors in the U.S. Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. Investors in the Reg S Temporary Global Notes may hold their interests therein directly through Euroclear or CEDEL or indirectly through organizations that are participants in Euroclear or CEDEL. After the expiration of the 40-Day Restricted Period (but not earlier), investors may also hold interests in the Reg S Permanent Global Notes through organizations other than Euroclear and CEDEL that are Direct Participants in the DTC system. Morgan Guaranty Trust Company of New York, Brussels office, is the operator and depository of Euroclear and Citibank, N.A. is the depository of CEDEL (each a "Nominee" of Euroclear and CEDEL, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and CEDEL, respectively. Euroclear and CEDEL will maintain on their records the ownership interests, and transfers of ownership interests by and between, their own customer's securities accounts. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, customers of Euroclear or CEDEL. All ownership interests in any Global Notes, including those of customers' securities accounts held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC.

     The laws of some states require that certain persons take physical delivery in definitive, certificated form of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Debentures see "--Reg S Temporary and Reg S Permanent Global Notes" and "--Transfers of Interests in Global Notes for Certificated Notes."

     EXCEPT AS DESCRIBED IN "TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES," OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE DEBENTURES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF DEBENTURES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Under the terms of the Indenture, SH Group and the Trustee will treat the persons in whose names the Debentures are registered (including Debentures represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither SH Group, the Trustee nor any agent of SH Group or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect

Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

     DTC has advised SH Group that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Debentures is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Debentures will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Debentures, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Debentures for all purposes.

     The Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the Debentures through Euroclear or CEDEL) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the Debentures through Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the Debentures described herein, crossmarket transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the Notes through Euroclear or CEDEL, on the other hand, will be effected by Euroclear or CEDEL's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL; however, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or CEDEL, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or CEDEL and within their established deadlines (Brussels time for Euroclear and United Kingdom time for CEDEL). Indirect Participants who hold interest in the Notes through Euroclear and CEDEL may not deliver instructions directly to Euroclear's or CEDEL's Nominee. Euroclear or CEDEL will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or CEDEL's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

     Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the Debentures through Euroclear or CEDEL purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or CEDEL, during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York. Euroclear and CEDEL customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Reg S Permanent Global Note to a DTC Participant until the European business day for Euroclear or CEDEL immediately following DTC's settlement date.

     DTC has advised SH Group that it will take any action permitted to be taken by a Holder of Debentures only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Debentures as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Debentures, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See "--Transfers of Interests in Global Notes for Certificated Notes."

     Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Reg S Permanent Global Notes and in the U.S. Global Notes among Direct Participants,

Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchaser or the Trustee will have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

     The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

REG S TEMPORARY AND REG S PERMANENT GLOBAL NOTES

     An Indirect Participant who holds an interest in the Reg S Temporary Global Notes through Euroclear or CEDEL must provide Euroclear or CEDEL, as the case may be, with a certificate in the form required by the Indenture certifying that such Indirect Participant is either not a U.S. Person (as defined below) or has purchased such interests in a transaction that is exempt from the registration requirements under the Securities Act, and Euroclear or CEDEL, as the case may be, must provide to the Trustee (or the Paying Agent, if other than the Trustee) a certificate in the form required by the Indenture prior to (i) the payment of interest or principal with respect to such Indirect Participant's beneficial interests in such Reg S Temporary Global Notes or (ii) any exchange of such beneficial interests for beneficial interests in Reg S Permanent Global Notes.

     "U.S. Person" means (i) any individual resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate of which an executor or administrator is a U.S. Person (other than an estate governed by foreign law and of which at least one executor or administrator is a non-U.S. Person who has sole or shared investment discretion with respect to its assets), (iv) any trust of which any trustee is a U.S. Person (other than a trust of which at least one trustee is a non-U.S. Person who has sole or shared investment discretion with respect to its assets and no beneficiary of the trust (and no settlor, if the trust is revocable) is a U.S. Person), (v) any agency or branch of a foreign entity located in the United States, (vi) any non-discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person, (vii) any discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States (other than such an account held for the benefit or account of a non-U.S. Person), (viii) any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act (unless it is organized or incorporated and owned, by "accredited investors" within the meaning of Rule 501
(a) under the Securities Act who are not natural persons, estates or trusts); provided however that the term "U.S. Person" shall not include (A) a branch or agency of a U.S. Person that is located and operating outside the United States for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business, (B) any employee benefit plan established and administered in accordance with the law, customary practices and documentation of a foreign country and (C) the international organizations set forth in
Section 902(k)(2)(vi) of Regulation S under the Securities Act and any other similar international organizations, and their agencies, affiliates and pension plans.

TRANSFERS OF INTERESTS IN ONE GLOBAL NOTE FOR INTERESTS IN ANOTHER GLOBAL NOTE

     Prior to the expiration of the 40-Day Restricted Period, an Indirect Participant who holds an interest in the Reg S Temporary Global Note through Euroclear or CEDEL will not be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. Global Notes. After the expiration of the 40-Day Restricted Period, an Indirect Participant who holds an interest in Reg S Permanent Global Notes will be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with the restrictions on transfer set forth in the legend printed on the Reg S Permanent Global Notes.

     Prior to the expiration of the 40-Day Restricted Period, a Direct or Indirect Participant who holds an interest in the U.S. Global Note will not be permitted to transfer its interests to any person that takes delivery thereof in the form of an interest in the Reg S Temporary Global Notes. After the expiration of the 40-Day Restricted Period, a Direct or Indirect Participant who holds an interest in U.S. Global Notes may transfer its interests to a person who takes delivery in the form of an interest in Reg S Permanent Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with Rule 904 of Regulation S.

     Transfers involving an exchange of a beneficial interest in Reg S Global Notes for a beneficial interest in U.S. Global Notes or vice versa will be effected by DTC by means of an instruction originated by the Trustee through DTC/Deposit Withdraw at Custodian (DWAC) system. Accordingly, in connection with such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the one Global Note and a corresponding increase in the principal amount of the other Global Note, as applicable. Any beneficial interest in the one Global Note that is transferred to a person who takes delivery in the form of the other Global Note will, upon transfer, cease to be an interest in such first Global Note and become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES

     An entire Global Note may be exchanged for definitive Debentures in registered, certificated form without interest coupons ("Certificated Notes") if
(i) DTC (x) notifies SH Group that it is unwilling or unable to continue as depositary for the Global Notes and SH Group thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) SH Group, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or
(iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, SH Group will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct or Indirect Participants and the DTC identify as being the beneficial owner of the related Debentures.

     Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

     In all cases described herein, such Certificated Notes will bear a restrictive legend unless SH Group determines otherwise in compliance with applicable law.

     Neither SH Group, nor the Trustee will be liable for any delay by the holder of the Global Notes or DTC in identifying the beneficial owners of Notes, and SH Group and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

TRANSFERS OF CERTIFICATED NOTES FOR INTERESTS IN GLOBAL NOTES

     Certificated Notes may only be transferred if the transferor first delivers to the Trustee a written certificate (and in certain circumstances, an opinion of counsel) confirming that, in connection with such transfer, it has complied with the restrictions on transfer required by applicable law.

SAME DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the Debentures represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, SH Group will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. SH Group expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Debentures were originally sold by SH Group on May 26, 1998 to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently resold the Old Debentures to qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition to the Purchase Agreement, SH Group entered into the Registration Rights Agreement with the Initial Purchaser pursuant to which SH Group agreed, for the benefit of the holders of the Old Debentures, to, among other things, (i) file with the Commission the Exchange Offer Registration Statement within 75 days after the Closing Date of the Exchange Offer and (ii) cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Closing Date. SH Group will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Old Debentures. For each Old Debenture surrendered to SH Group pursuant to the Exchange Offer, the holder of such Old Debenture will receive a New Debenture having a principal amount equal to that of the surrendered Old Debenture. Interest on each New Debenture will accrue from the date of its original issue.

     Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the New Debentures would in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Debentures who is an "affiliate" of SH Group or who intends to participate in the Exchange Offer for the purpose of distributing the New Debentures (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Old Debentures in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Debentures, unless such sale or transfer is made pursuant to an exemption from such requirements.

     As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to SH Group in the Letter of Transmittal that (i) the New Debentures are to be acquired by the holder or the person receiving such New Debentures, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the New Debentures, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the New Debentures, (iv) neither the holder nor any such other person is an "affiliate" of SH Group within the meaning of Rule 405 under the Securities Act and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the New Debentures it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Debentures and cannot rely on such no-action letters. As indicated above, each Participating Broker-Dealer that receives a New Debenture for its own account in exchange for Old Debentures must acknowledge that it (i) acquired the Old Debentures for its own account as a result of market-making activities or other trading activities, (ii) has not entered into any arrangement or understanding with SH Group or any "affiliate" of SH Group (within the meaning of Rule 405 under the Securities Act) to distribute the New Debentures to be received in the Exchange Offer and (iii) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Debentures. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

     In the event that changes in the law or the applicable interpretations of the staff of the Commission do not permit SH Group to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated or if any holder of the Old Debentures (other than an "affiliate" of SH Group or the Initial Purchaser) is not eligible to participate in the Exchange Offer, SH Group will (a) file the Shelf Registration Statement covering resales of the Old Debentures, (b) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years after its effective date and such time as all of the applicable Old Debentures have been sold thereunder. SH Group will, in the event of the filing of the Shelf Registration Statement, provide to each applicable holder of the Old Debentures copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Debentures. A holder of Old Debentures that sells such Old Debentures pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Old Debentures will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Debentures included in the Shelf Registration Statement and to benefit from the provisions set forth in the following paragraph.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part.

     Following the consummation of the Exchange Offer, holders of the Old Debentures who were eligible to participate in the Exchange Offer but who did not tender their Old Debentures will not have any further registration rights and such Old Debentures will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Debentures could be adversely affected.

TERMS OF THE EXCHANGE

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, SH Group will accept any and all Old Debentures validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. SH Group will issue $1,000 principal amount of New Debentures in exchange for each $1,000 principal amount of outstanding Old Debentures accepted in the Exchange Offer. Holders may tender some or all of their Old Debentures pursuant to the Exchange Offer. However, Old Debentures may be tendered only in integral multiples of $1,000.

     The form and terms of the New Debentures are the same as the form and terms of the Old Debentures except that (i) the New Debentures bear a Series B designation and a different CUSIP Number from the Old Debentures, (ii) the New Debentures have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the New Debentures will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Debentures in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The New Debentures will evidence the same debt as the Old Debentures and will be entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $29,250,000 aggregate principal amount at maturity of Old Debentures were outstanding. This Prospectus and the Letter of Transmittal will be mailed initially to the holders of record of the Old
Debentures as of the close of business on                , 1998.

     Holders of Old Debentures do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. SH Group intends to conduct the

Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     SH Group shall be deemed to have accepted validly tendered Old Debentures when, as and if SH Group has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Debentures from SH Group.

     If any tendered Old Debentures are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Debentures will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Debentures in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Debentures pursuant to the Exchange Offer. SH Group will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
               , 1998, unless SH Group, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, SH Group will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     SH Group reserves the right, in its sole discretion, (i) to delay accepting any Old Debentures, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

YIELD AND INTEREST ON THE NEW DEBENTURES

     The yield and interest on the New Debentures is 13 3/4% (computed on a semi-annual bond equivalent basis) calculated from May 26, 1998. The New Debentures will accrete at a rate of 13 3/4% compounded semi-annually, to an aggregate principal amount of $29,250,000 on June 1, 2003. Cash interest will not accrue on the New Debentures prior to June 1, 2003. Commencing June 1, 2003, cash interest on the New Debentures will accrue and be payable, at a rate of 13 3/4% per annum, semi-annually in arrears on each June 1 and December 1.

PROCEDURES FOR TENDERING

     Only a holder of Old Debentures may tender such Old Debentures in the Exchange Offer. To tender in the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer), an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, prior to 5:00 p.m. New York City time, on the Expiration Date either (a) certificates for tendered Old Debentures must be received by the Exchange Agent at such address or (b) such Old Debentures must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Exchange Agent, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal).

     The term "Agent's Message" means a message transmitted by DTC, received by the Exchange Agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Debentures which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that SH Group may enforce such agreement against such participant. In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the Exchange Agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Debentures that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery.

     By executing the Letter of Transmittal, each holder will make to SH Group the representations set forth above in the third paragraph under the heading "-- Purpose and Effect of the Exchange Offer."

     The tender by a holder and the acceptance thereof by SH Group will constitute agreement between such holder and SH Group in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD DEBENTURES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD DEBENTURES SHOULD BE SENT TO SH GROUP. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the Letter of Transmittal.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of the Medallion System (an "Eligible Institution") unless the Old Debentures tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Debentures listed therein, such Old Debentures must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Debentures with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Old Debentures or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to SH Group of their authority to so act must be submitted with the Letter of Transmittal.

     SH Group understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Debentures at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Debentures by causing such Book-Entry Transfer Facility to transfer such Old Debentures into the Exchange Agent's account with respect to the Old Debentures in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Debentures may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for the DTC Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer Old Debentures to the Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Debentures and withdrawal of tendered Old Debentures will be determined by SH Group in its sole discretion, which determination will be final and binding. SH Group reserves the absolute right to reject any and all Old Debentures not properly tendered or any Old Debentures SH Group's acceptance of which would, in the opinion of counsel for SH Group, be unlawful. SH Group also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Debentures. SH Group's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Debentures must be cured within such time as SH Group shall determine. Although SH Group intends to notify holders of defects or irregularities with respect to tenders of Old Debentures, neither SH Group, the Exchange Agent nor any other person shall incur any liability for failure to waive such notification. Tenders of Old Debentures will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Debentures received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Debentures and (i) whose Old Debentures are not immediately available, (ii) who cannot deliver their Old Debentures, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Debentures and the principal amount of Old Debentures tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Debentures (or a confirmation of book-entry transfer of such Old Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Debentures in proper form for transfer (or a confirmation of book-entry transfer of such Old Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Debentures according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Debentures in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Debentures to be withdrawn (the "Depositor"), (ii) identify the Old Debentures to be withdrawn (including the certificate number(s) and principal amount of such Old Debentures, or, in the case of Old Debentures transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Debentures were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Debentures register the transfer of such Old Debentures into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Debentures are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by SH Group whose determination shall be final and binding on all parties. Any Old Debentures so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Debentures will be issued with respect thereto unless the Old Debentures so withdrawn are validly retendered. Any Old Debentures which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Debentures may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, SH Group shall not be required to accept for exchange, or exchange New Debentures for, any Old Debentures, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Debentures, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of SH Group, might materially impair the ability of SH Group to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to SH Group or any of its subsidiaries; or

          (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of SH Group, might materially impair the ability of SH Group to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to SH Group; or

          (c) any governmental approval has not been obtained, which approval SH Group shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If SH Group determines in its reasonable judgment that any of the conditions are not satisfied, SH Group may (i) refuse to accept any Old Debentures and return all tendered Old Debentures to the tendering holders, (ii) extend the Exchange Offer and retain Old Debentures tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Debentures (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Debentures which have not been withdrawn.

EXCHANGE AGENT

     The United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                  By Mail:                                 By Overnight Courier:
   United States Trust Company of New York        United States Trust Company of New York
         P.O. Box 844 Cooper Station                     700 Broadway, 13th Floor
        New York, New York 10276-0844              Corporate Trust Operations Department
 (registered or certified mail recommended)              New York, New York 10003
                  By Hand:                              By Facsimile Transmission:
   United States Trust Company of New York                    (212) 780-0592
          111 Broadway, Lower Level                  (for Eligible Institutions Only)
          New York, New York 10006             For Information or Confirmation by Telephone:
       Attn: Corporate Trust Services                         (800) 548-6565

  DELIVERY OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by SH Group. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of SH Group and its affiliates.

     SH Group has not retained any dealer-manager in connection with the Exchange Officer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. SH Group, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by SH Group. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The New Debentures will be recorded at the same carrying value as the Old Debentures, which is face value, as reflected in SH Group's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by SH Group. The expenses of the Exchange Offer will be expensed over the term of the New Debentures.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Debentures that are not exchanged for New Debentures pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Debentures may be resold only (i) to SH Group (upon redemption thereof or otherwise), (ii) so long as the Old Debentures are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to SH Group), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE NEW DEBENTURES

     With respect to resales of New Debentures, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, SH Group believes that a holder or other person who receives New Debentures, whether or not such person is the holder (other than a person that is an "affiliate" of SH Group within the meaning of Rule 405 under the Securities Act) who receives New Debentures in exchange for Old Debentures in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Debentures, will be allowed to resell the New Debentures to the public without further registration under the Securities Act and without delivering to the purchasers of the New Debentures a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires New Debentures in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Debentures, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives New Debentures for its own account in exchange for Old Debentures, where such Old Debentures were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures.

     As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to SH Group in the Letter of Transmittal that (i) the New Debentures are to be acquired by the holder or the person receiving such New Debentures, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the New Debentures, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the New Debentures, (iv) neither the holder nor any such other person is an "affiliate" of SH Group within the meaning of Rule 405 under the Securities Act and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the New Debentures it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Debentures and cannot rely on such no-action letters. As indicated above, each Participating Broker-Dealer that receives a New Debenture for its own account in exchange for Old Debentures must acknowledge that it (i) acquired the Old Debentures for its own account as a result of market-making activities or other trading activities, (ii) has not entered into any arrangement with SH Group (within the meaning of Rule 405 under the Securities Act or understanding with SH Group or any "affiliate" of the Securities Act) to distribute the New Debentures to be received in the Exchange Offer and (iii) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Debentures. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                       DESCRIPTION OF OTHER INDEBTEDNESS

THE NOTES

     The Old Notes were issued in an aggregate principal amount of $100 million and will mature on June 1, 2008. The Old Notes were issued pursuant to the Indenture (the "Note Indenture"), and are senior, subordinated, unsecured, general obligations of the Company. Interest on the Notes will accrue at the rate of 10 5/8% per annum from the issue date and will be payable semi-annually in arrears on each June 1 and December 1, commencing December 1, 1998, to the holders of record on the immediately preceding May 15 and November 15, respectively.

     At any time on or after June 1, 2003, the Notes may be redeemed at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date if redeemed during the twelve-month period commencing on June 1 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2003........................................................   105.313%
2004........................................................   103.542%
2005........................................................   101.771%
2006 and thereafter.........................................   100.000%

     Notwithstanding the foregoing, at any time on or prior to June 1, 2001, the Company may (but shall not have the obligation to) redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price of 110.625% of the principal amount thereof in each case plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date with Net Cash Proceeds received by the Company from one or more Equity Offerings; provided, however, that, in each case at least 65% of the aggregate principal amount of the Notes originally issued remain outstanding immediately after the occurrence of such redemption; and provided further, that such redemption shall occur within 60 days of the date of the closing of each such Equity Offerings.

     In the event of a Change of Control (as defined in the Note Indenture), each holder of Notes will have the right to require the Company to repurchase such holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date.

     The Note Indenture contains certain covenants that limit, among other things, the ability of the Company to enter into certain mergers or consolidations, incur additional indebtedness or issue certain preferred equity interests, pay dividends, redeem capital stock or make certain other restricted payments and engage in certain transactions with affiliates or related persons. Under certain circumstances the Company will be required to make an offer to purchase Notes at a price equal to 100% of the principal amount thereof, plus accrued interest at the date of purchase with the proceeds of certain Asset Sales (as defined therein). The Note Indenture contains certain customary events of default, which include the failure to pay interest and principal, the failure to comply with certain covenants in the Notes or the Note Indenture, a default under certain indebtedness, the imposition of certain final judgments or warrants of attachment and certain events occurring under bankruptcy laws. See "Risk Factors -- Limitation on Access to Cash Flow of Subsidiaries, Holding Company Structure."

NEW CREDIT AGREEMENT


     The Company entered into the New Credit Agreement among the Company, the Guarantors (as defined therein), the several lenders from time to time parties thereto (collectively, the "Lenders"), NationsBank, N.A. as administrative agent (the "Administrative Agent") and DLJ Capital Funding, Inc. as syndication agent (collectively, the "Agents"). The following is a summary description of the principal terms of the New Credit Agreement and the other loan documents. The description set forth below does not purport to be complete and is qualified in its entirety by reference to certain agreements setting forth the principal terms and conditions of the New Credit Agreement, which are available upon request from the Company. The Company's obligations under the New Credit Agreement constitute Senior Indebtedness with respect to the Notes.


     Structure. The Lenders committed to provide the Company with (i) senior secured term loan facilities (the "Term Loan Facility") of up to $30.0 million and (ii) a senior secured revolving credit facility (the "Revolving Credit Facility") of up to $20.0 million (including letters of credit).

     The Company borrowed the full amount of Term Loan Facility and approximately $3.6 million of Revolving Credit Facility on the closing date under the New Credit Agreement (i) to partially finance the Acquisition, (ii) to repay certain existing outstanding indebtedness of the Company and (iii) to pay certain fees and expenses related to the Acquisition. See "Use of Proceeds." Thereafter, the New Credit Agreement may be utilized to fund the Company's working capital requirements, including issuance of stand-by and trade letters of credit and for other general corporate purposes.

     The Term Loan Facility is a single tranche term facility of $30.0 million which has a maturity of six years, subject to quarterly amortization commencing in the thirteenth month after the Closing Date, in the following aggregate annual amounts for the fiscal years ending in: 1999--$3.0 million; 2000--$4.75 million; 2001--$5.75 million; 2002--$6.75 million; 2003--$7.75 million and
2004--$2.0 million. Loans and letters of credit under the Revolving Credit Facility are available at any time during its six-year term subject to the fulfillment of customary conditions precedent including the absence of a default under the New Credit Agreement.

     Security; Guaranty. The Company's obligations under the New Credit Agreement are guaranteed by each of the Company's direct and indirect domestic subsidiaries. The New Credit Agreement and the guarantees thereof are secured by a perfected first priority security interest in substantially all assets of the Company and its direct and indirect domestic subsidiaries including: (i) all real property; (ii) all accounts receivable, inventory and intangibles; and
(iii) all of the capital stock of the Company and its direct and indirect domestic and, to the extent no adverse tax consequences would result, foreign subsidiaries.

     Interest, Maturity. Borrowings under the New Credit Agreement bear interest at a rate per annum equal (at the Company's option) to: (i) the Administrative Agent's reserve-adjusted LIBOR rate ("LIBOR") plus an applicable margin or (ii) an alternate base rate equal to the highest of the Administrative Agent's prime rate, plus an applicable margin. Initially, the applicable margin for the Term Loan Facility and the Revolving Credit Facility is 2.25% per annum for LIBOR loans and 1.00% per annum for alternate base rate loans and after the first six months will be tied to a grid based on the Company's leverage ratio.

     Fees. The Company is required to pay the Lenders, on a quarterly basis, a commitment fee on the undrawn portion of the Revolving Credit Facility at a rate equal to 0.50%. The Company is also obligated to pay (i) certain letter of credit fees on the aggregate amount of outstanding letters of credit; (ii) a fronting bank fee for the letter of credit issuing bank; and (iii) customary agent, arrangement and other similar fees.

     Covenants. The New Credit Agreement contains a number of covenants that, among other things, restrict the ability of SH Group, the Company and its subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness or amend certain debt instruments (including the Indenture), pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures, change the business conducted by the Company or its subsidiaries or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, under the New Credit Agreement, the Company is required to maintain specified financial ratios and tests, including leverage ratios below a specified maximum and minimum interest coverage levels. See "Risk Factors--Restrictive Debt Covenants."

     Events of Default. The New Credit Agreement contains customary events of default, including nonpayment of principal, interest or fees, material inaccuracy of representations and warranties, violation of covenants, cross-default and cross-acceleration to certain other indebtedness, certain events of bankruptcy and insolvency, material judgments against the Company, invalidity of any guarantee or security interest and a change of control of the Company in certain circumstances as set forth therein.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion (including the opinion of special counsel described below) is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. SH Group recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Old Debentures for New Debentures, including the applicability and effect of any state, local or foreign tax laws.

     Kirkland & Ellis, special counsel to SH Group, has advised SH Group that in its opinion, the exchange of the Old Debentures for New Debentures pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the New Debentures will not be considered to differ materially in kind or extent from the Old Debentures. Rather, the New Debentures received by a holder will be treated as a continuation of the Old Debentures in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Old Debentures for New Debentures pursuant to the Exchange Offer.

                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives New Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Debentures received in exchange for Old Debentures where such Old Debentures were acquired as a result of market-making activities or other trading activities. SH Group has agreed that for a period of one year after the thirtieth business day following the Expiration Date (or such shorter period as will terminate when all of the Old Debentures offered for exchange hereby have been sold), it will make this prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale.

     SH Group will not receive any proceeds from any sales of the New Debentures by Participating Broker-Dealers. New Debentures received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Debentures or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such New Debentures. Any Participating Broker-Dealer that resells the New Debentures that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of New Debentures may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Debentures and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS


     The validity of the issuance of the New Debentures offered hereby and certain federal income tax consequences will be passed upon for the Company by Kirkland & Ellis, Washington, D.C.


                                    EXPERTS

     The balance sheet of SH Group as of May 4, 1998 included in this Prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of the Company at January 3, 1998 and December 28, 1996, and for each of the three years in the period ended January 3, 1998, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS


     On May 26, 1998, the Company dismissed its certified public accountants, Ernst & Young LLP, and replaced them with Deloitte & Touche LLP. The report of Ernst & Young LLP dated January 28, 1998, except for Note 14 as to which the date is May 26, 1998, on the Company's financial statements as of and for the two fiscal years in the period ended January 3, 1998 did not contain an adverse opinion or a disclaimer opinion; further the Company had no disagreements with Ernst & Young LLP during that time period. The change in accountants was recommended by the Board of Directors of the Company.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
STEEL HEDDLE GROUP, INC.
REPORT OF INDEPENDENT AUDITORS..............................  F-2
Balance Sheet as of May 4, 1998.............................  F-3
Notes to Balance Sheet......................................  F-4

STEEL HEDDLE MFG. CO. AND SUBSIDIARIES
REPORT OF INDEPENDENT AUDITORS..............................  F-5
CONSOLIDATED FINANCIAL STATEMENTS AS OF JANUARY 3, 1998 AND
  DECEMBER 28, 1996 AND FOR EACH OF THE THREE FISCAL YEARS
  IN THE PERIOD ENDED JANUARY 3, 1998:
  Consolidated Balance Sheets as of January 3, 1998 and
     December 28, 1996......................................  F-6
  Consolidated Statements of Operations for the Years Ended
     January 3, 1998, December 28, 1996 and December 30,
     1995...................................................  F-7
  Consolidated Statements of Shareholders' Equity for the
     Years Ended January 3, 1998, December 28, 1996 and
     December 30, 1995......................................  F-8
  Consolidated Statements of Cash Flows for the Years Ended
     January 3, 1998, December 28, 1996 and December 30,
     1995...................................................  F-9
  Notes to Consolidated Financial Statements................  F-10

STEEL HEDDLE GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF
  JUNE 27, 1998 (SUCCESSOR) AND JANUARY 3, 1998
  (PREDECESSOR):
  Consolidated Balance Sheets as of June 27, 1998
     (Successor) and
     January 3, 1998 (Predecessor)..........................  F-27
  Consolidated Statements of Operations and Comprehensive
     Income (Loss) for the Five Weeks Ended June 27, 1998
     (Successor), the Twenty Weeks Ended May 25, 1998
     (Predecessor) and the Six Months Ended June 28, 1997
     (Predecessor)..........................................  F-28
  Consolidated Statements of Cash Flows for the Five Weeks
     Ended June 27, 1998 (Successor), the Twenty Weeks Ended
     May 25, 1998 (Predecessor) and the Six Months Ended
     June 28, 1997 (Predecessor)............................  F-29
  Notes to Unaudited Condensed Consolidated Financial
     Statements.............................................  F-30

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholder of Steel Heddle Group, Inc.

     We have audited the accompanying balance sheet of Steel Heddle Group, Inc. (the "Company") as of May 4, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company as of May 4, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Greenville, South Carolina
May 4, 1998

                            STEEL HEDDLE GROUP, INC.

                                 BALANCE SHEET
                                  MAY 4, 1998

                           ASSETS
Total assets................................................  $      --
                                                              =========
                    STOCKHOLDER'S EQUITY
STOCKHOLDER'S EQUITY:
Common stock, $.01 par value, 1,000 shares; authorized
  issued and outstanding....................................  $      10
Additional paid-in-capital..................................     99,990
                                                              ---------
                                                                100,000
Less subscription receivable................................   (100,000)
                                                              ---------
Total stockholder's equity..................................  $      --
                                                              =========

                          See notes to balance sheet.

                            STEEL HEDDLE GROUP, INC.

                             NOTES TO BALANCE SHEET
                                  MAY 4, 1998

1.  ORGANIZATION AND BASIS OF PRESENTATION

     Steel Heddle Group, Inc. ("SH Group") was incorporated under the laws of the State of Delaware in April 1998. SH Group is a wholly-owned subsidiary of American Industrial Partners Capital Fund II L.P. ("AIP") and was organized to effectuate the acquisition of all of the outstanding common stock of SH Holdings Corp. ("Old Holdings").

     SH Group is organized as a holding company and owns the outstanding common stock of Steel Heddle Mfg. Co. (the "Company"), a company that, through its subsidiaries, manufactures loom accessories used by textile mills and other metal products used in the electronics, automotive and solar power industries.

     On May 1, 1998, SH Group entered into an agreement to purchase all of the outstanding common stock of Old Holdings for approximately $173.9 million (including repayment of certain indebtedness of Old Holdings and estimated transaction fees and expenses of approximately $8.5 million) subject to post-closing adjustments. The acquisition will be financed with (i) $25 million in cash contributed by AIP and certain members of management of the Company in exchange for common equity of SH Group, including management's rollover of an estimated $1.8 million of securities of Old Holdings, (ii) proceeds from the issuance of $15 million of Senior Discount Debentures, (iii) proceeds from the issuance of $100 million of Senior Subordinated Notes to be issued by the Company, (iv) proceeds of $33.6 million from borrowings under a $30 million term loan and a $20 million revolving loan entered into by the Company, and (v) existing cash of the Company of $0.3 million.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Financial Statement Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

3.  STOCK SUBSCRIPTION

     On May 4, 1998, SH Group executed a stock subscription agreement with AIP whereby AIP agreed to purchase 1,000 shares of SH Group common stock at a price of $100 per share. The amount due from AIP for the stock subscription is reflected as a deduction from stockholder's equity in the accompanying balance sheet.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Steel Heddle Mfg. Co.

     We have audited the accompanying consolidated balance sheets of Steel Heddle Mfg. Co. and subsidiaries as of January 3, 1998 and December 28, 1996 and the related consolidated statements of operations, shareholders' equity/(deficit) and cash flows for each of the three years in the period ended January 3, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Steel Heddle Mfg. Co. and subsidiaries at January 3, 1998 and December 28, 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 3, 1998 in conformity with generally accepted accounting principles.

     As discussed in Note 6 to the consolidated financial statements, in 1995 the Company changed its method of accounting for postretirement benefits other than pensions.

                                                    Ernst & Young LLP

Greenville, SC

January 28, 1998, except for Note 14,

as to which the date
is May 26, 1998

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)


                                                                JANUARY 3,    DECEMBER 28,
                                                                   1998           1996
                                                                ----------    ------------
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................     $    379       $  4,645
  Accounts receivable, net of allowance of $100 in 1997 and
     1996...................................................        9,290          8,862
  Inventories...............................................       14,030         12,970
  Prepaid expenses..........................................           99            108
                                                                 --------       --------
     Total current assets...................................       23,798         26,585
Property, plant and equipment:
  Cost......................................................       52,561         50,781
  Less accumulated depreciation.............................       35,876         33,025
                                                                 --------       --------
                                                                   16,685         17,756
Other assets and deferred charges:
  Prepaid pension costs.....................................          546            952
  Goodwill, net.............................................       22,537         23,266
  Sundry....................................................          774            157
                                                                 --------       --------
                                                                   23,857         24,375
                                                                 --------       --------
     Total Assets...........................................     $ 64,340       $ 68,716
                                                                 ========       ========
              LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)
Current liabilities:
  Accounts payable..........................................     $  2,166       $  2,334
  Accrued and sundry liabilities............................        5,313          8,208
  Deferred income taxes.....................................          670            802
  Income taxes..............................................          302            361
  Current portion of long-term debt.........................        6,500          6,500
                                                                 --------       --------
     Total current liabilities..............................       14,951         18,205
Long-term debt, less current portion........................       46,300         43,500
Retirement benefits payable.................................        5,126          5,372
Deferred income taxes.......................................        1,120          1,598
Redeemable Common Stock:
  Parent company class A, $.01 par value per
     share--authorized 2,000,000 shares, issued and
     outstanding 91,080 shares in 1997 and 90,000 shares in
     1996...................................................        1,366          1,350
Shareholders' equity/(deficit):
  Common Stock par value $1.00 per share--authorized
     1,500,000 shares, issued and outstanding 10 shares.....           --             --
  Additional paid-in capital................................       13,689         13,689
  Foreign currency translation adjustment...................          (48)           (49)
  (Deficit).................................................      (18,164)       (14,949)
                                                                 --------       --------
                                                                   (4,523)        (1,309)
                                                                 --------       --------
     Total liabilities and shareholders' equity (deficit)...     $ 64,340       $ 68,716
                                                                 ========       ========


                See notes to consolidated financial statements.

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                         YEAR ENDED
                                                          JANUARY 3,    DECEMBER 28,    DECEMBER 30,
                                                             1998           1996            1995
                                                          ----------    ------------    ------------
Net sales.............................................     $72,983        $64,484         $68,118
Cost of goods sold....................................      46,448         44,074          47,706
                                                           -------        -------         -------
Gross profit..........................................      26,535         20,410          20,412
Selling, general and administrative costs.............       8,489          8,875           8,667
Management fees.......................................         475            725             275
Amortization of goodwill..............................         729            729             729
Restructuring charges.................................          --             --             821
                                                           -------        -------         -------
Operating income......................................      16,842         10,081           9,920
Other income (expense):
  Interest income.....................................         136            110             128
  Interest expense, including amortization of deferred
     financing costs..................................      (5,284)        (5,954)         (6,435)
  Other financing expenses............................        (212)            --              --
                                                           -------        -------         -------
Income before income taxes, extraordinary item and
  cumulative effect of accounting change..............      11,482          4,237           3,613
Income tax expense....................................       4,015          1,638           1,628
                                                           -------        -------         -------
Income before extraordinary item and cumulative effect
  of accounting change................................       7,467          2,599           1,985
Extraordinary (loss) on the early extinguishment of
  debt,
  net of income taxes of $1,688.......................      (2,753)            --              --
                                                           -------        -------         -------
Income before cumulative effect of accounting
  change..............................................       4,714          2,599           1,985
Cumulative effect of change in method of accounting
  for postretirement benefits net of taxes of $570....          --             --             855
                                                           -------        -------         -------
Net income............................................     $ 4,714        $ 2,599         $ 1,130
                                                           =======        =======         =======

                See notes to consolidated financial statements.

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                                                  CUMULATIVE
                                              COMMON                                FOREIGN
                                              STOCK--    ADDITIONAL   RETAINED     CURRENCY
                                               $1.00      PAID-IN     (DEFICIT)   TRANSLATION
                                             PAR VALUE    CAPITAL     EARNINGS    ADJUSTMENTS    TOTAL
                                             ---------   ----------   ---------   -----------   -------
Balance at December 31, 1994...............       $--     $13,689     $(18,678)      $(35)      $(5,024)
  Foreign currency translation
     adjustments...........................        --          --           --        (17)          (17)
  Net income...............................        --          --        1,130         --         1,130
                                              -------     -------     --------       ----       -------
Balance at December 30, 1995...............        --      13,689      (17,548)       (52)       (3,911)
  Foreign currency translation
     adjustments...........................        --          --           --          3             3
  Net income...............................        --          --        2,599         --         2,599
                                              -------     -------     --------       ----       -------
Balance at December 28, 1996...............        --      13,689      (14,949)       (49)       (1,309)
  Foreign currency translation
     adjustments...........................                                             1             1
  Dividends paid...........................        --          --       (7,929)        --        (7,929)
  Net income...............................        --          --        4,714         --         4,714
                                              -------     -------     --------       ----       -------
Balance at January 3, 1998.................       $--     $13,689     $(18,164)      $(48)      $(4,523)
                                              =======     =======     ========       ====       =======

                See notes to consolidated financial statements.

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                          YEAR ENDED
                                                            JANUARY 3,   DECEMBER 28,   DECEMBER 30,
                                                               1998          1996           1995
                                                            ----------   ------------   ------------
OPERATING ACTIVITIES:
Net income................................................   $  4,714      $ 2,599        $ 1,130
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization...........................      4,409        6,019          6,096
  Loss on disposal of property, plant and equipment.......         50           --             --
  Provision for deferred income taxes.....................       (610)        (600)        (1,200)
  Accrued retirement benefit costs........................        160         (220)           150
  Extraordinary item......................................      4,441           --             --
  Cumulative effect of accounting changes.................         --           --          1,425
Changes in operating assets and liabilities:
     Accounts receivable..................................       (428)        (548)           408
     Inventories..........................................     (1,060)       1,018           (818)
     Prepaid expenses.....................................          8           14             27
     Accounts payable.....................................       (167)         303            553
     Accrued and sundry liabilities.......................     (1,498)       2,489            241
     Income taxes payable.................................        (59)         162           (400)
                                                             --------      -------        -------
Net cash provided by operating activities.................      9,960       11,236          7,612

INVESTING ACTIVITIES:
  Purchase of property, plant and equipment...............     (2,558)      (2,809)        (3,455)
  Proceeds on disposals of property, plant and equipment,
     net..................................................         29           42             98
                                                             --------      -------        -------
Net cash used in investing activities.....................     (2,529)      (2,767)        (3,357)

FINANCING ACTIVITIES:
  Issuance of parent company common stock.................         16           --             --
  Prepayment of debt, including penalty...................    (55,690)          --             --
  Proceeds from debt......................................     66,500           --             --
  Payments of debt........................................    (13,700)      (2,700)        (7,000)
  Dividends paid..........................................     (7,929)          --             --
  Short-term borrowings...................................         --       (2,000)         2,000
  Loan acquisition costs..................................       (894)          --             --
                                                             --------      -------        -------
  Net cash used in financing activities...................    (11,697)      (4,700)        (5,000)
                                                             --------      -------        -------
(Decrease) increase in cash and cash equivalents..........     (4,266)       3,769           (745)
Cash and cash equivalents at beginning of year............      4,645          876          1,621
                                                             --------      -------        -------
Cash and cash equivalents at end of year..................   $    379      $ 4,645        $   876
                                                             ========      =======        =======

                See notes to consolidated financial statements.

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization--Steel Heddle Mfg. Co. ("Steel Heddle") is a wholly-owned subsidiary of SH Intermediate Corp. ("Intermediate"). Intermediate is a wholly-owned subsidiary of SH Holdings Corp. ("Holdings" or "Parent Company"). In accordance with Securities Exchange Commission Staff Accounting Bulletin No. 55, these financial statements include balances for debt and redeemable common stock that are held at the Intermediate and Holdings level. Related interest expense has also been reflected in these financial statements. Holdings, Intermediate, Steel Heddle and Steel Heddle subsidiaries are collectively referred to hereinafter as "the Company".

Operations -- Steel Heddle manufactures products and loom accessories used by textile mills which accounted for approximately 85%, 88% and 87% of its sales in 1997, 1996 and 1995, respectively. It also processes and sells metal products from its wire rolling facilities to industrial users. Steel Heddle sells to foreign and domestic companies, with foreign sales making up approximately 22%, 24% and 22% of its sales in 1997, 1996 and 1995, respectively. The Company generally does not require collateral for its domestic receivables. A majority of the related foreign receivables are insured or secured by letters of credit.

Principles of Consolidation -- All subsidiaries are wholly-owned, and their accounts are included in the consolidated financial statements. All significant intercompany items and transactions have been eliminated in consolidation.

Fiscal Year--The Company's fiscal year ends on the Saturday closest to December
31. The years ended January 3, 1998, December 28, 1996 and December 30, 1995 are 53-weeks, 52-weeks and 52-week periods, respectively.

Foreign Currency--Assets and liabilities of the Company's foreign subsidiaries are translated into United States dollars at current exchange rates. Income and expense accounts of these operations are translated at the average of exchange rates during the period.

Effective December 29, 1996, the Company changed the functional currency for its Mexican subsidiary from the Mexican peso to the United States dollar because the cumulative inflation index in Mexico has been approximately 100% over a three year period ended December 28, 1996. In accordance with FAS 52, the cumulative translation adjustment at December 28, 1996, accumulated in shareholders' equity prior to this change in functional currency, remains as a separate component of shareholders' equity.

Cash Equivalents--The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Included in cash equivalents at January 3, 1998 is approximately $757, which approximates fair value invested in an overnight investment fund with a bank.

Inventories--Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method, average cost method or last-in, first-out (LIFO) method.

Property, Plant and Equipment--Property, plant and equipment is stated at cost. Depreciation is computed by straight-line and accelerated methods based on estimated useful lives of the assets. Depreciation expense for 1997, 1996 and 1995 was approximately $3,500, $5,100 and $5,100, respectively.

Other Assets and Deferred Charges--Deferred debt expense, included in sundry other assets, is being amortized over the lives of the related debt. Goodwill resulting from the purchase of Steel Heddle is being amortized over forty years on the straight-line method.

Income Taxes--The Company accounts for income taxes under Statement of Accounting Standards No. 109, "Accounting for Income Taxes".

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

Revenue Recognition--The Company recognizes revenue from product sales when it has shipped the goods to the customer.


Fair Value of Financial Statements--The carrying value of cash and cash equivalents, accounts receivable, accounts payable, accrued and sundry liabilities and long-term debt approximate their fair values.

Pension Costs--The Company's funding policy is to contribute amounts to its formal funded plans sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company may determine to be appropriate from time to time.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

New Accounting Standards--In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." Both are required for financial statements in fiscal years beginning after December 15, 1997.


     SFAS No. 130 requires comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. Adoption of this statement is not expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows.


     SFAS No. 131 requires entities to disclose financial and detailed information about its operating segments in a manner consistent with internal segment reporting used by the Company to allocate resources and assess financial performance. The Company has not completed the analyses required to determine the additional disclosures requirements, if any, for the adoption of SFAS No. 131, but the adoption of the statement will not affect results of operations or financial position. It will affect the disclosure of segment reporting. The Company will adopt this statement retroactively during the fiscal year ending January 2, 1999.

2.  INVENTORIES

                                                               1997       1996
                                                              -------    -------
Raw materials and component parts...........................  $ 6,312    $ 6,276
Work in process and finished goods..........................    7,718      6,694
                                                              -------    -------
                                                              $14,030    $12,970
                                                              =======    =======

Inventories priced by the LIFO method were approximately $11,100 at January 3, 1998, and $10,000 at December 28, 1996. If all inventories had been priced by the FIFO or average cost method, they would have been higher than the amounts reported by approximately $600 in 1997 and $1,700 in 1996.

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

3.  PROPERTY, PLANT AND EQUIPMENT

                                                                 1997       1996
                                                                -------    -------
Land........................................................    $   855    $   855
Buildings and improvements..................................     10,692     10,449
Machinery and equipment.....................................     32,362     31,205
Furniture and fixtures......................................      7,640      6,636
Automotive equipment........................................        827        817
Construction in progress....................................        185        819
                                                                -------    -------
                                                                $52,561    $50,781
                                                                =======    =======

4.  ACCRUED AND SUNDRY LIABILITIES

                                                                  1997       1996
                                                                 ------     ------
Wages, salaries and other compensation......................     $3,006     $2,776
Accrual for hazardous waste site maintenance................        269        276
Interest....................................................        709      3,336
Group insurance.............................................        475        505
Other.......................................................        854      1,315
                                                                 ------     ------
                                                                 $5,313     $8,208
                                                                 ======     ======


The Company has included in accrued and sundry liabilities an accrual for hazardous waste site maintenance for the estimated total cost over an initial period of thirty years to close out and monitor its inactive hazardous waste site. Payment is secured by a standby letter of credit of approximately $671.


5.  LONG-TERM DEBT

                                                                 1997       1996
                                                                -------    -------
Senior Notes, due in 28 quarterly installments beginning in
  March 1997 and ranging from $1,600 to $2,400 plus interest
  payable as described below................................    $46,000    $    --
Revolving Line of Credit, interest payable quarterly, due in
  February 2002.............................................      6,800         --
Senior Notes, plus interest, payable quarterly at 10%.......         --     24,900
Subordinated Notes, plus interest payable quarterly at
  12.75%....................................................         --     25,100
                                                                -------    -------
                                                                 52,800     50,000
Less current portion........................................      6,500      6,500
                                                                -------    -------
                                                                $46,300    $43,500
                                                                =======    =======

The $24,900 of Senior Notes and the Subordinated Notes were issued pursuant to certain recapitalization and refinancing transactions and were payable to shareholders who collectively own 100% of the Company's outstanding Class B Common Stock.

On February 21, 1997, the Company entered into a credit arrangement with a bank group consisting of a Term Loan Facility of $52,500 and a $15,000 Revolving Line of Credit. The Company utilized proceeds of the Term Loan and the Revolving Line of Credit to repay its senior notes with principal amount of $24,900 plus penalty of $2,500 and to repay its subordinated notes with principal amount of $25,100 plus penalty of $3,200. The total penalty net of other losses and gains on the refinancing is reported as an extraordinary item, net of taxes

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

5.  LONG-TERM DEBT--(CONTINUED)
of approximately $1,700. Included in the net extraordinary loss is a reversal of accrued interest of approximately $1,400. This reversal resulted from the difference between the stated rate of interest and the effective rate of interest.

The Term Loan and the Revolving Line of Credit bear interest at the bank's prime rate plus 0.5% or at Eurodollar rates plus 1.5% per annum, at the Company's option. Interest based on prime is payable quarterly; interest based on Eurodollars is payable at the end of the elected interest period, but not less often than the end of a three-month period. The weighted average interest rate in effect at January 3, 1998 was 7.4%.

The agreement contains certain restrictive covenants which, among other matters, require fixed charge coverage, interest coverage, and leverage coverage ratio tests as defined in the agreement and limits payment of dividends. The agreement also restricts change in control of the Company and requires mandatory principal prepayments annually based on excess cash flow, as defined. Substantially all of the Company's assets are pledged as collateral under the new debt agreement. Future annual principal payments are due as follows:

1998........................................................    $ 6,500
1999........................................................      6,500
2000........................................................      7,000
2001........................................................      8,000
2002........................................................     15,300
Thereafter..................................................      9,500
                                                                -------
                                                                $52,800
                                                                =======

Interest paid totaled approximately $7,800, $4,700 and $5,800 for 1997, 1996 and 1995, respectively.

The carrying amount of the Company's borrowings under its short-term revolving credit agreement approximates fair value. The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current notes offered to the Company for the debt of the same remaining maturities. The carrying value of the debt approximates market value at January 3, 1998.

6.  RETIREMENT PLANS AND DEFERRED COMPENSATION AGREEMENTS

The Company has a funded defined benefit noncontributory pension plan for employees meeting certain eligibility requirements and an unfunded Supplemental Pension Plan which is a nonqualified plan under which direct payments are made to certain retired personnel based on years of service and compensation.

A summary of the components of the net pension cost for the funded defined benefit plan for 1997, 1996 and 1995 follows:

                                                         1997       1996       1995
                                                        -------    -------    -------
Service cost........................................    $   642    $   337    $   138
Interest cost on projected benefit obligation.......      1,271      1,239      1,202
Return on plan assets...............................     (1,433)    (1,415)    (3,562)
Net amortization....................................        (74)       (74)     2,240
                                                        -------    -------    -------
                                                        $   406    $    87    $    18
                                                        =======    =======    =======

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.75% in 1997 and 7.50% in 1996. The rate of increase in compensation was 4.75% for each year and the expected long-term rate of return on assets was 8% in each year.

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

6. RETIREMENT PLANS AND DEFERRED COMPENSATION AGREEMENTS--(CONTINUED) Accumulated plan benefits and projected benefit obligations, as estimated by consulting actuaries, and plan net assets and funded status for the funded defined benefit plan as of January 3, 1998 and December 28, 1996 are as follows:

                                                                 1997       1996
                                                                -------    -------
Actuarial present value of benefit obligations:
  Vested benefit obligation.................................    $17,316    $16,870
  Nonvested benefit obligation..............................        114        107
                                                                -------    -------
  Accumulated benefit obligation............................    $17,430    $16,977
                                                                =======    =======
Projected benefit obligation................................    $17,430    $16,977
Plan assets at fair value...................................     20,113     18,744
                                                                -------    -------
Funded status--projected benefit obligation less than plan
  assets....................................................    $ 2,683    $ 1,767
                                                                =======    =======
Comprised of:
  Prepaid pension cost......................................    $   546    $   952
  Unrecognized net gain.....................................      1,597        815
  Unrecognized prior service cost...........................        540         --
                                                                -------    -------
                                                                $ 2,683    $ 1,767
                                                                =======    =======

Plan assets are invested in fixed income securities, equities and money market securities.

At January 3, 1998 and December 28, 1996, the projected benefit obligation (all of which is vested) for the unfunded plan totaled approximately $778 and $809, respectively, and is included in retirement benefits payable in the accompanying consolidated balance sheet.

The Company has an employee savings and investment plan qualified under Section 401(k) of the Internal Revenue Code. This plan is funded in part from member voluntary contributions, with the Company's contribution equal to 65% of the amount of member basic contributions, but limited to 3.9% of the total compensation of the members. The plan provides for additional member voluntary contributions of up to 10% of member's total compensation.

The Company has an informal arrangement under which it provides certain life insurance benefits for retired hourly and salary employees. No separate funding is provided under this arrangement. Expense under the life insurance plan is recognized by an annual computation of the present value of the Company's liability for future payments for active and retired employees and a charge to operations for the current year portion of the computed liability.

In addition to the above plan, the Company has an informal arrangement under which it provides certain health care benefits for retired employees. No separate funding is provided under this arrangement. Only those active employees born before January 1, 1935 who have worked at least five years for the Company may become eligible for these benefits. Prior to 1995, expense under the health care plan was recognized by an annual computation of the present value of the Company's liability for future payments based on current retirees only and a charge to operations for the current portion of the computed liability. Effective January 1, 1995, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" whereby the cost of providing the benefits is accrued during the employees' working years. The Company elected to immediately recognize this obligation, resulting in a charge of $1,425 ($855 after-tax) to 1995 operations.

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

6. RETIREMENT PLANS AND DEFERRED COMPENSATION AGREEMENTS--(CONTINUED) Components of postretirement expense for the years ended January 3, 1998, December 28, 1996 and December 30, 1995 included the following:

                                                              1997    1996     1995
                                                              ----    ----    ------
Service cost..............................................    $  4    $  5    $    6
Interest cost on accumulated postretirement benefit
  obligation..............................................     307     326       342
Transition obligation.....................................      --      --     1,424
                                                              ----    ----    ------
                                                              $311    $331    $1,772
                                                              ====    ====    ======

The following schedule reconciles the status of the Company's plans with the unfunded postretirement benefit obligation included in its balance sheets at January 3, 1998 and December 28, 1996:

                                                          1997               1996
                                                     ---------------    ---------------
                                                     MEDICAL    LIFE    MEDICAL    LIFE
Retirees.........................................    $3,649     $205    $3,680     $167
Fully eligible active plan participants..........       239      171       517      198
                                                     ------     ----    ------     ----
Accrued postretirement benefit obligation........    $3,888     $376    $4,197     $365
                                                     ======     ====    ======     ====

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 9.5% in 1997, gradually declining to 5.5% in the year 2005 and remaining at that level thereafter. A discount rate of 7.75% was used in determining the postretirement expense at December 28, 1996. A discount rate of 7.75% was used to determine the postretirement benefit obligation at January 3, 1998. A 1% increase in the per capita cost of health care benefits results in a $25 increase in the accrued postretirement benefit obligation and a $2 increase in postretirement benefit expense.

The Company's total expense under all retirement benefit plans was approximately $1,200, $863 and $2,753 in 1997, 1996 and 1995, respectively.

7.  SHAREHOLDERS' EQUITY

Upon the death of a holder of class A common stock of Parent Company, the estate of such holder can require Parent Company to redeem such shares. This redemption feature is not within the control of Parent Company; accordingly, all of the class A common stock of Parent Company is presented outside the shareholders' equity section of the balance sheet. There were 1,080 shares of Parent Company class A common stock issued during the year ended January 3, 1998.

The holders of the class A and class B common stock of Parent Company are entitled to the same powers, rights and privileges, except that with regards to the election of the Board of Directors, the holders of class A stock are entitled to elect two directors and the holders of class B stock are entitled to elect four directors.

In connection with the debt refinancing completed in February 1997, the Board reviewed the terms of the 1992 Stockholders Agreement and the options granted to certain employee shareholders. The Board concluded that the Unallocated Shares as described in the 1992 Stockholders Agreement should remain available for issuance at $15.00 per share and that new employee options should be issued in exchange for the employee stock options issued in 1992.

Accordingly, in September 1997 the Board issued rights to the 10,000 previously Unallocated Shares to certain officers and members of management. At January 3, 1998, 1,080 of these shares had been exercised and 8,920 remained exercisable.

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

7.  SHAREHOLDERS' EQUITY--(CONTINUED)
In addition, the 1997 Stock Option Agreement canceled the outstanding options under the 1992 Agreement and granted certain officers and members of management options to purchase shares of Parent Company's class A common stock at an exercise price of $15.00 per share. All options under the 1997 Agreement are immediately exercisable and terminate February 20, 2002.

A summary of the Parent Company's stock option activity, including the previously Unallocated Shares, and related information for the years ended January 3, 1998, December 28, 1996 and December 30, 1995 are as follows:

                                               1997                  1996                  1995
                                        -------------------   -------------------   -------------------
                                                  WEIGHTED-             WEIGHTED-             WEIGHTED-
                                                   AVERAGE               AVERAGE               AVERAGE
                                                  EXERCISE              EXERCISE              EXERCISE
                                        OPTIONS     PRICE     OPTIONS     PRICE     OPTIONS     PRICE
                                        -------   ---------   -------   ---------   -------   ---------
Outstanding--beginning of year........   24,620      $15      24,620       $15      24,620       $15
  Canceled............................  (24,620)      15
  Granted.............................   26,310       15          --        --          --        --
  Exercised...........................   (1,080)      --          --        --          --        --
  Retired.............................   (2,204)      15
                                        -------      ---      ------       ---      ------       ---
Outstanding at end of year............   23,026      $15      24,620       $15      24,620       $15
                                        =======      ===      ======       ===      ======       ===
Exercisable at end of year............   23,026      $15          --       $--          --       $--

Exercise price of all options outstanding as of January 3, 1998 is $15. The weighted-average remaining contractual life of those options is 4 years.

In addition, the Parent Company has outstanding warrants to purchase 30,928 shares of class A common stock of Parent Company at $15 per share. At January 3, 1998, 32,100 shares of class A common stock of Parent Company were reserved for issuance under these warrants.

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, whenever the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.


The Company used the minimum value method to develop the pro-forma income effect. Assumptions used in valuing stock options include a risk free rate of 6%, dividend yield of 0.0% and an expected life of 4 years. Had compensation cost for the Company's 1997 Stock Option Agreement been determined based on the fair value at the grant date for such awards in 1997 consistent with the provisions of FAS 123, the Company's net income would have been reduced to the pro forma amounts indicated below.



                                                                YEAR ENDED
                                                              JANUARY 3, 1998
                                                              ---------------
Net income:
  As reported...............................................      $4,714
  Pro forma.................................................      $4,431
Weighted average fair value of options granted..............      $17.34

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

7.  SHAREHOLDERS' EQUITY--(CONTINUED)

The pro forma impact of these options is not likely to be representative of the effects on reported net income for future years.


The Company paid a dividend of $7,929 to shareholders on February 26, 1997.

8.  INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                               JANUARY 3,    DECEMBER 28,
                                                                  1998           1996
                                                               ----------    ------------
Deferred tax liabilities:
  Funded pension...........................................      $  219         $  381
  LIFO.....................................................       1,317          1,410
  Tax over book depreciation...............................       3,385          3,610
  Other....................................................          37            237
                                                                 ------         ------
                                                                  4,958          5,638
Deferred tax assets:
  Unfunded pension.........................................       2,017          2,149
  Vacation accrual.........................................         436            430
  Healthcare accrual.......................................         190            202
  Hazardous waste accrual..................................         107            110
  Inventory obsolescence...................................         276            186
  Other....................................................         142            161
                                                                 ------         ------
                                                                  3,168          3,238
                                                                 ------         ------
                                                                 $1,790         $2,400
                                                                 ======         ======

Significant components of the provision for income taxes, including the tax provision for extraordinary items and cumulative effects of change in method of accounting are as follows:

                                                           1997      1996      1995
                                                          ------    ------    -------
Current:
  Federal.............................................    $2,964    $2,024    $ 1,998
  State...............................................       (27)      214        260
                                                          ------    ------    -------
                                                           2,937     2,238      2,258
Deferred:
  Federal.............................................      (521)     (512)    (1,025)
  State...............................................       (89)      (88)      (175)
                                                          ------    ------    -------
                                                            (610)     (600)    (1,200)
                                                          ------    ------    -------
                                                          $2,327    $1,638    $ 1,058
                                                          ======    ======    =======

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

8.  INCOME TAXES--(CONTINUED)
The reconciliation of income tax attributable to continuing operations computed at the U.S. statutory rate to income tax expense is shown below:

                                      1997                 1996                 1995
                                -----------------    -----------------    -----------------
                                AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT
                                ------    -------    ------    -------    ------    -------
Tax at U.S. statutory
  rates.....................    $2,394     34.0%     $1,440     34.0%     $  744     34.0%
State income tax (benefit),
  net of federal tax
  effect....................       (77)    (1.1)         83      2.0          56      2.6
Goodwill amortization.......       248      3.5         248      5.9         248     11.3
Meals and entertainment.....        38      0.5          33      0.8          27      1.3
Benefit of foreign
  subsidiary................      (140)    (2.0)       (110)    (2.6)        (84)    (3.8)
Other, net..................      (136)    (1.9)        (56)    (1.4)         67      2.9
                                ------     ----      ------     ----      ------     ----
                                $2,327     33.0%     $1,638     38.7%     $1,058     48.3%
                                ======     ====      ======     ====      ======     ====

Income taxes paid in excess of tax refunds in 1997, 1996 and 1995 were $2,954, $2,105 and $2,660, respectively.

9.  BUSINESS SEGMENTS


The Company manufactures and sell products and loom accessories used by textile mills. In addition, the Company processes and sells rolled products from its wire, foundry and metal fabricating facilities to industrial users. Export sales were approximately $15,066, $14,573 and $14,610 in 1997, 1996 and 1995,
respectively. Foreign operations are not significant.

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

9.  BUSINESS SEGMENTS--(CONTINUED)
The information required by Statement of Financial Standards No. 14 is shown below:


                                                                 1997       1996       1995
                                                               --------    -------    -------
Net sales and other income
  Textile mill accessories.................................    $ 63,127    $56,588    $58,943
  Metal products
     Unaffiliated customers................................       9,856      7,896      9,175
     Intersegment(1).......................................       7,393      6,023      6,990
  Eliminations--intersegment sales(1)......................      (7,393)    (6,023)    (6,990)
                                                               --------    -------    -------
       Total net sales and other income....................    $ 72,983    $64,484    $68,118
                                                               ========    =======    =======
Operating profit (loss)
  Textile mill accessories.................................    $ 15,979    $11,861    $ 9,755
  Metal products...........................................       3,885      2,289      2,671
                                                               --------    -------    -------
       Total operating profit..............................      19,864     14,150     12,426
General corporate expenses.................................      (3,234)    (4,069)    (2,506)
Net interest (expense) income..............................      (5,148)    (5,844)    (6,307)
                                                               --------    -------    -------
Earnings before income taxes...............................    $ 11,482    $ 4,237    $ 3,613
                                                               ========    =======    =======
Identifiable assets
  Textile mill accessories.................................    $ 49,307    $50,469    $52,263
  Metal products...........................................      12,770     12,163     13,660
  Corporate assets(2)......................................       2,263      6,084      2,848
                                                               --------    -------    -------
       Total assets........................................    $ 64,340    $68,716    $68,771
                                                               ========    =======    =======
Depreciation and amortization
  Textile mill accessories.................................    $  3,220    $ 4,404    $ 4,388
  Metal products...........................................         863      1,309      1,353
  Corporate................................................         326        306        355
                                                               --------    -------    -------
       Total depreciation and amortization.................    $  4,409    $ 6,019    $ 6,096
                                                               ========    =======    =======
Capital expenditures
  Textile mill accessories.................................    $  1,329    $ 1,717    $ 2,108
  Metal products...........................................         342        637        741
  Corporate................................................         887        455        606
                                                               --------    -------    -------
       Total capital expenditures..........................    $  2,558    $ 2,809    $ 3,455
                                                               ========    =======    =======


---------------
(1) Intersegment sales are accounted for substantially at cost and have been eliminated in consolidation.
(2) Corporate assets shown are principally cash, short-term investments and other assets and deferred charges.

10.  RESTRUCTURING

During the fourth quarter of 1995, the Company initiated a restructuring program which resulted in a one-time pretax expense of approximately $821. This program includes the closing of the Company's Canadian operation, the write down of certain assets to be disposed of and a reduction in work force in the Company's domestic operations. Severance costs included in the one-time charge totaled approximately $561.

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

11.  RELATED PARTY TRANSACTIONS



BCC, an affiliate of certain stockholders of the Parent Company, provided consulting services to the Company pursuant to a consulting services agreement and received fees of $275 in each of fiscal years 1997, 1996 and 1995. In addition, BCC received a special one-time payment of $450 in 1996 and received a payment of $200 in 1997 in connection with the Company's debt refinancing.



12.  ALLOWANCE FOR DOUBTFUL ACCOUNTS



The following table shows the activity for the allowance for doubtful accounts:



                                                    BALANCE AT   CHARGED TO                   BALANCE AT
                                                    BEGINNING    COSTS AND                      END OF
                                                    OF PERIOD     EXPENSES    DEDUCTIONS(1)     PERIOD
                                                    ----------   ----------   -------------   ----------
Year Ended January 3, 1998:
  Deducted from asset accounts: Allowance for
     uncollectible accounts.......................     $100         $46           $(46)          $100
                                                       ====         ===           ====           ====
Year Ended December 28, 1996:
  Deducted from asset accounts: Allowance for
     uncollectible accounts.......................     $100         $ 8           $ (8)          $100
                                                       ====         ===           ====           ====
Year Ended December 31, 1995:
  Deducted from asset accounts: Allowance for
     uncollectible accounts.......................     $130         $66           $(96)          $100
                                                       ====         ===           ====           ====


---------------

(1) Uncollectible accounts written off, net of recoveries.



13.  CONTINGENCIES



Litigation -- Although the Company may be subject to litigation from time to time in the ordinary course of business, it is not a party to any pending or threatened legal proceedings that management believes will have a material impact on its financial position or results of operations.



Environmental -- The Company is subject to various federal, state and local government laws and regulations concerning, among other things, the discharge, storage, handling and disposal of a variety of hazardous and non-hazardous substances and wastes.



The Company believes that it is in substantial compliance with all existing environmental laws and regulations to which it is subject. In addition, the Company is subject to liability under environmental laws relating to the past release or disposal of hazardous materials. The Company has included in accrued and sundry liabilities an accrual for hazardous waste site maintenance for the estimated total cost over an initial period of 30 years to close out and monitor its inactive hazardous waste site. Payment is secured by a standby letter of credit of approximately $671. To date, and in management's belief for the foreseeable future, additional liability under and compliance with existing environmental laws has not had and will not have a material adverse effect on the Company's financial position or results of operations.



14.  SUBSEQUENT EVENT



On May 26, 1998, the Company and its subsidiaries were acquired in a purchase transaction by Steel Heddle Group, Inc., a corporation formed in contemplation of the purchase transaction. To partially fund the costs of the acquisition, the Company issued 10 5/8% Senior Subordinated Notes due 2008 in the principal amount of $100,000.

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

14.  SUBSEQUENT EVENT--(CONTINUED)


     Payment of the Company's Senior Subordinated Notes is fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by the Company's wholly-owned domestic subsidiaries. Management has determined that separate complete financial statements of the guarantor entities would not be material to readers of the financial statements; therefore, the following sets forth condensed consolidating financial statements (dollars in thousands):


                     CONDENSED CONSOLIDATING BALANCE SHEET
                             AS OF JANUARY 3, 1998

                                     COMBINED       COMBINED                 RECLASSIFICATIONS
                                    GUARANTOR     NON-GUARANTOR     THE             AND
                                   SUBSIDIARIES   SUBSIDIARIES    COMPANY      ELIMINATIONS      CONSOLIDATED
                                   ------------   -------------   --------   -----------------   ------------
Assets:
Cash and cash equivalents........    $    16         $   96       $    267       $                 $   379
Accounts receivable..............        212            294          8,784                           9,290
Inventories......................                       315         13,715                          14,030
Prepaid expenses.................                         5             94                              99
                                     -------         ------       --------       ---------         -------
          Total current assets...        228            710         22,860                          23,798
Due from affiliates..............                     3,348                         (3,348)
Notes receivable from
  affiliates.....................     69,443                                       (69,443)
Investments in subsidiaries......        176                        71,029         (71,205)
Property, plant & equipment,
  net............................                       334         16,351                          16,685
Other assets and deferred
  charges, net...................                         7         23,850                          23,857
                                     -------         ------       --------       ---------         -------
          Total assets...........    $69,847         $4,399       $134,090       $(143,996)        $64,340
                                     =======         ======       ========       =========         =======
Liabilities and shareholders'
  equity:
Accounts payable and accrued and
  sundry liabilities.............                    $   23       $  7,456       $                 $ 7,479
Due to affiliates, net...........      3,018                           330          (3,348)
Deferred income taxes............                                      670                             670
Income taxes.....................                                      302                             302
Current portion of long-term
  debt...........................                                    6,500                           6,500
                                     -------         ------       --------       ---------         -------
          Total current
            liabilities..........      3,018             23         15,258          (3,348)         14,951
Long-term debt, less current
  portion........................                                  115,743         (69,443)         46,300
Retirement benefits payable......                                    5,126                           5,126
Deferred income taxes............                                    1,120                           1,120
Redeemable common stock..........                                    1,366                           1,366
Shareholders' equity (deficit)...     66,829          4,376         (4,523)        (71,205)         (4,523)
                                     -------         ------       --------       ---------         -------
          Total liabilities and
            shareholders'
            equity...............    $69,847         $4,399       $134,090       $(143,996)        $64,340
                                     =======         ======       ========       =========         =======

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

14.  SUBSEQUENT EVENT--(CONTINUED)


                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 28, 1996

                                      COMBINED       COMBINED                RECLASSIFICATIONS
                                     GUARANTOR     NON-GUARANTOR     THE            AND
                                    SUBSIDIARIES   SUBSIDIARIES    COMPANY     ELIMINATIONS      CONSOLIDATED
                                    ------------   -------------   -------   -----------------   ------------
Assets:
Cash and cash equivalents.........     $              $  105       $ 4,540        $                $ 4,645
Accounts receivable...............                       164         8,698                           8,862
Inventories.......................                       234        12,736                          12,970
Prepaid expenses..................                        10            98                             108
                                       -----          ------       -------        -------          -------
          Total current assets....                       513        26,072                          26,585
Due from affiliates...............                     2,907                       (2,907)
Investments in subsidiaries.......       149               0         3,273         (3,422)
Property, plant & equipment,
  net.............................                       377        17,379                          17,756
Other assets and deferred charges,
  net.............................                        10        24,365                          24,375
                                       -----          ------       -------        -------          -------
          Total assets............     $ 149          $3,807       $71,089        $(6,329)         $68,716
                                       =====          ======       =======        =======          =======
Liabilities and shareholders'
  equity:
Accounts payable and accrued and
  sundry liabilities..............                    $   14       $10,528        $                $10,542
Due to affiliates, net............       520                         2,387         (2,907)
Deferred income taxes.............                                     802                             802
Income taxes......................                                     361                             361
Current portion of long-term
  debt............................                                   6,500                           6,500
                                       -----          ------       -------        -------          -------
          Total current
            liabilities...........       520              14        20,578         (2,907)          18,205
Long-term debt, less current
  portion.........................                                  43,500                          43,500
Retirement benefits payable.......                                   5,372                           5,372
Deferred income taxes.............                                   1,598                           1,598
Redeemable common stock...........                                   1,350                           1,350
Shareholders' equity (deficit)....      (371)          3,793        (1,309)        (3,422)          (1,309)
                                       -----          ------       -------        -------          -------
          Total liabilities and
            shareholders'
            equity................     $(149)         $3,807       $71,089        $(6,329)         $68,716
                                       =====          ======       =======        =======          =======

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

14.  SUBSEQUENT EVENT--(CONTINUED)


                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JANUARY 3, 1998

                                     COMBINED       COMBINED                 RECLASSIFICATIONS
                                    GUARANTOR     NON-GUARANTOR     THE             AND
                                   SUBSIDIARIES   SUBSIDIARIES    COMPANY      ELIMINATIONS      CONSOLIDATED
                                   ------------   -------------   --------   -----------------   ------------
Net sales........................     $              $1,601       $ 72,017        $  (635)         $72,983
Cost of goods sold...............                       927         45,521                          46,448
                                      ------         ------       --------        -------          -------
Gross profit.....................                       674         26,496           (635)          26,535
Selling, general and
  administrative costs...........          4             18          9,102           (635)           8,489
Other operating expenses.........                                    1,204                           1,204
                                      ------         ------       --------        -------          -------
Operating income (loss)..........         (4)           656         16,190                          16,842
Other income (expense)...........      7,145                       (12,505)                         (5,360)
Income before income taxes and
  extraordinary item.............      7,141            656          3,685                          11,482
                                      ------         ------       --------        -------          -------
Income tax expense...............      2,500             74          1,441                           4,015
                                      ------         ------       --------        -------          -------
Income before extraordinary
  item...........................      4,641            582          2,244                           7,467
Extraordinary (loss) on the early
  extinquishment of debt, net of
  income taxes...................                                   (2,753)                         (2,753)
Equity in earnings of
  subsidiaries...................         26                         5,223         (5,249)
                                      ------         ------       --------        -------          -------
Net income (loss)................     $4,667         $  582       $  4,714        $(5,249)         $ 4,714
                                      ======         ======       ========        =======          =======

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 28, 1996

                                      COMBINED       COMBINED                RECLASSIFICATIONS
                                     GUARANTOR     NON-GUARANTOR     THE            AND
                                    SUBSIDIARIES   SUBSIDIARIES    COMPANY     ELIMINATIONS      CONSOLIDATED
                                    ------------   -------------   -------   -----------------   ------------
Net sales.........................      $              $645        $63,839         $               $64,484
Cost of goods sold................                      598         43,476                          44,074
                                        ---            ----        -------         -----           -------
Gross profit......................                       47         20,363                          20,410
Selling, general and
  administrative costs............                       10          8,865                           8,875
Other operating expenses..........                                   1,454                           1,454
                                        ---            ----        -------         -----           -------
Operating income..................                       37         10,044                          10,081
Other income (expense)............                      453         (6,297)                         (5,844)
                                        ---            ----        -------         -----           -------
Income before income taxes........                      490          3,747                           4,237
Income tax expense................                      (52)        (1,586)                         (1,638)
Equity in earnings of
  subsidiaries....................       45                            438          (483)
                                        ---            ----        -------         -----           -------
Net income (loss).................      $45            $438        $ 2,599         $(483)          $ 2,599
                                        ===            ====        =======         =====           =======

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

14.  SUBSEQUENT EVENT--(CONTINUED)


                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 30, 1995

                                      COMBINED       COMBINED                RECLASSIFICATIONS
                                     GUARANTOR     NON-GUARANTOR     THE            AND
                                    SUBSIDIARIES   SUBSIDIARIES    COMPANY     ELIMINATIONS      CONSOLIDATED
                                    ------------   -------------   -------   -----------------   ------------
Net sales.........................      $              $625        $67,815         $(322)          $68,118
Cost of goods sold................                      310         47,396                          47,706
                                        ----           ----        -------         -----           -------
Gross profit......................                      315         20,419          (322)           20,412
Selling, general and
  administrative costs............                       80          8,909         $(322)            8,667
Other operating expenses..........                                   1,825                           1,825
                                        ----           ----        -------         -----           -------
Operating income..................                      235          9,685                           9,920
Other income (expense)............                      (68)        (6,239)                         (6,307)
Income before income taxes, and
  cumulative effect of accounting
  change..........................                      167          3,446                           3,613
                                        ----           ----        -------         -----           -------
Income tax expense................                       18          1,610                           1,628
                                        ----           ----        -------         -----           -------
Income before cumulative effect of
  accounting change...............                      149          1,836                           1,985
Cumulative effect of change in
  method of accounting for
  postretirement benefits net of
  taxes of $570...................                                    (855)                           (855)
Equity in earnings (loss) of
  subsidiaries....................       (81)                          149           (68)
                                        ----           ----        -------         -----           -------
  Net income (loss)...............      $(81)          $149        $ 1,130         $ (68)          $ 1,130
                                        ====           ====        =======         =====           =======

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

14.  SUBSEQUENT EVENT--(CONTINUED)


                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED JANUARY 3, 1998

                                     COMBINED       COMBINED                 RECLASSIFICATIONS
                                    GUARANTOR     NON-GUARANTOR     THE             AND
                                   SUBSIDIARIES   SUBSIDIARIES    COMPANY      ELIMINATIONS      CONSOLIDATED
                                   ------------   -------------   --------   -----------------   ------------
Net cash provided by operating
  activities.....................    $  4,431         $ 439       $  5,090       $                 $  9,960
Investing activities:
  Purchases of property, plant
     and equipment...............                        (7)        (2,522)                          (2,529)
  Advances to subsidiaries.......     (69,443)                                     69,443
                                     --------         -----       --------       --------          --------
  Net cash provided by (used in)
     investing activities........     (69,443)           (7)        (2,522)        69,443            (2,529)
Financing activities:
  Prepayment of debt, including
     penalty.....................                                  (55,690)                         (55,690)
  Proceeds from debt.............                                  135,943        (69,443)           66,500
  Payments of debt...............                                  (13,700)                         (13,700)
  Dividends paid.................                                   (7,929)                          (7,929)
  Intercompany transactions,
     net.........................       2,498          (441)        (2,057)
  Capital contributions..........      62,530                      (62,530)
  Other..........................                                     (878)                            (878)
                                     --------         -----       --------       --------          --------
Net cash used in financing
  activities.....................      65,028          (441)        (6,841)       (69,443)          (11,697)
                                     --------         -----       --------       --------          --------
Net increase (decrease) in cash
  and equivalents................          16            (9)        (4,273)                          (4,266)
Cash and equivalents at beginning
  of year........................                       105          4,540                            4,645
                                     --------         -----       --------       --------          --------
Cash and equivalents at end of
  year...........................    $     16         $  96       $    267       $                 $    379
                                     ========         =====       ========       ========          ========

                     STEEL HEDDLE MFG. CO. AND SUBSIDIARIES

14.  SUBSEQUENT EVENT--(CONTINUED)


                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 28, 1996

                                      COMBINED       COMBINED                RECLASSIFICATIONS
                                     GUARANTOR     NON-GUARANTOR     THE            AND
                                    SUBSIDIARIES   SUBSIDIARIES    COMPANY     ELIMINATIONS      CONSOLIDATED
                                    ------------   -------------   -------   -----------------   ------------
Net cash provided by operating
  activities......................      $ 28           $ 414       $10,794         $               $11,236
Net cash used in investing
  activities......................                        (4)       (2,763)                         (2,767)
Financing activities:
     Payments of debt.............                                  (2,700)                         (2,700)
     Short-term borrowings........                                  (2,000)                         (2,000)
     Intercompany transactions,
       net........................        30            (377)          347
     Capital accounts.............       (58)             10            48
     Other........................
                                        ----           -----       -------         -----           -------
     Net cash used in financing
       activities.................       (28)           (367)       (4,305)                         (4,700)
                                        ----           -----       -------         -----           -------
Net increase (decrease) in cash
  and equivalents.................                        43         3,726                           3,769
Cash and equivalents at beginning
  of year.........................                        62           814                             876
                                        ----           -----       -------         -----           -------
Cash and equivalents at end of
  year............................      $              $ 105       $ 4,540         $               $ 4,645
                                        ====           =====       =======         =====           =======

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 30, 1995

                                       COMBINED       COMBINED                RECLASSIFICATIONS
                                      GUARANTOR     NON-GUARANTOR     THE            AND
                                     SUBSIDIARIES   SUBSIDIARIES    COMPANY     ELIMINATIONS      CONSOLIDATED
                                     ------------   -------------   -------   -----------------   ------------
Net cash provided (used) by
  operating activities.............     $(508)          $ 508       $ 7,612         $               $ 7,612
Net cash used in investing
  activities.......................                      (340)       (3,017)                         (3,357)
Financing activities:
  Payments of debt.................                                  (7,000)                         (7,000)
  Short-term borrowings............                                   2,000                           2,000
  Intercompany transactions, net...       508            (169)         (339)
  Other............................
                                        -----           -----       -------         -----           -------
  Net cash used in financing
     activities....................       508            (169)       (5,339)                         (5,000)
                                        -----           -----       -------         -----           -------
Net increase (decrease) in cash and
  equivalents......................                        (1)         (744)                           (745)
Cash and equivalents at beginning
  of year..........................                        63         1,558                           1,621
                                        -----           -----       -------         -----           -------
Cash and equivalents at end of
  year.............................     $               $  62       $   814         $               $   876
                                        =====           =====       =======         =====           =======

                   STEEL HEDDLE GROUP, INC. AND SUBSIDIARIES



                     CONDENSED CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)


                                                               SUCCESSOR     PREDECESSOR
                                                                COMPANY        COMPANY
                                                               JUNE 27,       JANUARY 3,
                                                                 1998            1998
                                                              -----------    ------------
                                                              (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................   $  1,798        $    379
  Accounts receivable.......................................     10,658           9,290
  Inventories...............................................     18,542          14,030
  Prepaid expenses..........................................        121              99
                                                               --------        --------
Total current assets........................................     31,119          23,798
Property, plant and equipment:
  Cost......................................................     41,528          52,561
  Less accumulated depreciation.............................       (802)        (35,876)
                                                               --------        --------
                                                                 40,726          16,685
Other assets and deferred charges:
  Prepaid pension costs.....................................      2,458             546
  Goodwill, net.............................................    106,843          22,537
  Identifiable intangible assets, net.......................     12,715              --
  Sundry....................................................      4,336             774
                                                               --------        --------
                                                                126,352          23,857
                                                               --------        --------
          Total assets......................................   $198,197        $ 64,340
                                                               ========        ========
                     LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................   $  1,499        $  2,166
  Accrued and sundry liabilities............................      7,561           5,313
  Deferred income taxes.....................................      1,402             670
  Income taxes..............................................         96             302
  Current portion of long-term debt.........................         --           6,500
                                                               --------        --------
Total current liabilities...................................     10,558          14,951
Long-term debt, less current portion........................    148,805          46,300
Retirement benefits payable.................................      4,407           5,126
Deferred income taxes.......................................     16,891           1,120
Redeemable common stock -- $.01 par value per
  share -- authorized 300,000 shares, issued and outstanding
  234,949 shares at June 27, 1998; and Class A, $.01 par
  value per share -- authorized 2,000,000 shares, issued and
  outstanding 91,080 shares at January 3, 1998..............          2           1,366
Contingencies (Note 8)
Shareholders' equity (deficit):
  Class B common stock par value $1.00 per
     share -- authorized 1,500,000 shares, issued and
     outstanding 10 shares at January 3, 1998...............                         --
  Additional paid-in capital................................     23,375          13,689
  Notes receivable -- shareholders..........................       (350)             --
  Carryover basis of managements' interest..................     (4,494)             --
  Accumulated other comprehensive income....................        (48)            (48)
  (Deficit).................................................       (949)        (18,164)
                                                               --------        --------
                                                                 17,534          (4,523)
                                                               --------        --------
          Total liabilities and shareholders' equity
            (deficit).......................................   $198,197        $ 64,340
                                                               ========        ========


---------------

Note: The condensed consolidated balance sheet at January 3, 1998 has been extracted from the audited financial statements.



See notes to unaudited condensed consolidated financial statements.

                   STEEL HEDDLE GROUP, INC. AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                  AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

                             (DOLLARS IN THOUSANDS)


                                                                         SIX MONTHS ENDED
                                                              ---------------------------------------
                                                                   JUNE 27, 1998        JUNE 28, 1997
                                                              -----------------------   -------------
                                                              SUCCESSOR
                                                               COMPANY    PREDECESSOR    PREDECESSOR
                                                                 (5         COMPANY        COMPANY
                                                               WEEKS)     (20 WEEKS)     (26 WEEKS)
                                                              ---------   -----------   -------------
Net sales...................................................   $ 7,161      $29,631        $35,751
Cost of goods sold..........................................     4,973       18,628         23,169
                                                               -------      -------        -------
Gross profit................................................     2,188       11,003         12,582
Selling, general and administrative costs...................       845        3,824          4,212
Management fees -- related parties..........................        74          132            337
Amortization of goodwill....................................       221          289            364
                                                               -------      -------        -------
Operating income............................................     1,048        6,758          7,669
Other income (expense):
  Interest income...........................................        20           29             67
  Interest expense, including amortization of deferred
     financing costs........................................    (2,462)      (1,528)        (2,735)
  Other financing expense...................................        --          (50)          (175)
                                                               -------      -------        -------
Income (loss) before income taxes and extraordinary item....    (1,394)       5,209          4,826
Income tax expense (benefit)................................      (445)       1,868          1,688
                                                               -------      -------        -------
Income (loss) before extraordinary item.....................      (949)       3,341          3,138
Extraordinary (loss) on the early extinguishment of debt,
  net of income taxes of $1,688.............................        --           --         (2,753)
                                                               -------      -------        -------
Net income (loss)...........................................      (949)       3,341            385
Other comprehensive income (loss) -- net of tax:
  Foreign currency translation adjustment...................       (16)          16             (7)
                                                               -------      -------        -------
Comprehensive income (loss).................................   $  (965)     $ 3,357        $   378
                                                               =======      =======        =======



See notes to unaudited condensed consolidated financial statements.

                   STEEL HEDDLE GROUP, INC. AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                             (DOLLARS IN THOUSANDS)


                                                                          SIX MONTHS ENDED
                                                              ----------------------------------------
                                                                   JUNE 27, 1998         JUNE 28, 1997
                                                              ------------------------   -------------
                                                              SUCCESSOR    PREDECESSOR    PREDECESSOR
                                                               COMPANY       COMPANY        COMPANY
                                                              (5 WEEKS)    (20 WEEKS)      (26 WEEK)
                                                              ----------   -----------   -------------
OPERATING ACTIVITIES:
Net income (loss)...........................................  $    (949)     $ 3,341       $    385
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
Depreciation................................................        746        1,517          1,732
Amortization................................................      1,347          346            699
Accretion of senior discount debentures.....................        189           --             --
Benefit for deferred income taxes...........................       (448)         (83)            --
Accrued retirement benefit costs............................       (221)         176           (147)
Extraordinary item..........................................         --           --          4,441
Changes in operating assets and liabilities:
  Accounts receivable.......................................         (3)      (1,977)        (1,907)
  Inventories...............................................        277         (888)          (117)
  Prepaid expenses..........................................        (18)          (5)           (71)
  Accounts payable..........................................       (870)         203           (544)
  Accrued and sundry liabilities............................       (374)      (2,127)        (2,896)
  Income taxes payable......................................        (15)       1,707           (229)
                                                              ---------      -------       --------
Net cash provided by (used in) operating activities.........       (339)       2,210          1,346
INVESTING ACTIVITIES:
Acquisition of SH Holdings Corp.:
  Current assets............................................    (31,128)          --             --
  Property, plant and equipment, net........................    (41,272)          --             --
  Other assets..............................................     (2,487)          --             --
  Intangible assets.........................................   (124,357)          --             --
  Current and noncurrent liabilities........................     16,905           --             --
  Deferred income taxes.....................................     16,891           --             --
  Long-term debt............................................     52,492           --             --
                                                              ---------      -------       --------
Net cash used to acquire SH Holdings Corp. .................   (112,956)          --             --
Purchase of property, plant and equipment...................       (199)        (968)          (958)
Proceeds on disposals of property, plant and equipment,
  net.......................................................         --          238             --
                                                              ---------      -------       --------
Net cash used in investing activities.......................   (113,155)        (730)          (958)
FINANCING ACTIVITIES:
Proceeds from debt..........................................    148,616        1,317         62,500
Proceeds from sale of stock.................................     22,995           --             --
Prepayments of debt, including penalty......................    (52,492)      (1,625)       (56,315)
Dividends paid..............................................         --           --         (7,929)
Financing costs incurred....................................     (5,378)          --           (886)
                                                              ---------      -------       --------
Net cash provided by (used in) financing activities.........    113,741         (308)        (2,630)
                                                              ---------      -------       --------
Increase (decrease) in cash and cash equivalents............        247        1,172         (2,242)
Cash and cash equivalents at beginning of period............      1,551          379          4,645
                                                              ---------      -------       --------
Cash and cash equivalents at end of period..................  $   1,798      $ 1,551       $  2,403
                                                              =========      =======       ========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.............................................  $     294      $ 1,893       $  3,837
  Income taxes paid.........................................  $      19      $   270       $    251



See notes to unaudited condensed consolidated financial statements.

                   STEEL HEDDLE GROUP, INC. AND SUBSIDIARIES



         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION


     Description of Business -- Steel Heddle Group, Inc. ("SH Group" or the "Company") is a holding company whose wholly-owned subsidiary, Steel Heddle Mfg. Co. ("Steel Heddle") manufactures products and loom accessories used by textile mills. It also processes and sells metal products from its wire rolling facilities to industrial users. Steel Heddle sells to foreign and domestic companies.



     The Acquisition of Steel Heddle -- On May 26, 1998, SH Group consummated the acquisition of Old Holdings (through various mergers, Steel Heddle Mfg. Co. and subsidiaries). SH Group, a corporation formed by American Industrial Partners Fund II, L.P., together with its affiliate, American Industrial Partners, Inc. ("AIP") was organized as a holding company to effectuate the acquisition of all of the outstanding common stock of Old Holdings. The purchase price of approximately $175.2 million was financed with a $25 million capital contribution from AIP (including rollover of the ownership interests of certain members of management), approximately $15 million in proceeds from SH Group's issuance of $29.25 million of 13 3/4% Senior Subordinated Discount Debentures, issuance of $100 million of 10 5/8% Senior Subordinated Notes of Steel Heddle and borrowings of approximately $33.6 million under a new bank Credit Facility of Steel Heddle. The acquisition was accounted for using the purchase method of accounting.



     In accordance with the purchase method of accounting, the purchase price has been allocated to the underlying assets and liabilities of Old Holdings based on their estimated respective fair values at the date of acquisition. The preliminary fair values have been determined by independent appraisals, valuations and other means deemed appropriate by management. Management believes that adjustments, if any, resulting from the finalization of the fair values will not have a significant effect on the allocation of the purchase price or the determination of goodwill. Based on such preliminary allocation, the purchase price exceeded the fair value of the net assets acquired by approximately $107.0 million. In addition, certain options to purchase the common stock of the Predecessor that were held by continuing management employees prior to the time of the acquisition were converted into options to acquire 17,707 shares of the common stock of SH Group at an exercise price of $15 per share. On a fully-diluted basis, these options represent approximately 5% of the ownership interest in SH Group immediately following the acquisition. The historical predecessor basis of such options has been considered in the allocation of the purchase cost and in the initial basis of equity. Since the assets and liabilities of Old Holdings have been adjusted to their fair values as of the date of acquisition, the financial information for periods prior to May 26, 1998 ("Predecessor Company") are not comparable with financial information for periods subsequent to that date ("Successor Company").



     The following unaudited pro forma financial information shows the results of operations as though the acquisition occurred as of December 29, 1996. These results include the straight-line amortization of the excess of purchase price over the net assets acquired over a 40-year period, the straight-line amortization of certain identifiable intangible assets over a 12 1/2 year period, an increase in management fees paid to a related party due to a new contract with the new ownership group, an increase in interest expense as a result of the debt issued and financing costs incurred to finance the Acquisition, and a reduction in income tax expense as a result of the reductions in income resulting from the above described increased expenses.



                                                                    PRO FORMA
                                                                 SIX MONTHS ENDED
                                                              ----------------------
                                                              JUNE 27,      JUNE 28,
                                                                1998          1997
                                                              --------      --------
                                                                  (IN THOUSANDS)
Revenue.....................................................  $36,792       $35,751
Income from continuing operations...........................    5,033         4,262
Net loss....................................................   (2,654)       (2,836)



The pro forma financial information presented above does not purport to be indicative of either (i) the results of operations had the acquisition taken place on December 29, 1996 or (ii) future results of operations.

                   STEEL HEDDLE GROUP, INC. AND SUBSIDIARIES



              NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL


                           STATEMENTS -- (CONTINUED)



1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION -- (CONTINUED)


     Basis of Presentation -- The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. It is suggested that these unaudited condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Predecessor Company's consolidated financial statements for the year ended January 3, 1998. In addition, certain other significant accounting policies arising from the May 26, 1998 acquisition include the following:



          Goodwill -- Goodwill associated with the May 26, 1998 acquisition is approximately $107.0 million and is being amortized on a straight-line basis over 40 years. Accumulated amortization was approximately $0.2 million as of June 27, 1998.



          Identifiable Intangible Assets -- Identifiable intangible assets acquired in the May 26, 1998 acquisition, consisting principally of engineering drawings, were approximately $12.8 million and are being amortized on a straight-line basis over 12.5 years. Accumulated amortization was approximately $0.1 million as of June 27, 1998.



          Deferred Financing Costs -- Deferred financing costs associated with the acquisition financing were approximately $4.4 million and are being amortized using the interest method over the life of the related debt. Accumulated amortization was approximately $0.1 million as of June 27, 1998 and the net deferred financing costs are classified as sundry other assets and deferred charges in the accompanying condensed consolidated balance sheet.



     In the opinion of the management of the Company, these unaudited condensed consolidated financial statements contain all of the adjustments consisting of a normal recurring nature necessary for fair presentation. Operating results for the six months ended June 27, 1998 (5 weeks of Successor Company and 20 weeks of Predecessor Company) are not necessarily indicative of the results that may be expected for fiscal 1998. Certain amounts previously presented in the Predecessor Company consolidated financial statements for prior periods have been reclassified to conform to current classification. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.



     Adoption of New Accounting Standard -- At January 4, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income", which requires comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. Adoption of this statement did not have a significant effect on the Company's consolidated financial position, results of operations or cash flows for the six months ended June 27, 1998.



2.  EXTRAORDINARY ITEM



     On February 21, 1997, the Company entered into a credit arrangement with a bank group consisting of a Term Loan Facility of $52.5 million and a $15 million Revolving Line of Credit. The Company utilized proceeds of the Term Loan and the Revolving Credit Facility to repay its senior notes in the principal amount of $24.9 million plus a penalty of $2.5 million and to repay its subordinated notes in the principal amount of $25.1 million plus a penalty of $3.2 million. The total penalty net of other losses and gains on the refinancing is reported as an extraordinary item, net of taxes of approximately $1.7 million. Included in the net extraordinary loss is a reversal of accrued interest of approximately $1.4 million. This reversal resulted from the difference between the stated rate of interest and the effective rate of interest.

                   STEEL HEDDLE GROUP, INC. AND SUBSIDIARIES



              NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL


                           STATEMENTS -- (CONTINUED)



3.  BALANCE SHEET COMPONENTS



     Certain balance sheet components, after adjustment to fair values at the May 26, 1998 acquisition date, are as follows (in thousands):



     Inventories:



                                                                   SUCCESSOR    PREDECESSOR
                                                                    COMPANY       COMPANY
                                                                   JUNE 27,     JANUARY 3,
                                                                     1998          1998
                                                                  -----------   -----------
                                                                  (UNAUDITED)
    Raw materials and component parts...........................    $ 5,801       $ 6,312
    Work in process and finished goods..........................     12,741         7,718
                                                                    -------       -------
                                                                    $18,542       $14,030
                                                                    =======       =======


     If all inventories had been priced by FIFO or average cost method, they would have been higher than the amounts reported by approximately $627 at January 3, 1998 and amounts are comparable at June 27, 1998.




    Property, plant and equipment:                                 SUCCESSOR    PREDECESSOR
                                                                    COMPANY       COMPANY
                                                                   JUNE 27,     JANUARY 3,
                                                                     1998          1998
                                                                  -----------   -----------
                                                                  (UNAUDITED)
    Land........................................................    $   672      $    855
    Buildings and improvements..................................     12,983        10,692
    Machinery and equipment.....................................     22,202        32,362
    Furniture and fixtures......................................      4,367         7,640
    Automotive equipment........................................        491           827
    Construction in progress....................................        813           185
                                                                    -------      --------
                                                                     41,528        52,561
    Less: accumulated amortization..............................       (802)      (35,876)
                                                                    -------      --------
                                                                    $40,726      $ 16,685
                                                                    =======      ========



     Commitments to complete construction in progress total approximately $566 at June 27, 1998.



4.  LONG-TERM DEBT



     Long-Term Debt consists of the following:



                                                                   SUCCESSOR    PREDECESSOR
                                                                    COMPANY       COMPANY
                                                                   JUNE 27,     JANUARY 3,
                                                                     1998          1998
                                                                  -----------   -----------
                                                                  (UNAUDITED)
                                                                       (IN THOUSANDS)
    Senior Notes, due in 28 quarterly installments, ranging from
      $1,600 to $2,400, commencing March 1997...................         --       $46,000
    Revolving Line of Credit....................................         --         6,800
    10 5/8% Senior Subordinated Notes ("Notes").................   $100,000            --
    13 3/4% Senior Discount Debentures ("Debentures")...........     15,205            --
    Bank Credit Facility ("Credit Facility"):...................
         Term Loan..............................................     30,000            --
         Revolving Loan.........................................      3,600            --
                                                                   --------       -------
                                                                    148,805        52,800
    Less current portion........................................         --        (6,500)
                                                                   --------       -------
                                                                   $148,805       $46,300
                                                                   ========       =======

                   STEEL HEDDLE GROUP, INC. AND SUBSIDIARIES

4.  LONG-TERM DEBT -- (CONTINUED)


     The Senior Notes and the Revolving Line of Credit were repaid in connection with the new financing associated with the May 26, 1998 acquisition.



     The Notes are due in full on June 1, 2008. Interest on the Notes is payable semi-annually in arrears commencing on December 1, 1998.



     The Debentures (original proceeds of $15.016 million and accreted value of $15.205 million at June 27, 1998) will mature on June 1, 2009. The Debentures are accreting, using the interest method, to a principal amount of $29.25 million on June 1, 2003. Cash interest on the Debentures will be payable semi-annually in arrears commencing on December 1, 2003.



     The Credit Facility consists of a $30 million term loan and a $20 million revolving loan commitment ($3.6 million borrowed on the revolving loan at June 27, 1998). The term loan is payable in quarterly installments ranging from $1 million to $2 million beginning July 3, 1999 through April 3, 2004. The term loan and the revolving loan bear interest at the bank's prime rate (as defined) plus one percent or Eurodollar rates (as defined) plus 2.25 percent, at the Company's option. At June 27, 1998, the interest rate on the Credit Facility borrowings was 7.91% and approximately $15.7 million was available for borrowing under the revolving loan. Substantially all of the Company's assets are pledged as collateral under the Credit Facility.



     The Credit Facility, the Notes and the Debentures contain various financial and non-financial covenants; including minimum levels of EBITDA, minimum interest coverage ratio, and maximum capital expenditures and total leverage ratio.



     See Note 8.



5.  MANAGEMENT SERVICES AGREEMENT



     On May 26, 1998, the Company entered into a management services agreement with AIP. Under the terms of the agreement, AIP will provide general management, financial and other corporate advisory services to the Company for $895,000 annually, payable in equal semi-annual installments on May 30 and November 29. The agreement expires on the earlier of May 26, 2008 or such other date as AIP and the Company mutually agree.



6.  REDEEMABLE COMMON STOCK



     The common stock contains provisions that allow the holder or the estate of the holder, upon disability or death of the holder, to require SH Group to redeem such stock. Accordingly, such common stock is classified as redeemable common stock in the accompanying condensed consolidated balance sheet at June 27, 1998 and is classified outside of the shareholders' equity section. The redemption price is equal to the lesser of a) the fair value of such stock as determined by the Board, or b) the original cost of the stock plus interest at 6% per annum. Further, the redeemable common stock contains certain other provisions that allow SH Group to call such stock upon the termination, as defined, of an employee stockholder. The call price which ranges between the original cost, original cost plus interest at 6% per annum and fair market value, as determined by the Board, is dependant on the reason for termination.



     In accordance with relevant accounting literature, such redeemable common stock is recorded at its original cost basis with no accretion, as the events that give rise to the redemption provisions are uncertain as to their occurrence.

                   STEEL HEDDLE GROUP, INC. AND SUBSIDIARIES

7.  STOCK OPTION PLAN



     On May 26, 1998, the Company adopted the Steel Heddle Group, Inc. Management Stock Option Plan (the "Plan"), a non-qualified stock option plan. Under the terms of the Plan, options to purchase 13,172 shares of the Company's Common Stock at an exercise price of $100 per share were granted to certain members of management in conjunction with the acquisition. All options vest on May 26, 2005, but may vest earlier if certain specified annual EBITDA (as defined) targets are achieved from 1998 through 2001. In addition, the Plan provides that options to purchase up to 5,645 shares of the Company's Common Stock at an exercise price of $100 per share may be granted to certain members of management on a discretionary basis. At June 27, 1998, no such discretionary options were granted.



8.  CONTINGENCIES



     Litigation -- Although the Company may be subject to litigation from time to time in the ordinary course of business, it is not a party to any pending or threatened legal proceedings that management believes will have a material impact on its financial position or results of operations.



     Environmental -- The Company is subject to various federal, state and local government laws and regulations concerning, among other things, the discharge, storage, handling and disposal of a variety of hazardous and non-hazardous substances and wastes.



     The Company believes that it is in substantial compliance with all existing environmental laws and regulations to which it is subject. In addition, the Company is subject to liability under environmental laws relating to the past release or disposal of hazardous materials. The Company has included in accrued and sundry liabilities an accrual for hazardous waste site maintenance for the estimated total cost over an initial period of 30 years to close out and monitor its inactive hazardous waste site. Payment is secured by a standby letter of credit of approximately $671. To date, and in management's belief for the foreseeable future, additional liability under and compliance with existing environmental laws has not had and will not have a material adverse effect on the Company's financial position or results of operations.



9.  PAYMENT OF STEEL HEDDLE'S SENIOR SUBORDINATED NOTES



     Payment of Steel Heddle's Senior Subordinated Notes is unconditionally guaranteed, jointly and severally, on a senior subordinated basis by certain of Steel Heddle's wholly-owned subsidiaries. Management has determined that separate complete financial statements of the guarantor entities would not be material to users of the financial statements, therefore, the following information sets forth unaudited condensed consolidating financial statements of the guarantor and non-guarantor subsidiaries.

                   STEEL HEDDLE GROUP, INC. AND SUBSIDIARIES



   NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



9.  PAYMENT OF STEEL HEDDLE'S SENIOR SUBORDINATED NOTES -- (CONTINUED)



                UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET
                              AS OF JUNE 27, 1998


                                  (SUCCESSOR)



                             COMBINED       COMBINED                                RECLASSIFICATIONS
                            GUARANTOR     NON-GUARANTOR                                    AND
                           SUBSIDIARIES   SUBSIDIARIES    STEEL HEDDLE   SH GROUP     ELIMINATIONS      CONSOLIDATED
                           ------------   -------------   ------------   --------   -----------------   ------------
Assets:
Cash and cash
  equivalents............    $ 2,204         $   27         $   (433)                                     $  1,798
Accounts receivable......                       320           10,338                                        10,658
Inventories..............                       254           18,288                                        18,542
Prepaid expenses.........         72             16              222     $    67        $    (256)             121
                             -------         ------         --------     --------       ---------         --------
         Total current
           assets........      2,276            617           28,415          67             (256)          31,119
Due from affiliates......                     3,477           74,170                      (77,647)
Notes receivable from
  affiliates.............     69,443                                                      (69,443)
Investments in
  subsidiaries...........       (219)                         73,735     108,019         (181,535)
Property, plant &
  equipment, net.........                        55           40,671                                        40,726
Other assets and deferred
  charges, net...........                                    125,905         447                           126,352
                             -------         ------         --------     --------       ---------         --------
         Total assets....    $71,500         $4,149         $342,896     $108,533       $(328,881)        $198,197
                             =======         ======         ========     ========       =========         ========
Liabilities and
  shareholders' equity:
Accounts payable and
  accrued and sundry
  liabilities............                                   $  9,134                    $     (74)        $  9,060
Due to affiliates, net...    $ 1,855                                     $75,792          (77,647)
Deferred income taxes....                                      1,402                                         1,402
Income taxes.............        278                                                         (182)              96
                             -------         ------         --------     --------       ---------         --------
         Total current
           liabilities...      2,133                          10,536      75,792          (77,903)          10,558
Long-term debt...........                                    203,043      15,205          (69,443)         148,805
Retirement benefits
  payable................                                      4,407                                         4,407
Deferred income taxes....                                     16,891                                        16,891
Redeemable common stock..                                                      2                                 2
Shareholders' equity
  (deficit)..............     69,367         $4,149          108,019      17,534         (181,535)          17,534
                             -------         ------         --------     --------       ---------         --------
         Total
           liabilities
           and
           shareholders'
           equity........    $71,500         $4,149         $342,896     $108,533       $(328,881)        $198,197
                             =======         ======         ========     ========       =========         ========

                   STEEL HEDDLE GROUP, INC. AND SUBSIDIARIES

9.  PAYMENT OF STEEL HEDDLE'S SENIOR SUBORDINATED NOTES -- (CONTINUED)



           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                     FOR THE FIVE WEEKS ENDED JUNE 27, 1998


                                  (SUCCESSOR)



                          COMBINED       COMBINED                                RECLASSIFICATIONS
                         GUARANTOR     NON-GUARANTOR                                    AND
                        SUBSIDIARIES   SUBSIDIARIES    STEEL HEDDLE   SH GROUP     ELIMINATIONS      CONSOLIDATED
                        ------------   -------------   ------------   --------   -----------------   ------------
Net sales.............                     $103          $ 7,058                                       $ 7,161
Cost of goods sold....                       74            4,899                                         4,973
                           ------          ----          -------      -------         -------          -------
Gross profit..........                       29            2,159                                         2,188
Selling, general and
  administrative
  costs...............                                       845                                           845
Other expenses........                                       295                                           295
                           ------          ----          -------      -------         -------          -------
Operating income......                       29            1,019                                         1,048
Other income
  (expense)...........     $  796                         (3,046)     $  (192)                          (2,442)
                           ------          ----          -------      -------         -------          -------
Income (loss) before
  income taxes........        796            29           (2,027)        (192)                          (1,394)
Income tax expense
  (benefit)...........        302            10             (690)         (67)                            (445)
Equity in earnings
  (losses) of
  subsidiaries........         19                            513         (824)        $   292
                           ------          ----          -------      -------         -------          -------
Net income (loss).....     $  513          $ 19          $  (824)     $  (949)        $   292          $  (949)
                           ======          ====          =======      =======         =======          =======

                   STEEL HEDDLE GROUP, INC. AND SUBSIDIARIES

9.  PAYMENT OF STEEL HEDDLE'S SENIOR SUBORDINATED NOTES -- (CONTINUED)



           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                    FOR THE TWENTY WEEKS ENDED MAY 25, 1998


                                 (PREDECESSOR)



                                    COMBINED       COMBINED                   RECLASSIFICATIONS
                                   GUARANTOR     NON-GUARANTOR      THE              AND
                                  SUBSIDIARIES   SUBSIDIARIES    COMPANY(1)     ELIMINATIONS      CONSOLIDATED
                                  ------------   -------------   ----------   -----------------   ------------
Net sales.......................                     $354         $29,277                           $29,631
Cost of goods sold..............                      392          18,236                            18,628
                                     ------          ----         -------          -------          -------
Gross profit....................                      (38)         11,041                            11,003
Selling, general and
  administrative costs..........                        5           3,819                             3,824
Other expenses..................                                      421                               421
                                     ------          ----         -------          -------          -------
Operating income (loss).........                      (43)          6,801                             6,758
Other income (expense)..........     $3,417           (19)         (4,947)                           (1,549)
                                     ------          ----         -------          -------          -------
Income (loss) before income
  taxes.........................      3,417           (62)          1,854                             5,209
Income tax expense..............      1,299            23             546                             1,868
Equity in earnings (losses) of
  subsidiaries..................       (255)                        2,033          $(1,778)              --
                                     ------          ----         -------          -------          -------
Net income (loss)...............     $1,863          $(85)        $ 3,341          $(1,778)         $ 3,341
                                     ======          ====         =======          =======          =======


---------------

(1) For the periods marked as "Predecessor", "the Company" is comprised of the financial information of Old Holdings, SH Intermediate, and Steel Heddle.

                   STEEL HEDDLE GROUP, INC. AND SUBSIDIARIES

9.  PAYMENT OF STEEL HEDDLE'S SENIOR SUBORDINATED NOTES -- (CONTINUED)



           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 28, 1997


                                 (PREDECESSOR)



                              COMBINED        COMBINED                     RECLASSIFICATIONS
                             GUARANTOR      NON-GUARANTOR       THE               AND
                            SUBSIDIARIES    SUBSIDIARIES     COMPANY(1)      ELIMINATIONS       CONSOLIDATED
                            ------------    -------------    ----------    -----------------    ------------
Net sales.................                      $421          $35,330                             $35,751
Cost of goods sold........                       384           22,785                              23,169
                               ------           ----          -------           -------           -------
Gross profit..............                        37           12,545                              12,582
Selling, general and
  administrative costs....                         5            4,207                               4,212
Other expenses............                                        701                                 701
                               ------           ----          -------           -------           -------
Operating income..........                        32            7,637                               7,669
Other income (expense)....     $2,797            153           (5,793)                             (2,843)
                               ------           ----          -------           -------           -------
Income before income taxes
  and extraordinary
  item....................      2,797            185            1,844                               4,826
Income tax expense........      1,063             18              607                               1,688
                               ------           ----          -------           -------           -------
Income before
  extraordinary item......      1,734            167            1,237                               3,138
Extraordinary (loss)on
  early extinguishment of
  debt, net of income
  taxes...................                                     (2,753)                             (2,753)
Equity in earnings of
  subsidiaries............         37                           1,901           $(1,938)
                               ------           ----          -------           -------           -------
Net income................     $1,771           $167          $   385           $(1,938)          $   385
                               ======           ====          =======           =======           =======


---------------


(1) For the periods marked as "Predecessor", "the Company" is comprised of the financial information of Old Holdings, SH Intermediate, and Steel Heddle.

                   STEEL HEDDLE GROUP, INC. AND SUBSIDIARIES

9.  PAYMENT OF STEEL HEDDLE'S SENIOR SUBORDINATED NOTES -- (CONTINUED)



           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE FIVE WEEKS ENDED JUNE 27, 1998
                                  (SUCCESSOR)



                                           COMBINED       COMBINED
                                          GUARANTOR     NON-GUARANTOR
                                         SUBSIDIARIES   SUBSIDIARIES    STEEL HEDDLE   SH GROUP    CONSOLIDATION
                                         ------------   -------------   ------------   ---------   -------------
Net cash provided by (used in)
  operating activities.................     $2,193          $(140)        $ (1,995)    $    (397)   $     (339)
Investing activities:..................
    Purchases of property, plant and
      equipment........................                                       (199)                       (199)
    Purchase of business...............                                                 (112,956)     (112,956)
                                            ------          -----         --------     ---------    ----------
    Net cash used in investing
      activities.......................                                       (199)     (112,956)     (113,155)
Financing activities:..................
    Payments of debt...................                                    (52,492)                    (52,492)
    Proceeds from issuance of debt.....                                    133,600        15,016       148,616
    Intercompany transactions, net.....                       141          (75,933)       75,792
    Proceeds from sale of stock........                                                   22,995        22,995
    Other..............................                                     (4,928)         (450)       (5,378)
                                            ------          -----         --------     ---------    ----------
    Net cash provided by financing
      activities.......................                       141              247       113,353       113,741
                                            ------          -----         --------     ---------    ----------
Net increase (decrease) in cash and
  equivalents..........................      2,193              1           (1,947)           --           247
Cash and equivalents at beginning of
  year.................................         11             26            1,514            --         1,551
                                            ------          -----         --------     ---------    ----------
Cash and equivalents at end of year....     $2,204          $  27         $   (433)           --    $    1,798
                                            ======          =====         ========     =========    ==========

                   STEEL HEDDLE GROUP, INC. AND SUBSIDIARIES

9.  PAYMENT OF STEEL HEDDLE'S SENIOR SUBORDINATED NOTES -- (CONTINUED)



           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                    FOR THE TWENTY WEEKS ENDED MAY 25, 1998


                                 (PREDECESSOR)



                                                  COMBINED       COMBINED
                                                 GUARANTOR     NON-GUARANTOR      THE
                                                SUBSIDIARIES   SUBSIDIARIES    COMPANY(1)   CONSOLIDATED
                                                ------------   -------------   ----------   ------------
Net cash provided by operating activities.....    $ 1,158          $ 220        $   832        $2,210
Investing activities:.........................
     Purchases of property, plant and
       equipment..............................                       (20)          (948)         (968)
     Proceeds from sale of property, plant and
       equipment..............................                                      238           238
                                                  -------          -----        -------        ------
     Net cash used in investing activities....                       (20)          (710)         (730)
Financing activities:.........................
     Revolver borrowings, net.................                                    1,317         1,317
     Payments of debt.........................                                   (1,625)       (1,625)
     Intercompany transactions, net...........     (1,163)          (270)         1,433
                                                  -------          -----        -------        ------
     Net cash provided by (used in) financing
       activities.............................     (1,163)          (270)         1,125          (308)
                                                  -------          -----        -------        ------
Net increase (decrease) in cash and
  equivalents.................................         (5)           (70)         1,247         1,172
Cash and equivalents at beginning of year.....         16             96            267           379
                                                  -------          -----        -------        ------
Cash and equivalents at end of year...........    $    11          $  26        $ 1,514        $1,551
                                                  =======          =====        =======        ======



(1) For the periods marked as "Predecessor", "the Company" is comprised of the financial information of Old Holdings, SH Intermediate, and Steel Heddle.

                   STEEL HEDDLE GROUP, INC. AND SUBSIDIARIES



   NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



9.  PAYMENT OF STEEL HEDDLE'S SENIOR SUBORDINATED NOTES -- (CONCLUDED)



           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 28, 1997
                                 (PREDECESSOR)



                              COMBINED        COMBINED                     RECLASSIFICATIONS
                             GUARANTOR      NON-GUARANTOR       THE               AND
                            SUBSIDIARIES    SUBSIDIARIES     COMPANY(1)      ELIMINATIONS       CONSOLIDATED
                            ------------    -------------    ----------    -----------------    ------------
Net cash provided by
  operating activities....    $  2,659          $ 54          $ (1,367)                           $  1,346
Investing activities:
     Purchases of
       property, plant and
       equipment..........                        (1)             (957)                               (958)
     Advances to
       subsidiaries.......     (65,172)                             --         $ 65,172                 --
                              --------          ----          --------         --------           --------
     Net cash used in
       investing
       activities.........     (65,172)           (1)             (957)          65,172               (958)
Financing activities:
     Dividends paid.......                                      (7,929)                             (7,929)
     Pre-payments of debt,
       including
       penalty............                                     (56,315)                            (56,315)
     Proceeds from
       issuance of debt...                                     127,672          (65,172)            62,500
     Intercompany
       transactions,
       net................          (4)          (24)               28
     Capital
       contributions......      62,531                         (62,531)
     Other................                                        (886)                               (886)
                              --------          ----          --------         --------           --------
     Net cash provided by
       (used in) financing
       activities.........      62,527           (24)               39          (65,172)            (2,630)
                              --------          ----          --------         --------           --------
Net increase (decrease) in
  cash and equivalents....          14            29            (2,285)                             (2,242)
Cash and equivalents at
  beginning of year.......                       105             4,540                               4,645
                              --------          ----          --------         --------           --------
Cash and equivalents at
  end of year.............    $     14          $134          $  2,255         $--                $  2,403
                              ========          ====          ========         ========           ========


---------------

(1) For the periods marked as "Predecessor," "the Company" is comprised of the financial information of Old Holdings, SH Intermediate, and Steel Heddle.

                      [This page intentionally left blank]

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SH GROUP OR THE INITIAL PURCHASER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SH GROUP SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                         PAGE
Available Information..................    i
Summary................................    1
Risk Factors...........................   15
Acquisition Transactions...............   22
Use of Proceeds........................   23
Capitalization.........................   24
Unaudited Pro Forma Condensed
  Consolidated Financial Data..........   25
Selected Consolidated Historical
  Financial Data.......................   28
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   30
Business...............................   37
Management.............................   46
Certain Relationships and Related
  Transactions.........................   50
Description of SH Group Common Stock...   51
Security Ownership.....................   51
Description of Debentures..............   53
The Exchange Offer.....................   82
Description of Other Indebtedness......   90
Certain Federal Income Tax
  Considerations.......................   93
Plan of Distribution...................   94
Legal Matters..........................   94
Experts................................   94
Change in Accountants..................   94
Index to Consolidated Financial
  Statements...........................  F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                PROSPECTUS
                                  $29,250,000

                              [STEEL HEDDLE LOGO]
                            STEEL HEDDLE GROUP, INC.
                       OFFER TO EXCHANGE $1,000 PRINCIPAL
                         AMOUNT OF ITS 13 3/4% SERIES B
                      SENIOR DISCOUNT DEBENTURES DUE 2009
                                WHICH HAVE BEEN
                      REGISTERED UNDER THE SECURITIES ACT
                        FOR EACH $1,000 PRINCIPAL AMOUNT
                      OF ITS OUTSTANDING 13 3/4% SERIES A
                      SENIOR DISCOUNT DEBENTURES DUE 2009
                                          ,1998

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     SH Group is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware, inter alia, ("Section 145") provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

     SH Group's Certificate of Incorporation and By-laws provides for the indemnification of directors and officers of SH Group to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it currently exists or may hereafter be amended.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     SH Group maintains and has in effect insurance policies covering all of SH Group's directors and officers against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


 3.1   --  Certificate of Amended and Restated Certificate of
           Incorporation of SH Group.*
 3.2   --  By-laws of SH Group.*
 4.1   --  Indenture, dated as of May 26, 1998, among SH Group and
           United States Trust Company of New York, as Trustee.*
 4.2   --  Purchase Agreement, dated as of May 21, 1998, between SH
           Group and Donaldson, Lufkin & Jenrette Securities
           Corporation.*
 4.3 -- Registration Rights Agreement, dated as of May 26, 1998 between SH Group and Donaldson, Lufkin & Jenrette Securities
           Corporation.*
 4.4   --  Stockholders Agreement, dated as of May 26, 1998, among SH
           Group and its stockholders.*

 5.1   --  Opinion of Kirkland & Ellis re Legality.*
 8.1   --  Opinion of Kirkland & Ellis re Tax Matters.**
10.1   --  Pledge Agreement, dated as of May 26, 1998, among the
           Company, SH Group, Steel Heddle International, Inc. and
           Heddle Capital Corp. and NationsBank, N.A., as administrative agent and documentation agent.*
10.2   --  Stock Purchase Agreement, dated as of May 1, 1998, by and among SH Holdings Corp., Butler Capital Corporation, SH
           Group and the stockholders of SH Holdings Corp.*
10.3   --  Management Services Agreement, dated as of May 26, 1998, by and among the Company, Steel Heddle International, Inc.,
           Heddle Capital Corp., SH Group, Steel Heddle International
           Ltd., Steel Heddle (Canada) LTEE/LTD and American Industrial
           Partners Corporation.*
10.4   --  Management Stock Option Plan adopted by the Board of
           Directors of SH Group as of May 26, 1998.*
12.1   --  Computation of earnings to fixed charges.**
16.1   --  Letter re Change in Certifying Accountants**
21.1   --  Subsidiaries of SH Group.*
23.1   --  Consent of Ernst & Young LLP.**
23.2   --  Consent of Deloitte & Touche LLP.**
23.3   --  Consent of Kirkland & Ellis (included in Exhibit 5.1 and
           Exhibit 8.1).*
24.1   --  Power of Attorney (included in signature page).**
25.1   --  Statement of Eligibility of Trustee on Form T-1.*
27.1   --  Financial Data Schedule.**
99.1   --  Form of Letter of Transmittal.*
99.2   --  Form of Notice of Guaranteed Delivery.*
99.3   --  Form of Tender Instructions.*


------------------

 * Previously filed.



** Filed herewith.


ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by sec.210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or sec.210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

          (5) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (6) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF GREENVILLE, STATE OF SOUTH CAROLINA, ON SEPTEMBER 29, 1998.


                                          STEEL HEDDLE GROUP, INC.

                                          By: /s/ JERRY B. MILLER

                                            ------------------------------------
                                          Name: Jerry B. Miller
                                          Title:  Vice President--Finance and
                                          Secretary
                            ------------------------

                               POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerry B. Miller, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Steel Heddle Group, Inc. ), to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
                            ------------------------

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                 CAPACITY                   DATE
                      ---------                                 --------                   ----
                          *                            President, Chief Executive   September 29, 1998
-----------------------------------------------------  Officer and Director
                  BENJAMIN G. TEAM                     (principal executive
                                                       officer)

                 /s/ JERRY B. MILLER                   Vice President--Finance and  September 29, 1998
-----------------------------------------------------  Secretary (principal
                   JERRY B. MILLER                     financial and accounting
                                                       officer)

                          *                            Executive Vice President     September 29, 1998
-----------------------------------------------------  and Director
                  ROBERT W. DILLON

                          *                            Director                     September 29, 1998
-----------------------------------------------------
                  NATHAN L. BELDEN

                          *                            Director                     September 29, 1998
-----------------------------------------------------
                   ROBERT J. KLEIN

                          *                            Director                     September 29, 1998
-----------------------------------------------------
                    KIM A. MARVIN

                          *                            Director                     September 29, 1998
-----------------------------------------------------
                  ROBERT L. PURDUM

                          *                            Director                     September 29, 1998
-----------------------------------------------------
                 THEODORE C. ROGERS

              *By: /s/ JERRY B. MILLER
  -------------------------------------------------
                  Attorney in fact